EXHIBIT 2.1

                                                             EXECUTION COPY

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                            AMENDED AND RESTATED



                          ASSET PURCHASE AGREEMENT



                       Dated as of November 30, 1998,



                                  Between


                               IMATION CORP.


                                    And


                           EASTMAN KODAK COMPANY




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                                                                          2


                             TABLE OF CONTENTS

                                                                       Page


                                 ARTICLE I

                Purchase and Sale; Ferrania Facility Payment

SECTION 1.01.  Purchase and Sale of Acquired Assets.......................1
SECTION 1.02.  Acquired Assets and Excluded Assets........................4
SECTION 1.03.  Assumption of Certain Liabilities.........................11
SECTION 1.04.  Nonassignability of Assets................................16
SECTION 1.05.  Additional Acquisitions...................................17
SECTION 1.06.  Closing Working Capital...................................18


                                 ARTICLE II

                    The Closings; Post-Closing Payments

SECTION 2.01.  Initial Closing Date and European
                 Closing Dates...........................................21
SECTION 2.02.  Transactions To Be Effected at the
                 Initial Closing and the European
                 Closings................................................23
SECTION 2.03.  Cemax-Icon Payments  .....................................25
SECTION 2.04.  Ferrania Facility Payment.................................27
SECTION 2.05.  Conduct of European Businesses Pending
                 European Closings.......................................27
SECTION 2.06.  Changes in Net Assets in European
                 Businesses During the Period From
                 the Initial Closing Date to the
                 Final Closing Date......................................28
SECTION 2.07.  Review of ERA Payments and Net Asset
                 Payments................................................32


                                ARTICLE III

                  Representations and Warranties of Seller

SECTION 3.01.  Organization, Standing and Power..........................34
SECTION 3.02.  Authority; Execution and Delivery;
                 Enforceability..........................................35
SECTION 3.03.  No Conflicts; Consents....................................35
SECTION 3.04.  Financial Statements .....................................37
SECTION 3.05.  Assets Other than Real Property
                 Interests...............................................38
SECTION 3.06.  Real Property.............................................38
SECTION 3.07.  Intellectual Property.....................................39
SECTION 3.08.  Contracts.................................................40
SECTION 3.09.  Cemax-Icon Shares.........................................44
SECTION 3.10.  Investments...............................................44


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SECTION 3.11.  Permits...................................................44
SECTION 3.12.  Insurance.................................................45
SECTION 3.13.  Sufficiency of Acquired Assets............................45
SECTION 3.14.  Taxes.....................................................46
SECTION 3.15.  Proceedings...............................................48
SECTION 3.16.  Benefit Plans.............................................49
SECTION 3.17.  Compliance with Laws .....................................52
SECTION 3.18.  Employee and Labor Matters................................53
SECTION 3.19.  Brokers or Finders........................................54
SECTION 3.20.  Absence of Certain Changes................................54
SECTION 3.21.  Products..................................................55
SECTION 3.22.  Customers.................................................58
SECTION 3.23.  Suppliers.................................................58
SECTION 3.24.  No Territorial Restrictions...............................58


                                 ARTICLE IV

          Limitations on Representations and Warranties of Seller

SECTION 4.01.  LIMITATIONS AND EXCLUSIONS TO
                 REPRESENTATIONS, WARRANTIES, ETC........................58
SECTION 4.02.  NO ADDITIONAL REPRESENTATIONS.............................59


                                 ARTICLE V

                Representations and Warranties of Purchaser

SECTION 5.01.  Organization, Standing and Power..........................60
SECTION 5.02.  Authority; Execution and Delivery;
                 Enforceability..........................................60
SECTION 5.03.  No Conflicts; Consents....................................60
SECTION 5.04.  Litigation................................................61
SECTION 5.05.  Availability of Funds.....................................61
SECTION 5.06.  Brokers or Finders........................................61


                                 ARTICLE VI

                                 Covenants

SECTION 6.01.  Covenants of Seller, Seller Subs and
                 Cemax-Icon Relating to Conduct of
                 Businesses..............................................62
SECTION 6.02.  No Solicitation...........................................65
SECTION 6.03.  Access to Information.....................................66
SECTION 6.04.  Confidentiality...........................................67
SECTION 6.05.  Antitrust.................................................67
SECTION 6.06.  Best Efforts..............................................68
SECTION 6.07.  Fees and Expenses.........................................69
SECTION 6.08.  Notices of Certain Events.................................70
SECTION 6.09.  Employee Matters; WARN Act................................71
SECTION 6.10.  Post-Closing Cooperation..................................77

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SECTION 6.11.  Publicity.................................................78
SECTION 6.12.  Records...................................................78
SECTION 6.13.  Agreement Not To Compete..................................79
SECTION 6.14.  Bulk Transfer Laws........................................80
SECTION 6.15.  Further Assurances........................................81
SECTION 6.16.  Purchase Price Allocation.................................81
SECTION 6.17.  Supplies..................................................83
SECTION 6.18.  Insurance.................................................83
SECTION 6.19.  Cemax-Icon................................................84
SECTION 6.20.  European Closing in Italy.................................85
SECTION 6.21.  [INTENTIONALLY OMITTED]...................................85
SECTION 6.22.  Insurance Proceeds........................................85
SECTION 6.23.  CB Coater.................................................86


                                ARTICLE VII

                            Conditions Precedent

SECTION 7.01.  Conditions to Each Party's Obligation.....................86
SECTION 7.02.  Conditions to Obligation of Purchaser.....................87
SECTION 7.03.  Conditions to Obligation of Seller and
                 Seller Subs.............................................89
SECTION 7.04.  Frustration of Initial Closing
                 Conditions..............................................90
SECTION 7.05.  No Conditions to European Acquisitions....................90


                                ARTICLE VIII

                     Termination, Amendment and Waiver

SECTION 8.01.  Termination Prior to Initial Closing......................91
SECTION 8.02.  Effect of Termination.....................................92
SECTION 8.03.    Termination of European Acquisitions....................92
SECTION 8.04.  Amendments and Waivers....................................96


                                 ARTICLE IX

                              Indemnification

SECTION 9.01.  Indemnification by Seller.................................96
SECTION 9.02.  Indemnification by Purchaser..............................101
SECTION 9.03.  Calculation of Losses; No Punitive
                 Damages, etc............................................103
SECTION 9.04.  Termination of Indemnification............................103
SECTION 9.05.  Procedures Relating to Indemnification....................104
SECTION 9.06.  Procedures Relating to Tax
                 Indemnification.........................................108
SECTION 9.07.  Survival of Representations...............................109


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                                 ARTICLE X

                                Tax Matters

SECTION 10.01.  Preparation and Filing of Tax Returns
                  and Amendments.........................................109
SECTION 10.02.  Cooperation..............................................110
SECTION 10.03.  Refunds and Credits......................................111
SECTION 10.04.  Transfer Taxes; Value Added Taxes........................113
SECTION 10.05.  Purchaser Activity on Initial Closing
                  Date...................................................113
SECTION 10.06.  Purchaser Activity Post-Closing..........................113
SECTION 10.07.  Tax Sharing Agreements...................................114
SECTION 10.08.  Employee Withholding and Reporting
                  Matters................................................114
SECTION 10.09.  Seller's Obligations with Respect to
                  Cemax-Icon Payments....................................114
SECTION 10.10.  Seller's Obligations with Respect to
                  R&D Credit Information.................................114
SECTION 10.11.  Italian Tax Certificates.................................115


                                 ARTICLE XI

                             General Provisions

SECTION 11.01.  Assignment...............................................115
SECTION 11.02.  No Third-Party Beneficiaries.............................115
SECTION 11.03.  Notices..................................................116
SECTION 11.04.  Interpretation; Exhibits and Schedules;
                  Certain Definitions....................................116
SECTION 11.05.  Counterparts.............................................129
SECTION 11.06.  Entire Agreement.........................................129
SECTION 11.07.  Severability.............................................129
SECTION 11.08.  Consent to Jurisdiction..................................129
SECTION 11.09.  Dispute Resolution; Pre-Closing Waiver
                  of Consequential and Punitive
                  Damages................................................130
SECTION 11.10.  Governing Law............................................133


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                SCHEDULES [UPDATE TO REFLECT NEW SCHEDULES]


Schedule 1.02(a)(i)     -    Acquired Assets--US/MOW Real
                             Property
Schedule 1.02(a)(viii)  -    Acquired Assets--US/MOW Contracts
Schedule 1.02(a)(ix)    -    Acquired Assets--US/MOW
                             Investments
Schedule 1.02(b)(i)     -    Acquired Assets - European Real
                             Property
Schedule 1.02(b)(viii)  -    Acquired Assets - European
                             Contracts
Schedule 1.02(b)(ix)    -    Acquired Assets - European
                             Investments
Schedule 1.02(c)(i)     -    Excluded Assets--Real Property
Schedule 1.02(c)(iii)   -    Excluded Assets--3M Machinery,
                             Equipment and Tools
Schedule 1.02(c)(xi)    -    Excluded Assets--Others
Schedule 1.03(b)(xviii) -    Excluded Liabilities--Others
Schedule 3.03(a)        -    Conflicts or Consents
Schedule 3.03(b)        -    Governmental Consents or Permits
Schedule 3.04(a)        -    Financial Statements
Schedule 3.04(b)        -    Undisclosed Liabilities--GAAP
Schedule 3.04(c)        -    Undisclosed Liabilities--Others
Schedule 3.05           -    Liens
Schedule 3.06           -    Real Property
Schedule 3.07(a)        -    Patents and Trademarks
Schedule 3.07(b)        -    Restrictions on Seller or Seller
                             Sub Intellectual Property
Schedule 3.07(c)        -    Restrictions on Cemax-Icon
                             Intellectual Property
Schedule 3.07(d)        -    Infringement or Misappropriation
Schedule 3.07(e)        -    Infringement or Misappropriation
                             of Transferred Intellectual
                             Property
Schedule 3.08           -    Contracts
Schedule 3.09(a)        -    Cemax-Icon Shares
Schedule 3.09(b)        -    Liens on Options and Warrants on
                             Cemax-Icon Shares
Schedule 3.10           -    Investments
Schedule 3.11           -    Permits
Schedule 3.12           -    Insurance
Schedule 3.13           -    Sufficiency of Acquired Assets
Schedule 3.14           -    Taxes
Schedule 3.15           -    Proceedings
Schedule 3.16           -    Benefit Plans
Schedule 3.17(a)        -    Compliance with Laws
Schedule 3.17(b)        -    Environmental Matters
Schedule 3.18           -    Employee and Labor Matters
Schedule 3.20           -    Absence of Certain Changes
Schedule 3.21           -    Products Liability
Schedule 3.22           -    Customers

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Schedule 3.23           -    Suppliers
Schedule 3.24           -    No Territorial Restrictions
Schedule 6.01           -    Conduct of Businesses
Schedule 6.06(b)        -    Commercially Reasonable Efforts
                             Procedures
Schedule 6.09           -    Eligible Employees
Schedule 6.09(a)(ii)    -    Stay Bonus Program
Schedule 6.13(c)        -    No-Hire
Schedule 6.16           -    Purchase Price Allocation
Schedule 6.18           -    Seller Existing CGL Policies
Schedule 7.02(d)        -    Required Consents



                                  EXHIBITS

Exhibit A-1 -  Form of Opinion of Cravath, Swaine & Moore
Exhibit A-2 -  Form of Opinion of Richards, Layton & Finger
Exhibit A-3 -  Form of Opinion of Seller's General Counsel
Exhibit B-1 -  Form of Opinion of Sullivan & Cromwell
Exhibit B-2 -  Form of Opinion of Purchaser's General
               Counsel
Exhibit C -    Forms of Shared Facilities Agreements
Exhibit D -    Form of Transition Services Agreement
Exhibit E -    Form of Private Label Supply Agreement
Exhibit F -    Form of Seller Intellectual Property
               Agreement
Exhibit G -    Form of License Agreement
Exhibit H -    Form of X-ray/ Wet Laser Supply Agreement

Annex A         Calculation of Economic Result Amount
Annex B         Secured Loan Facility Term Sheet


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                         AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
               dated as of November 30, 1998, between IMATION CORP., a Delaware corporation ("Seller"), and EASTMAN KODAK COMPANY, a New Jersey corporation ("Purchaser").


          Seller desires to sell, assign, transfer, convey, license and lease to Purchaser, and Purchaser desires to purchase, license, lease and assume from Seller, the assets and liabilities (other than the Excluded Assets and the Excluded Liabilities) of the following businesses currently operated or owned by Seller and Seller Subs: (i) the medical DryView(TM) laser imaging systems businesses, (ii) the conventional x-ray systems and wet laser imaging systems businesses, (iii) the medical imaging services businesses for the medical DryView(TM) laser imaging systems businesses, the conventional x-ray systems business and the wet laser imaging systems business, (iv) the dry imagesetting equipment and film business, (v) the document imaging sales and servicing business in Germany, (vi) all contract manufacturing services being performed for business units of Minnesota Mining and Manufacturing Company ("3M") or other persons by Seller at its manufacturing facility in White City, Oregon and (vii) the picture archiving businesses, communication systems businesses, teleradiology systems businesses and all other businesses of Cemax-Icon (such businesses described in clauses (i) through (vii) above, collectively, the "Businesses"), upon the terms and subject to the conditions of this Agreement.

          Accordingly, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                 ARTICLE I

                Purchase and Sale; Ferrania Facility Payment

          SECTION 1.01. Purchase and Sale of Acquired Assets. (a) On the terms and subject to the conditions of this Agreement, at the Initial Closing, Seller and Seller Subs shall sell, assign, transfer, convey, license and lease to Purchaser and/or one or more Purchaser Buyers, as designated by Purchaser in accordance with and subject to the provisions of
Section 1.05, and Purchaser shall, and shall cause any Purchaser Buyers so designated to, purchase,

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license, lease and assume from Seller and Seller Subs all the right, title and interest, as of the Initial Closing, of Seller and Seller Subs in, to and under the US/MOW Acquired Assets, for (i) an aggregate purchase price equal to the sum of (x) $328,361,000 (the "Initial Closing Date Purchase Price"), payable as set forth in Section 2.02(a), (y) the amount of the 1998 Payment and (z) the amount of the 1999 Payment (as each such term in (y) and (z) is defined in the Cemax-Icon Merger Agreement), (collectively, the "Cemax-Icon Payments"), payable as set forth in Section 2.03 (the Initial Closing Date Purchase Price and the Cemax-Icon Payments are hereinafter sometimes referred to collectively as the "Initial Purchase Price"), and (ii) the assumption of the US/MOW Assumed Liabilities. The purchase and sale of the US/MOW Acquired Assets and the assumption of the US/MOW Assumed Liabilities is referred to in this Agreement as the "Initial Acquisition".

          (b) On the terms and subject to the conditions of this Agreement, at the various European Closings, Seller and Seller Subs shall sell, assign, transfer, convey, license and lease to Purchaser and/or one or more Purchaser Buyers, as designated by Purchaser in accordance with and subject to the provisions of Section 1.05, and Purchaser shall, and shall cause any Purchaser Buyers so designated to, purchase, license, lease and assume from Seller and Seller Subs all the right, title and interest, in each case as of the applicable European Closing, of Seller and Seller Subs in, to and under the European Acquired Assets, for (i) an aggregate purchase price equal to $172,939,000 (the "European Purchase Price"), payable as set forth in Sections 2.02(a) and 2.02(b) (the European Purchase Price and the Initial Purchase Price are hereinafter sometimes referred to collectively as the "Purchase Price"), and (ii) the assumption of the European Assumed Liabilities. The purchase and sale of the European Acquired Assets and the assumption of the European Assumed Liabilities are referred to in this Agreement as the "European Acquisitions", and the Initial Acquisition and the European Acquisitions are sometimes referred to collectively as the "Acquisition".

          (c) Ferrania Facility Payment. Upon termination of the X-ray/Wet Laser Supply Agreement, if Seller has not prior to that date sold or otherwise transferred the Ferrania Facility, Purchaser shall pay to Seller an amount equal to $25,000,000. If Seller sells or otherwise transfers the Ferrania Facility prior to the termination of the X-ray/Wet Laser Supply Agreement then (i) in the event that Seller shall have received from such sale or other transfer less than $25,000,000 in Net Proceeds, Purchaser shall deliver to Seller, at the time of consummation of such sale or other transfer, payment in an amount equal to the difference between $25,000,000 and the Net Proceeds received

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by Seller and (ii) in the event that Seller shall have received from such sale or other transfer more than $25,000,000 in Net Proceeds, Seller shall deliver to Purchaser, at the time of consummation of such sale or other transfer, payment in an amount equal to 50% of the difference between the Net Proceeds received by Seller and $25,000,000. If Seller sells or otherwise transfers the Ferrania Facility after termination of the X-ray/Wet Laser Supply Agreement but before the fifth anniversary of the Initial Closing and Purchaser shall have made to Seller the $25,000,000 payment referred to in the first sentence of this Section 1.01(c), then (i) in the event that Seller shall have received from such sale or other transfer less than $25,000,000 in Net Proceeds, Seller shall deliver to Purchaser, at the time of consummation of such sale or other transfer, payment in an amount equal to such Net Proceeds and (ii) in the event that Seller shall have received from such sale or other transfer more than $25,000,000 in Net Proceeds, Seller shall deliver to Purchaser, at the time of consummation of such sale or other transfer, payment in an amount equal to the sum of $25,000,000 and 50% of the difference between the Net Proceeds received by Seller and $25,000,000. Any payment required to be made under this Section 1.01(c) shall be referred to as a "Ferrania Facility Payment". For purposes of this Section 1.01(c), "Net Proceeds" means the gross value of all consideration received by Seller and its subsidiaries for the sale or other transfer of the Ferrania Facility (whether such value is paid directly with respect to the sale of the Ferrania Facility or indirectly through other payments from the Purchaser to the Seller or any of its subsidiaries) less the sum of (i) the fees, expenses and out-of-pocket disburse ments of outside advisors and experts paid by Seller and its subsidiaries, (ii) ordinary closing costs and fees (including filing, registration and similar fees) paid by Seller and its subsidiaries and (iii) any transaction- related Taxes (other than income Taxes and other than any interest, penalties, additions to tax or additional amounts due with respect to the underlying Taxes) paid by Seller and its subsidiaries. In calculating any U.S. Dollar amount for purposes of this Section 1.01(c), all non-U.S. currency values shall be converted to U.S. Dollar values at the rate of exchange for foreign currencies per U.S. Dollar on the date of consummation of sale or other transfer, as reported in the Wall Street Journal (Eastern Edition). For purposes of the calculation of Net Proceeds, Seller shall, within a reasonable time (but not later than 30 days) following execution of any agreement for the sale or other transfer of the Ferrania Facility, disclose to Purchaser the gross value of all consideration to be received by Seller and its subsidiaries for the sale or other transfer of the Ferrania Facility and all other material economic terms of all agreements entered into contemporaneously therewith between Seller and the purchaser of the Ferrania Facility; provided,

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however, that Seller and its subsidiaries may elect, for any valid reason, not to disclose the material economic terms of all such agreements, and in such event Purchaser shall appoint an independent third party, reasonably acceptable to Seller, to which Seller shall disclose, subject to a confidentiality agreement acceptable to Seller, all other material economic terms; provided, further, however, that such independent third party's review shall be limited to reviewing all such documents and information as are reasonably necessary to verify the calculation of the amount of Net Proceeds and disclosing to Purchaser Net Proceeds. Seller also shall provide Purchaser with reasonably detailed documentation supporting the fees, costs, expenses, disbursements and Taxes required to be taken into account in computing Net Proceeds.

          SECTION 1.02. Acquired Assets and Excluded Assets. (a) The term "US/MOW Acquired Assets" means all the properties, assets, goodwill and rights of Seller and Seller Subs of whatever kind and nature, real, personal or mixed, tangible or intangible, that are owned, leased or licensed by Seller or any Seller Sub on the Initial Closing Date and which are Related to the Businesses, other than the European Acquired Assets and Excluded Assets, including:

          (i) all real property, leaseholds and other interests in real property of Seller or any Seller Sub listed in Schedule 1.02(a)(i), in each case together with Seller's and Seller Subs' right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto (the "US/MOW Premises");

          (ii) all raw materials, work-in-process, supplies, finished goods, parts, spare parts and other inventories of Seller or any Seller Sub, held at any location or facility of Seller or any Seller Sub (including jumbo rolls located at the Ferrania Facility that (A) have been sensitized and (B) are in transit or ready for shipment to Seller's White City, Oregon facility or Florida Facility pursuant to a purchase order issued by either such facility prior to the Initial Closing), in transit to Seller or any Seller Sub, or on consignment or in the possession of any third party on the Initial Closing Date, in each case that are Related to the Businesses (the "US/MOW Inventory");

          (iii) all machinery, equipment, tools, furniture, furnishings, vehicles, computers and other tangible personal property of Seller or any Seller Sub, held at any location or facility of Seller or any Seller Sub or any other person on the Initial Closing Date, in each

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     case that are Related to the Businesses (the "US/MOW Personal
     Property");

          (iv) all trade accounts and notes receivable and other miscellaneous receivables of Seller or any Seller Sub (including post-dated checks) on the Initial Closing Date arising out of the sale or other disposition of goods or services Related to the Businesses or otherwise arising out of the operation or conduct of the Businesses, including amounts owing to Seller or any Seller Sub on the Initial Closing Date from any Non-European Transferred Employee (the "US/MOW Receivables");

          (v) subject to and on the terms and conditions set forth in the Intellectual Property Agreements, all claims of patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, trade dress, business names, brand names, copyrights, copyright registrations, works of authorship, designs, design registrations, mask work, computer software, programs, documentation and databases and all rights to any of the foregoing ("Intellectual Property") of Seller or any Seller Sub that are used, or held primarily for use, on the Initial Closing Date, in the operation or conduct of the Businesses (such Intellectual Property being the "Transferred Intellectual Property");

          (vi) subject to and on the terms and conditions set forth in the Intellectual Property Agreements, all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, databases, market surveys and marketing know-how ("Technology") of Seller or any Seller Sub that are used, or held primarily for use, on the Initial Closing Date, in the operation or conduct of the Businesses (the "Transferred Technology");

          (vii) to the extent transferable, all Permits of Seller or any Seller Sub that are Related to the Businesses (the "US/MOW Assigned Permits");

          (viii) all contracts, leases, subleases, indentures, licenses, agreements, commitments and all other legally binding arrangements, whether oral or written ("Contracts"), to which Seller or any Seller Sub is a party or by which Seller or any Seller Sub is bound that are listed in Schedule 1.02(a)(viii), all Contracts, bids, quotes, proposals, purchase orders and sales orders in part Related to the Businesses and in part related to other businesses of Seller or any

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                                                                          6


     Seller Sub but only to the extent such Contracts, bids, quotes, proposals, purchase orders and sales orders are Related to the Businesses, and all other Contracts, bids, quotes, proposals, purchase orders and sales orders to which Seller or any Seller Sub is a party or by which Seller or any Seller Sub is bound that are Related to the Businesses or to which the US/MOW Acquired Assets are subject, including those expired or terminated Contracts with continuing rights and/or obligations (collectively, the "US/MOW Assigned Contracts"); provided, however, that, in the case of those Contracts that have been entered into on or before the Spin-Off Date, the US/MOW Assigned Contracts shall include only those Contracts that have been transferred to Seller or any Seller Subs; provided, further, however, that in the case of Assigned Contracts that are in part Related to the Businesses and in part Related to the European Businesses, only the portion of such Assigned Contracts Related to the European Businesses shall be considered European Assigned Contracts;

          (ix) all partnership interests or any other equity interest in any corporation, company, limited liability company, partnership, joint venture, trust or other business association ("Investments") listed in Schedule 1.02(a)(ix)("US/MOW Investments"), including all the issued and outstanding shares of common stock, par value $0.001 per share, of Cemax-Icon (the "Cemax- Icon Shares") and all other Investments that are Related to the Businesses;

          (x) all rights in and to products or goods sold or leased (including products returned after the Initial Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Businesses;

          (xi) all credits, prepaid expenses, deferred charges (other than any charges relating to Taxes), advance payments, security deposits and prepaid items that are Related to the Businesses;

          (xii) all rights, claims, credits, Proceedings and Judgments to the extent relating to any US/MOW Acquired Asset or any US/MOW Assumed Liability, including any such items arising under guarantees, warranties, indemnities and similar rights in favor of Seller or Seller Subs in respect of any US/MOW Acquired Asset or any US/MOW Assumed Liability;

          (xiii) subject to Section 6.12, all books of account, ledgers, claim files (whether open or closed, but if such files have been closed before the Spin-Off Date,

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                                                                          7


     only to the extent such files are in the possession of Seller or any Seller Sub), financial, accounting and tax records and all general and personnel records, files, invoices, customers' and suppliers' lists, other distribution and mailing lists, price lists, reports, plans, advertising materials, catalogues, billing records, sales and promotional literature, manuals, customer and supplier correspondence (in all cases, in any form or medium), of Seller or any Seller Sub that are Related to the Businesses (the "US/MOW Records");

          (xiv) all goodwill generated by, associated with or attributable to the Businesses;

          (xv) (A) all assets of the Benefit Plans sponsored by Cemax-Icon and (B) the portion of the assets of any Non-European Benefit Plan that becomes the obligation of Purchaser pursuant to Section
     6.09(d)(i), in each case net of any loans to Non-European Transferred Employees; and

          (xvi) except as otherwise provided herein, assets to satisfy any unfunded liabilities under Non-European Benefit Plans that become the obligation of Purchaser pursuant to Section 6.09(d)(i).

          (b) The term "European Acquired Assets" means all the properties, assets, goodwill and rights of Seller and Seller Subs of whatever kind and nature, real, personal or mixed, tangible or intangible, that are owned, leased or licensed by Seller or any Seller Sub which are Related to the European Businesses other than the Intellectual Property and Technology Related to the European Businesses which shall be transferred to Purchaser on the Initial Closing Date subject to and on the terms and conditions set forth in the Intellectual Property Agreements and other than Excluded Assets, including:

          (i) all real property, leaseholds and other interests in real property of Seller or any Seller Sub listed in Schedule 1.02(b)(i), in each case together with Seller's and Seller Subs' right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto (the "European Premises, and together with the US/MOW Premises, the Premises");

          (ii) all raw materials, work-in-process, supplies, finished goods, parts, spare parts and other inventories of Seller or any Seller Sub, held at any location or facility of Seller or any Seller Sub, in transit to Seller or any Seller Sub, or on consignment or in the possession of any third party on the applicable European Closing Date, in each case that are

     Related to the European Businesses (the "European Inventory", and together with the US/MOW Inventory, the "Inventory");

          (iii) all machinery, equipment, tools, furniture, furnishings, vehicles, computers and other tangible personal property of Seller or any Seller Sub, held at any location or facility of Seller or any Seller Sub or any other person on the applicable European Closing Date, in each case that are Related to the European Businesses (the "European Personal Property", and together with the US/MOW Personal Property, the "Personal Property");

          (iv) all trade accounts and notes receivable and other miscellaneous receivables of Seller or any Seller Sub on the applicable European Closing Date arising out of the sale or other disposition of goods or services Related to the European Businesses or otherwise arising out of the operation or conduct of the Businesses, including amounts owing to Seller or any Seller Sub on the applicable European Closing Date from any Transferred Employee (the "European Receivables", and together with the US/MOW Receivables, the "Receivables");

          (v) [INTENTIONALLY OMITTED]

          (vi) [INTENTIONALLY OMITTED]

          (vii) to the extent transferable, all Permits of Seller or any Seller Sub that are Related to the European Businesses, (the "European Assigned Permits", and together with the US/MOW Assigned Permits, the "Assigned Permits");

          (viii) all Contracts to which Seller or any Seller Sub is a party or by which Seller or any Seller Sub is bound that are listed in
     Schedule 1.02(b)(viii), all Contracts, bids, quotes, proposals, purchase orders and sales orders in part Related to the European Businesses and in part related to other businesses of Seller or any Seller Sub but only to the extent such Contracts, bids, quotes, proposals, purchase orders and sales orders are Related to the European Businesses, and all other Contracts, bids, quotes, proposals, purchase orders and sales orders to which Seller or any Seller Sub is a party or by which Seller or any Seller Sub is bound that are Related to the European Businesses or to which the European Acquired Assets are subject, including those expired or terminated Contracts with continuing rights and/or obligations (collectively, the "European Assigned Contracts", and together with the US/MOW Assigned Contracts, the "Assigned Contracts");

     provided, however that, in the case of those Contracts that have been entered into on or before the Spin-Off Date, the European Assigned Contracts shall include only those Contracts that have been transferred to Seller or any Seller Subs; provided, further, however, that in the case of Assigned Contracts that are in part Related to the Businesses and in part Related to the European Businesses, the portion of such Assigned Contracts Related to the European Businesses shall be considered European Assigned Contracts;

          (ix) all Investments listed in Schedule 1.02(b)(ix), and all other Investments that are Related to the European Businesses ("European Investments");

          (x) all rights in and to products or goods sold or leased (including products returned after the applicable European Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the European Businesses;

          (xi) all credits, prepaid expenses, deferred charges (other than any charges relating to Taxes), advance payments, security deposits and prepaid items that are Related to the European Businesses;

          (xii) all rights, claims, credits, Proceedings and Judgments to the extent relating to any European Acquired Asset or any European Assumed Liability, including any such items arising under guarantees, warranties, indemnities and similar rights in favor of Seller or Seller Subs in respect of any European Acquired Asset or any European Assumed Liability;

          (xiii) subject to Section 6.12, all books of account, ledgers, claim files (whether open or closed, but if such files have been closed before the Spin-Off Date, only to the extent such files are in the possession of Seller or any Seller Sub), financial, accounting and tax records and all general and personnel records, files, invoices, customers' and suppliers' lists, other distribution and mailing lists, price lists, reports, plans, advertising materials, catalogues, billing records, sales and promotional literature, manuals, customer and supplier correspondence (in all cases, in any form or medium), of Seller or any Seller Sub that are Related to the European Businesses (the "European Records", and together with the US/MOW Records, the "Records");

          (xiv) all goodwill generated by, associated with or attributable to the European Businesses;

          (xv) the portion of the assets of any European Benefit Plan that becomes the obligation of Purchaser pursuant to Section 6.09(d)(i), net of any loans to European Transferred Employees; and

          (xvi) except as otherwise provided herein, assets to satisfy any unfunded liabilities under European Benefit Plans that become the obligation of Purchaser pursuant to Section 6.09(d)(i).

          (c) The term "Excluded Assets" means:

          (i) (A) the Ferrania Facility, (B) the Florida Facility, (C) the real property, leaseholds and other interests in real property listed on Schedule 1.02(c) (i) (the real property interests referred to in clauses (A), (B) and (C); collectively, the "Retained Premises"), including all Seller's and Seller Subs' right, title and interest in all buildings, improvements and fixtures on the Retained Premises and all other appurtenances to the Retained Premises and all Personal Property located at the Retained Premises;

          (ii) all raw materials, work-in-process, supplies, finished goods, parts, spare parts and other inventories located at the Ferrania Facility (other than jumbo rolls transferred at the Initial Closing pursuant to Section 1.02(a)(ii));

          (iii) the machinery, equipment and tools owned by 3M or any affiliate of 3M and located at Seller's manufacturing facility in White City, Oregon for use in contract manufacturing services being performed for certain business units of 3M by Seller listed on
     Schedule 1.02(c)(iii);

          (iv) except as and to the extent provided in the Intellectual Property Agreements, (A) all trade names, business names and trade dresses incorporating "Imation" and Imation logos and (B) all Intellectual Property and Technology retained by Seller and the Seller Subs under the Intellectual Property Agreements, including the Excluded Intellectual Property and any Proceedings or Judgments related thereto;

          (v) all cash and cash equivalents of Seller or any Seller Sub;

          (vi) all rights, claims, credits, Proceedings and Judgments of Seller or any Seller Sub to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any Seller Sub in respect of any Excluded Asset or any Excluded Liability;

          (vii) except as provided in Section 6.18 and Section 6.22, all insurance policies and insurance contracts insuring the Businesses or the Acquired Assets, together with any claim, action or other right Seller or any of its subsidiaries may have for insurance coverage under any past and present policies and insurance contracts insuring the Businesses or the Acquired Assets, in each case including any proceeds received from any such policy or contract after the Initial Closing or in the case of the European Businesses and the European Acquired Assets, the relevant European Closing, as applicable;

          (viii) (A) subject to Section 6.12, all Records of Seller or any Seller Sub which Seller or any Seller Sub is required by Law to retain, (B) all Records prepared in connection with the sale of the Businesses to Purchaser and (C) subject to Section 6.12, all financial and tax Records relating to the Businesses that either (1) form part of Seller's general ledger or (2) relate to the Pre-Closing Tax Period (other than copies of any portion of such records relating to Cemax-Icon);

          (ix) all the assets of any Seller U.S. Pension Plan unless the sponsorship of such Seller U.S. Pension Plan is assumed by Purchaser;

          (x) all rights of Seller or any Seller Sub under any Transaction Document; and

          (xi) all assets and businesses identified on Schedule
     1.02(c)(xi).

          The term "Acquired Assets" shall mean the US/MOW Acquired Assets and the European Acquired Assets collectively. For the avoidance of doubt, the term "Acquired Assets" does not include any property, asset, goodwill or right of Cemax-Icon of whatever kind or nature (it being understood and agreed, however, that all properties, assets, goodwill and rights of Cemax-Icon shall be sold, assigned, transferred, conveyed, licensed and leased to Purchaser and purchased, licensed, leased and assumed by Seller in accordance with Section 1.01 through the acquisition by Purchaser of the Cemax-Icon Shares).

          SECTION 1.03. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Initial Closing, and from and after the Initial Closing, Purchaser shall pay, perform and discharge when due, all liabilities, obligations and commitments of Seller and any Seller Sub of any nature whatsoever, whether known or unknown, asserted or unasserted, whether due or to become due ("liabilities") Related to the Businesses, other than any European Assumed Liabilities and any Excluded Liabilities (the "US/MOW Assumed Liabilities"), including:

          (i) all liabilities of Seller or any Seller Sub under the US/MOW Assigned Contracts;

          (ii) all accounts payable of Seller or any Seller Sub to the extent Related to the US/MOW Businesses;

          (iii) all liabilities in respect of any and all products, goods or services sold by the US/MOW Businesses at any time, including liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims;

          (iv) all liabilities to the extent arising as a result of at any time being the owner or occupant of, or the operator of the activities conducted at, the US/MOW Premises included in the US/MOW Acquired Assets or any other real property owned or leased at any time by Seller or any Seller Sub for use primarily in the US/MOW Businesses, including all liabilities relating to personal injury, property damage, the environment and on-site or off-site waste disposal;

          (v) all liabilities relating to the employment or termination of employment of any Non-European Transferred Employee or any former employee of Cemax- Icon at any time, including any payroll or employment taxes, unused vacation time and liabilities under corporate credit cards issued to any Non-European Transferred Employee;

          (vi) all liabilities for Taxes (A) attributable to the US/MOW Acquired Assets (other than Excluded Taxes), (B) of Cemax-Icon for any taxable period (other than Excluded Taxes) and (C) attributable to a US/MOW Purchaser Tax Act;

          (vii) all liabilities in respect of Proceedings, pending or threatened, whether or not presently asserted, that are Related to the US/MOW Businesses; and

          (viii) (x) all liabilities under any Benefit Plan sponsored by Cemax-Icon and (y) any Non-European Benefit Plan liability that becomes the obligation of Purchaser under Section 6.09.

          (b) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective in each European Territory upon the consummation of the European Closing with respect to such European Territory, and from and after the European Closing with respect to such European Territory, Purchaser shall pay, perform and discharge when due, all liabilities Related to the European Businesses conducted in and from such European Territory other than any Excluded Liabilities (the "European Assumed Liabilities"), including:

          (i) all liabilities of Seller or any Seller Sub under the European Assigned Contracts;

          (ii) all accounts payable of Seller or any Seller Sub to the extent Related to the European Businesses (including any liabilities under the White City Supply Agreement);

          (iii) all liabilities in respect of any and all products, goods or services sold by the European Businesses at any time, including liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims;

          (iv) all liabilities to the extent arising as a result of at any time being the owner or occupant of, or the operator of the activities conducted at, the European Premises included in the European Acquired Assets or any other real property owned or leased at any time by Seller or any Seller Sub for use primarily in the European Businesses, including all liabilities relating to personal injury, property damage, the environment and on-site or off-site waste disposal;

          (v) all liabilities relating to (A) the employment or termination of employment of any European Transferred Employee at any time, including any payroll or employment taxes, unused vacation time and liabilities under corporate credit cards issued to any European Transferred Employee and (B) all liabilities relating to the employment or termination of employment of any European Eligible Employee who terminates employment for any reason after the Initial Closing;

          (vi) all liabilities for Taxes (A) attributable to the European Acquired Assets (other than Excluded Taxes) and (B) attributable to a European Purchaser Tax Act;

          (vii) all liabilities in respect of Proceedings, pending or threatened, whether or not presently asserted, that are Related to the European Businesses; and

          (viii) any European Benefit Plan liability that becomes the obligation of Purchaser under Section 6.09.

          The term "Assumed Liabilities" shall mean the US/MOW Assumed Liabilities and the European Assumed Liabilities collectively. For the avoidance of doubt, the term "Assumed Liabilities" does not include any liability of Cemax-Icon (it being understood and agreed that all liabilities of Cemax-Icon shall be assumed by Purchaser as a result of the acquisition by Purchaser of the Cemax-Icon Shares).

          (c) Notwithstanding any other provision of this Agreement, Purchaser shall not assume or be responsible for, and Seller or the respective Seller Sub shall retain and be responsible for, the following liabilities of Seller and Seller Subs (the "Excluded Liabilities"):

          (i) any liability of Seller or any Seller Sub, arising out of the operation or conduct by Seller or any of its affiliates of any business other than the Businesses;

          (ii) any liability of Seller or any Seller Sub that relates to, or that arises out of, any Excluded Asset;

          (iii) any liability for Excluded Taxes;

          (iv) any Pre-Closing Environmental Liabilities;

          (v) any liability related to the Transferred Employees that is specifically retained by Seller or any Seller Sub pursuant to Section 6.09;

          (vi) all liabilities to any employees of Seller or any Seller Sub (other than Cemax-Icon) other than (A) Transferred Employees, or (B) Eligible Employees with respect to liabilities arising from Purchaser's breach of Section 6.09;

          (vii) all liabilities to employees of Seller or any Seller Sub with respect to options to acquire the common stock of Seller or any Seller Sub;

          (viii) all liabilities (a) under any Benefit Plan (other than those of Cemax-Icon), whether arising from violation of any Law or otherwise, except as otherwise required by applicable Law or this Agreement; or (b) for collection of COBRA premiums or compliance with COBRA notice requirements for any Transferred Employee (other than those of Cemax-Icon) who does not accept employment with Purchaser;

          (ix) other than with respect to employees or former employees of Cemax-Icon, any claims by any employee of Seller or any Seller Sub for benefits incurred (as defined in Section 6.09) before the Initial Closing;

          (x) any indebtedness (whether as obligor, guarantor or otherwise) to third parties for borrowed money (other than accounts payable incurred in the ordinary course of business), whether or not Related to the Businesses, other than any indebtedness described under items 1 and 2 of clause (a)(ix)(B) of Schedule 3.08;

          (xi) (A) any direct cost or expense incurred before or after the Initial Closing Date to the extent arising out of, resulting from or incurred in connection with any of the following actions taken by Seller or any of its subsidiaries but only to the extent such actions take place prior to the Initial Closing: (1) any restructuring of Seller or any of its subsidiaries (whether corporate-wide or with respect to European operations, Ferrania operations, Cemax-Icon or otherwise); (2) any termination of any European distributors; and (3) termination of the dry imagesetting program and (B) any direct cost or expense incurred during the period from the Initial Closing Date to the Final Closing Date to the extent arising out of, resulting from or incurred in connection with any of the following actions taken by Seller or any of its subsidiaries (other than Cemax-Icon) but only to the extent such actions take place prior to the Final Closing Date: any restructuring of Seller or any of its subsidiaries (other than Cemax-Icon) (whether corporate-wide or with respect to European operations, Ferrania operations or otherwise);

          (xii) any direct cost or expense arising out of, resulting from or incurred in connection with any of the following: (A) closure of the Florida Facility; and (B) subject to Section 1.01(c), sale or transfer of the Ferrania Facility;

          (xiii) any direct cost or expense arising out of, resulting from or incurred in connection with the termination of the Consulting Agreement dated January 14, 1997, as amended, between Seller and Itasca Ventures, LLC;

          (xiv) any liability (A) for checks drawn on bank accounts of Seller and its subsidiaries not located in the European Territories, in each case that have been issued but not cleared as of the Initial Closing Date and (B) for any checks drawn on bank accounts of Seller and its subsidiaries located in the European Territories, in each case that have been issued but not cleared as of the consummation of the European Closing with respect to each such European Territory;

          (xv) any liability under Seller's Success Sharing Plan for Transferred Employees to the extent (x) attributable to the corporate performance component of such Success Sharing Plan and (y) incurred, arising or relating to services performed prior to the Initial Closing;

          (xvi) any liability to Seller or any Seller Sub, including liabilities of Cemax-Icon payable to Seller or any Seller Sub, except in any case liabilities incurred, arising or relating to goods or services sold or provided by Seller or any Seller Sub to the Businesses in the ordinary course of business consistent with past practice;

          (xvii) other than with respect to employees of Cemax- Icon on the Initial Closing Date, any worker's compensation liability with respect to any actual or alleged work-related injury, disease or illness to any Transferred Employee or European Eligible Employee which is determined to have occurred prior to the Initial Closing Date; and

          (xviii) any liability of Seller or any Seller Sub identified on
     Schedule 1.03(c)(xviii).

          SECTION 1.04. Nonassignability of Assets. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey, license or lease any asset if such sale, assignment, transfer, conveyance, license or lease is prohibited by any applicable Law or would require the Consent of any Governmental Entity or other person and such Consent is not obtained prior to (i) the Initial Closing, with respect to any US/MOW Acquired Asset, or
(ii) the applicable European Closing, with respect to any European Acquired Asset, shall proceed without the sale, assignment, transfer, conveyance, license or lease of such asset; provided, however, if such failure causes a failure of any of the conditions to the Purchaser's obligations as set forth in Section 7.02(d), the Initial Closing shall proceed only if Purchaser shall waive such condition, in its sole discretion. In the event that the Initial Closing or the applicable European Closing, as the case may be, proceeds without the sale, assignment, transfer, conveyance, license or lease of any such asset, then following the Initial Closing or the applicable European Closing, as the case may be, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such Consents; provided, however, that none of Seller, the Seller Subs, Cemax-Icon, Purchaser or any Purchaser Buyer shall be required to pay any consideration for such Consent other than filing, recordation or similar fees which, except as expressly provided in Section 10.04 of this Agreement or Section 3.2 or
10.3 of the Seller Intellectual Property Agreement, shall be paid by the party who is required by applicable Law or course of dealing to do so. Pending receipt of such Consent, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser or the Purchaser Buyers, as the case may be, the benefits of use of such asset and to Seller or the Seller Subs the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Purchaser or the Purchaser Buyers, as the case may be, at the Initial Closing or the applicable European Closing, as the case may be. Once Consent for the sale, assignment, transfer, conveyance, license or lease of any such asset not sold, assigned, transferred, conveyed, licensed or leased at the Initial Closing or the applicable European Closing, as the case may be, is obtained, Seller shall or shall cause a Seller Sub to sell, assign, transfer, convey, license and lease such asset to Purchaser or the Purchaser Buyers, as the case may be, at no additional cost to Purchaser or the Purchaser Buyers (subject, however, to Section 1.05). To the extent that any such asset cannot be provided to Purchaser or the Purchaser Buyers, as the case may be, following the Initial Closing or the applicable European Closing, as the case may be, pursuant to this Section 1.04, the Purchaser and Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consent and the performance by Purchaser or the Purchaser Buyers, as the case may be, of the obligations thereunder. Seller and the Seller Subs shall hold in trust for and pay to Purchaser or the Purchaser Buyers, as the case may be, promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any Seller Subs in connection with its use of any asset (net of the net Tax and any other costs imposed upon Seller or any Seller Subs) in connection with the arrangements under this
Section 1.04 and Purchaser and the Purchaser Buyers shall indemnify Seller and Seller Subs for (i) the net Tax and any other costs imposed upon Seller and Seller Subs in connection with its use of any such asset.

          SECTION 1.05. Additional Acquisitions. (a) Notwithstanding anything to the contrary contained in this Agreement, Purchaser may elect to have any or all of the Acquired Assets transferred, assigned, conveyed, licensed and leased to, or any of the Assumed Liabilities assumed by, one or more of the Purchaser Buyers; provided, however, that no such election shall result in any net greater cost or obligation (including net greater costs arising from (i) exchange risks and transfer restrictions on the movement of funds imposed by countries in which particular Purchaser Buyers are domiciled and (ii) the imposition of any additional Taxes) than Seller or any of the Seller Subs would otherwise have had such assets or liabilities been transferred to Purchaser or to a Purchaser Buyer domiciled within the jurisdiction in which such assets or liabilities are located, whichever is greater; provided, further, however, that no such election shall relieve Purchaser of any of its obligations to Seller and its affiliates hereunder with respect to the Assumed Liabilities or otherwise.

          (b) Subject to Section 1.05(a), if mutually agreed by Seller and Purchaser, any transfer made pursuant to the foregoing clause (a) may be effected pursuant to separate Local Asset Purchase Agreements. Notwithstanding the foregoing, if a Local Asset Purchase Agreement is to be executed in any country where notification of or consulta tion with a works council or similar entity is required, then such Local Asset Purchase Agreement shall not become binding upon the parties until such time as such notification or consultation is completed.

          SECTION 1.06. Closing Working Capital. (a)(i) Except with the express prior written consent of Purchaser and other than as set forth on
Schedule 6.01, Seller agrees that, between July 31, 1998 and the Initial Closing Date, it will, and will cause the Seller Subs and Cemax-Icon to, conduct the Businesses in accordance with Seller's ordinary course of business consistent with past practice with respect to the components of Working Capital, including those practices relating to (A) collection of trade receivables (it being understood that none of Seller, any Seller Sub or Cemax-Icon shall factor, sell or engage in any similar practice with respect to trade receivables), (B) payment of trade accounts payables, (C) terms of sale, including price, discounts, rebates, equipment loans, allowances and warranties (except in accordance with current industry practice or in response to changes in market prices or other terms of sale offered by competitors of Seller), (D) return, credit or trade practices and (E) inventory levels.

          (ii) Notwithstanding the foregoing, this Section 1.06(a) shall not be deemed to have been breached by Seller, any Seller Sub or Cemax-Icon because of any of the actions or conduct set forth in Schedule 1.06.

          (iii) The term "Working Capital" means (A) the sum of (1) all trade Receivables (net of allowances for doubtful accounts, returns and allowances, cash discounts, and sales rebates) and (2) all Inventories (other than raw materials, work-in-process and supplies located at the Ferrania Facility) minus (B) all trade accounts payable, in each case of the Businesses.

          (b) If it is determined pursuant to the procedures set forth in this Section 1.06 that Seller shall not have complied with Section 1.06(a) in one or more instances (whether such failure to comply results in an increase or a decrease in Working Capital) and that the net impact of all such failures to comply, taken as a whole, results in a net reduction in the amount of Working Capital transferred to Purchaser as of the Initial Closing (the amount of such net reduction, to the extent resulting from such failures to comply, a "Working Capital Shortfall"), Seller shall, within 30 days following the date the amount of the Working Capital Shortfall, if any, shall become final and binding upon Seller and Purchaser pursuant to Section 1.06(e), pay to the Purchaser the total amount of such Working Capital Shortfall, if any, in immediately available funds, plus interest on such net amount at LIBOR from the Initial Closing Date to the date of payment.

          (c) Within 60 days after the Initial Closing Date (the "Initial 60-Day Period"), Purchaser may give written notice to Seller (the "Working Capital Election Notice") of Purchaser's intent to conduct an in-depth investigation to determine whether Seller has complied with Section 1.06(a). If Purchaser does not deliver a Working Capital Election Notice within the Initial 60-Day Period, Seller shall have no liability under this
Section 1.06. If Purchaser delivers a Working Capital Election Notice within the Initial 60-Day Period, Purchaser shall complete its investigation within 90 days following expiration of the Initial 60-Day Period. In connection with Purchaser's right under this Section 1.06, Purchaser and its independent public accountants will be permitted to review the accounting records of the Seller and such additional financial information as Purchaser or Purchaser's independent public accountants shall reasonably request for the purpose of determining whether Seller has complied with Section 1.06(a). In connection with any such investigation, Seller and Purchaser and their respective independent public accountants shall cooperate with each other.

          (d) If during the 90-day period following the Initial 60-Day Period (the "Investigation Period") Purchaser determines that it has reason to believe that Seller did not comply with Section 1.06(a), Purchaser may give Seller a written notice to such effect at any time prior to the expiration of the Investigation Period (the "Notice of Working Capital Breach"). If such Notice of Working Capital Breach is not delivered to Seller prior to the expiration of the Investigation Period, Seller will not have any liability under this Section 1.06. The Notice of Working Capital

Breach shall (i) include a statement (the "Statement") setting forth the Working Capital as of the close of business on the Initial Closing Date prepared in accordance with GAAP on a basis consistent with the Seller Financial Statements, (ii) specify in reasonable detail the basis for the Purchaser's belief that the Seller has failed to comply with Section 1.06(a), (iii) specify the Working Capital Shortfall, including a reasonably detailed calculation thereof, and (iv) specify in reasonable detail the basis for the Purchaser's belief that the Working Capital Shortfall resulted from the Seller's breach of Section 1.06(a). The Notice of Working Capital Breach shall be accompanied by a report of Purchaser's independent public accountants, without exception or qualification, to the effect that (x) the Statement has been prepared in accordance with the provisions of this Section 1.06, and (y) it concurs with each of the positions taken by Purchaser in the Notice of Working Capital Breach, provided that it is understood and agreed that this provision shall not be deemed or construed to require Purchaser's independent public accountants to audit the Statement.

          (e) During the 90-day period following Seller's receipt of the Notice of Working Capital Breach, Seller and its independent public accountants shall be permitted to review the working papers of Purchaser and Purchaser's independent public accountants relating to the Notice of Working Capital Breach and any other information reasonably requested by Seller or Seller's independent public accountants. The amount of the Working Capital Shortfall shall become final and binding upon the parties on the 90th day following delivery thereof, unless Seller gives written notice of its disagreement with the Notice of Working Capital Breach (a "Notice of Disagreement") to Purchaser prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and, to the extent practicable, the adjustments to the amount of the Working Capital Shortfall which Seller believes should be made. If a Notice of Disagreement is received by Purchaser in a timely manner, then the amount of the Working Capital Shortfall (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 60-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 60-day period, Seller and Purchaser shall submit to an independent accounting firm (the "Accounting Firm") for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be mutually agreed upon by the parties hereto in writing. Seller and Purchaser shall agree to use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following submission. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.06 shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Seller's independent public accountants incurred in connection with their review of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of Purchaser's independent public accountants incurred in connection with their certification of the Statement and review of any Notice of Disagreement shall be borne by Purchaser.

          (f) Following the Initial Closing, Purchaser shall take no actions with respect to the accounting books and records of the Businesses for the period on or prior to the Initial Closing Date on which the Notice of Working Capital Breach is to be based that would obstruct or prevent the preparation of the Notice of Disagreement and the determination of the Working Capital as of the Initial Closing Date.


                                 ARTICLE II

                    The Closings; Post-Closing Payments

          SECTION 2.01. Initial Closing Date and European Closing Dates.
(a) The closing of the Initial Acquisition (the "Initial Closing") shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on November 30, 1998, or, if on such day any condition set forth in Section 7.01, 7.02 or 7.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Sections 7.01, 7.02 and 7.03 have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other places, times and dates as shall be agreed between Seller and Purchaser. The date on which the Initial Closing occurs is referred to in this Agreement as the "Initial Closing Date".

          (b) (i) The closings of the European Acquisitions (each, a "European Closing") shall take place on a European Territory-by-European Territory basis on one or more days at the offices of Cravath, Swaine & Moore, 825 8th Avenue, New York, New York, 10019 and at such additional locations as may be specified in the applicable European Closing Documents or as may be agreed between the parties, at 10:00 a.m., New York City time in each case on the last business day of a calendar month; provided, however, that if on any such day, any condition set forth in Section 7.05 has not been satisfied (or waived by both parties), such European Closing shall take place as soon as practicable after all the conditions set forth in Section 7.05 shall have been satisfied (or waived by both parties). The date or dates on which the European Closings occur are each referred to in this Agreement as a "European Closing Date".

          (ii) The European Closing Date with respect to each European Territory shall be the date specified for the effectiveness of the European Closing Documents in the European Closing Documents pertaining to each such European Territory (each such date a "Specified Closing Date"); provided, however, that the European Closing Date for any of the European Territories may be extended under the conditions set forth in clause (iii) of this Section 2.01(b).

          (iii) Subject to the proviso in clause (i) above, Purchaser and Seller agree that all European Closings will occur on or prior to March 31, 1999; provided, however, that the parties agree to meet no later than January 30, 1999, to discuss the progress made toward preparation for such European Closings, and that upon written request from Purchaser delivered in each case, at least one week prior to the Specified Closing Date applicable to each European Territory and based on Purchaser's failure after attempting in good faith to achieve the ability to close all European Territories on or before their respective Specified Closing Dates, the European Closing Dates with respect to one or more of the European Territories may be extended for up to two months beyond the Specified Closing Date applicable to each such European Territory; provided, however, that in no event shall the Final Closing Date be extended later than May 31, 1999. The European Closing that occurs with respect to the last European Territory to close is referred to herein as the "Final Closing", and the date upon which the Final Closing occurs is referred to as the "Final Closing Date".

          SECTION 2.02. Transactions To Be Effected at the Initial Closing and the European Closings. (a) At the Initial Closing:

          (i) Seller and Seller Subs shall deliver to Purchaser or a Purchaser Buyer, as the case may be, such appropriately executed quit-claim deeds (in recordable form), bills of sale, assignments and other instruments of transfer (including one or more separate bills of sale, assignments and other instruments of transfer with respect to transfers in the United States and each other country where assets are being transferred) relating to the US/MOW Acquired Assets (other than the Cemax-Icon Shares) in form and substance reasonably satisfactory to Purchaser and its counsel;

          (ii) Seller shall deliver to Purchaser certificates representing the Cemax-Icon Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

          (iii) Seller shall deliver to Purchaser evidence of the obtaining of or the filing with respect to, each Consent required to be obtained pursuant to Section 7.02(d) or which otherwise was obtained by Seller or any Seller Sub or Cemax-Icon in connection with consummation of the Initial Acquisition;

          (iv) Seller and the Seller Subs, as the case may be, shall deliver to Purchaser the certificates, opinions and other documents and agreements to be delivered pursuant to Section 7.02;

          (v) Purchaser and any Purchaser Buyers, as the case may be, shall deliver to Seller the certificates, opinions and other documents and agreements to be delivered pursuant to Section 7.03;

          (vi) Purchaser and any Purchaser Buyers, as the case may be, shall deliver to Seller or Seller Subs, as the case may be, (A) payment, by one or more wire transfers to such bank accounts designated in writing by Seller (such designation to be made at least two business days prior to the Initial Closing Date) in immediately available funds in an amount equal to the sum of (X) the Initial Closing Date Purchase Price, (Y) all 1998 Payments and all 1999 Payments made or deposited in escrow by Seller prior to the Initial Closing as provided in Section 2.03 and (Z) $30,000,000, representing a prepayment of $30,000,000 with respect to the portion of the European Purchase Price allocated to the European Territory of

     Italy (the amount of such prepayment, the "Italian Prepayment Amount"); provided, however, the funding of the portion of the Initial Closing Date Purchase Price attributable to the countries listed in
     Schedule 2.02(a)(iv) as set forth on Schedule 2.02(a) shall occur on December 1, 1998; provided, further, however, that if any such payment is to be made to an account outside the United States pursuant to the mutual agreement of Seller and Purchaser or because such payment shall be required by applicable Law, such payment shall be made to an account in the relevant country where the assets being transferred are located in U.S. Dollars or, if mutually agreed by Seller and Purchaser or required by applicable Law, in the relevant local currency and (B) such appropriately executed assumption agreements and other instruments of assumption (including one or more assumption agreements and other instruments of assumption with respect to transfers in the United States and each other country where assets are being transferred) providing for the assumption of the US/MOW Assumed Liabilities in form and substance reasonably satisfactory to Seller and its counsel; and

          (vii) Purchaser and any Purchaser Buyers, as the case may be, and Seller or Seller Subs, as the case may be, shall deliver the executed European Closing Documents pertaining to the Primary European Territories (and the parties agree that the European Closing Documents pertaining to the remaining European Territories shall be executed and delivered as promptly as practicable thereafter).

          (b) at each European Closing:

          Purchaser and any Purchaser Buyers, as the case may be, shall deliver to Seller or Seller Subs, as the case may be, payment, by one or more wire transfers to such bank accounts designated in writing by Seller (such designation to be made at least two business days prior to the applicable European Closing Date) in immediately available funds in an amount equal to the portion of the European Purchase Price allocated to the European Territory or Territories for which such European Closing is occurring in Schedule 6.16 hereto (except that, with respect to the European Closing for the European Territory of Italy, the amount payable on the relevant European Closing Date shall be reduced by the Italian Prepayment Amount); provided, however, that if any such payment is to be made to an account outside the United States pursuant to the mutual agreement of Seller and Purchaser or because such payment shall be required by applicable Law, such payment shall be made to an account in the relevant country where the assets being transferred are located in U.S. Dollars or, if mutually agreed by Seller and Purchaser or required by applicable Law, in the relevant local currency.

          SECTION 2.03. Cemax-Icon Payments. (a) On August 24, 1998, Seller delivered to Purchaser a certificate (the "1998 Cemax-Icon Certificate") setting forth (x) the amount of the undisputed portion of the 1998 Payment to be paid, and the disputed portion of the 1998 Payment to be deposited into escrow, (y) a reasonably detailed description of the calculation thereof and (z) the date on which such payment and/or deposit was made, which was August 24, 1998 (the "1998 Payment Date"). On the 1998 Payment Date, Seller delivered the amounts set forth in the 1998 Cemax-Icon Certificate to the Holders and into escrow as set forth in the 1998 Cemax-Icon Certificate.

          (b) Purchaser shall deliver to Seller on the Initial Closing Date as contemplated by Section 2.02(a)(vi) payment, by wire transfer to a bank account to be designated in writing by the Seller (such designation to be made at least two business days prior to the Initial Closing Date), in U.S. Dollars in immediately available funds in an amount equal to the 1998 Payment made and deposited on such 1998 Payment Date as set forth in
Section 2.03(a) above. If all or any portion of any 1998 Payment (or portion thereof) paid to Seller by Purchaser in accordance with this
Section 2.03(b) is released from escrow and returned to Seller, Seller shall promptly and in any event within five business days deliver such returned amount (including, to the extent returned or released to Seller, all earnings and other amounts added thereto) to Purchaser.

          (c) If the Initial Closing Date occurs on or prior to July 14, 1999, Purchaser shall comply with all obligations of Seller with respect to the 1999 Payment, the 1999 Earn-Out Statement and the 1999 Earn-Out under the Cemax-Icon Merger Agreement in accordance with the terms thereof, including calculation of the amount of 1999 Payment (it being agreed that all references to Seller therein shall be deemed to be references to Purchaser).

          (d) If the Initial Closing Date shall not have occurred on or prior to July 14, 1999, not later than five business days prior to the date on which (i) any portion of the 1999 Payment which is not in dispute is required to be paid and/or (ii) any portion of the 1999 Payment which is in dispute is required to be deposited into escrow, in each case as provided in the Cemax-Icon Merger Agreement, Seller shall deliver to Purchaser a certificate (a "1999 Cemax-Icon Certificate") setting forth (x) the amount of such undisputed portion of the 1999 Payment to be paid and/or such disputed portion of the 1999 Payment to be deposited into escrow, as the case may be, (y) a reasonably detailed description of the calculation thereof and (z) the date on which such payment and/or deposit is required to be made (a "1999 Payment Date").

          (e) In the case of any 1999 Payment Date that occurs prior to the Initial Closing Date, subject to clause (i) below, Purchaser shall deliver to Seller on the Initial Closing Date as contemplated by Section 2.02(a)(vi) payment, by wire transfer to a bank account to be designated in writing by the Seller (such designation to be made at least two business days prior to the Initial Closing Date), in U.S. Dollars in immediately available funds in an amount equal to the relevant portion of the 1999 Payment made or deposited on such 1999 Payment Date as set forth in such 1999 Cemax-Icon Certificate. If all or any portion of any 1999 Payment (or portion thereof) paid to Seller by Purchaser in accordance with this
Section 2.03(e) is released from escrow and returned to Seller, Seller shall promptly and in any event within five business days deliver such returned amount (including, to the extent returned or released to Seller, all earnings and other amounts thereto) to Purchaser.

          (f) In the case of any 1999 Payment Date that occurs on or after the Initial Closing Date, subject to clause (i) below, Purchaser shall pay or deposit any such amount required to be paid or deposited on such 1999 Payment Date, as set forth in such 1999 Cemax-Icon Certificate, directly to, or for the account of, the Holders in accordance with the terms and conditions applicable to such payment or deposit set forth in the Cemax-Icon Merger Agreement.

          (g) Seller shall be responsible for all objec tions, disputes and arbitration proceedings in connection with or relating to the amount of any 1998 Payment or any 1999 Payment, any Earn-Out Statement or any Earn-Out. Purchaser shall cooperate with Seller, and shall cause its officers, employees, agents, auditors and representatives to cooperate with Seller, in connection with any objection, dispute or arbitration proceedings in connection with or relating to any 1998 Payment, any 1999 Payment, any Earn-Out Statement or any Earn-Out, including affording Seller and any accountants, counsel or financial advisors retained by Seller reasonable access to all accounting books, working papers and records of Purchaser and its affiliates relevant to the calculation of 1999 Gross Revenues and executing and delivering or causing to be executed and delivered all such documents and instruments as Seller may reasonably deem necessary in connection with such objection, dispute or arbitration proceedings.

          (h) Purchaser acknowledges that under the terms of the Cemax-Icon Merger Agreement Seller is obligated to make the Cemax-Icon Payments (or portions thereof) in cash or Common Stock, at the election of each of the Holders.
For purposes of this Section 2.03:

          (A) with respect to the amount of any Cemax-Icon Payment (or portion thereof) to be paid by Purchaser to Seller pursuant to clause
     (e) of this Section 2.03 on the Initial Closing Date, such amount will be calculated based on the assumption that all Holders elected to receive cash with respect to such Cemax-Icon Payment (or portion thereof); and

          (B) with respect to the amount of any Cemax-Icon Payment (or portion thereof) to be paid or deposited by Purchaser pursuant to clause (f) of this Section 2.03, if any Holder elects to receive Common Stock with respect to such Cemax-Icon Payment (or portion thereof) (1) Seller shall issue and deliver the relevant number of shares of Common Stock to each such Holder as provided for in the Cemax-Icon Merger Agreement, and (2) the full amount of such Cemax-Icon Payment to be paid or deposited in cash shall be calculated as if all Holders had elected to receive cash and such amount shall be paid or deposited directly by Purchaser pursuant to clause (f).

          (i) For purposes of this Section 2.03 and Sections 2.02(a)(vi) and 9.02, capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Cemax-Icon Merger Agreement.

          SECTION 2.04. Ferrania Facility Payment. In accordance with
Section 1.01(a), Purchaser or Seller, as applicable, upon the earlier of the termination of the X-ray/ Wet Laser Supply Agreement and the time of consumma tion of the sale of the Ferrania Facility, shall deliver to the other the Ferrania Facility Payment, by wire transfer to a bank account designated in writing by Seller or Purchaser, as applicable (such designation to be made at least two business days prior to the relevant date of payment), in U.S. Dollars in immediately available funds.

          SECTION 2.05. Conduct of European Businesses Pending European Closings. (a) On the Initial Closing Date, Seller and Purchaser shall enter
(i) into the Loan Agree ment, which provides, among other things, that upon satisfaction of the funding condition set forth in the Loan Agreement Kodak BV shall lend Imation BV an amount equal to the European Purchase Price and
(ii) the Distribution Agreement, which provides, among other things, that the European Businesses in each European Territory will be conducted at the direction (subject to certain limitations set forth in the Distribution Agreement) and for the benefit of Purchaser during the period beginning on the Initial Closing Date and ending on the relevant European Closing.

          (b) For each calendar month (each such month, a "Payment Period") during the period beginning on the Initial Closing Date and ending on the Final Closing Date, Seller shall deliver to Purchaser a written notice (an "ERA Notice") not later than the fortieth day after the end of such Payment Period setting forth: (i) the ERA (as defined in Annex A) for such Payment Period; (ii) the Interest Amount for such Payment Period and (iii) the Payment Amount for such Payment Period and whether such Payment Amount is payable by the Seller or the Purchaser. "Interest Amount" with respect to any Payment Period shall mean the sum of (A) the Interest (as defined in the Loan Agreement) payable with respect to the Loan for such Payment Period and (B) with respect to any Payment Period that includes any period prior to the funding of the Loan under the Loan Agreement, an amount equal to the Interest that would have accrued on the Loan had the initial Principal Amount of the Loan been outstanding during the period from and including the first day of such Payment Period up to and excluding the earlier of (A) the last day of such Payment Period and (B) the Loan Date. "Payment Amount" shall mean, with respect to each Payment Period, the ERA for such Payment Period minus the Interest Amount for such Payment Period.

          (c) If the Payment Amount for a particular Payment Period is positive, then the Seller shall pay Purchaser the Payment Amount for such Payment Period; if the Payment Amount for a particular Payment Period is negative, then the Purchaser shall pay Seller the Payment Amount for such Payment Period (in either case, an "ERA Payment"). Each ERA Payment will be due and payable on the forty-fifth day (or on the next following business day if such day is not a business day) after the end of the Payment Period to which such ERA Payment relates. All payments under this Section 2.05(c) shall be made by wire transfer of immediately available funds to a bank account in the United States designated in writing by the party entitled to receive such payment at least two business days prior to such payment.

          SECTION 2.06. Changes in Net Assets in European Businesses During the Period From the Initial Closing Date to the Final Closing Date. (a) Changes in the Net Assets (as defined in Annex A) of the European Businesses in each of the European Territories during the period beginning on the Initial Closing Date and ending on the European Closing Date applicable to each such European Territory each such period for each European Territory will be payable by Purchaser to Seller (in the case of any increase in Net Assets for such European Territory during the Interim Period) or by Seller to Purchaser (in the case of any decrease in Net Assets for such European Territory during the Interim Period) as provided in this Section 2.06.

          (b) Seller shall deliver to Purchaser a written notice (a "Net Asset Notice") not later than the fortieth day after the end of each Payment Period setting forth the following: (i) the Change in Net Assets (as defined in Annex A),(A) as of the last day of such Payment Period for each Ongoing European Territory (as defined in Annex A) included in such Payment Period for purposes of the calculation of the ERA for such Payment Period and (B) as of the last day of such Payment Period and as of the last day of the second immediately preceding Payment Period for each Terminated Territory; (ii) the aggregate net Change in Net Assets as of the last day of such Payment Period for all such Ongoing European Territories for which a European Closing did not occur on the last day of such Payment Period (the "Continuing Territories"); (iii) the aggregate net Change in Net Assets as of the last day of such Payment Period for all such Ongoing European Territories for which a European Closing did occur on the last day of such Payment Period (the "Closing Territories") and (iv) the aggregate net Change in Net Assets as of the last day of such Payment Period and as of the last day of the second immediately preceding Payment Period for all such Ongoing European Territories with respect to which this Agreement shall have been terminated in accordance with the provisions of Section 8.03(a) during the Payment Period immediately following the Payment Period to which such Net Asset Notice relates (the "Terminated Territories").

          (c)(i) If the aggregate net Change in Net Assets for the Continuing Territories reflected in any Net Asset Notice is an increase, the following shall occur:

          (A) If such aggregate net increase is less than $5,000,000 and:

               (1) as of the last day of the Payment Period to which such Net Asset Notice relates there was not any principal amount outstanding under the Secured Loan Facility, no action shall be required of either Purchaser or Seller; or

               (2) as of the last day of the Payment Period to which such Net Asset Notice relates there was any principal amount outstanding under the Secured Loan Facility, Seller shall repay such principal amount in full.

          (B) If such aggregate net increase exceeds $5,000,000 (the amount of such excess, the "Excess Amount") and:

               (1) as of the last day of the Payment Period to which such Net Asset Notice relates, there was not any principal amount outstanding under the Secured Loan Facility, then not later than five days after delivery of such Net Asset Notice to Purchaser, Purchaser shall make a loan to Seller under the Secured Loan Facility in an amount equal to the Excess Amount; or

               (2) as of the last day of the Payment Period to which such Net Asset Notice relates, there was any principal amount outstanding under the Secured Loan Facility (after giving effect to the provi sions of Section 2.06(e)), then, not later than five days after the delivery of such Net Asset Notice to Purchaser, either (x) if the Excess Amount exceeds such outstanding principal amount, Purchaser shall make an additional loan to Seller under the Secured Loan Facility in an amount equal to the excess of the Excess Amount over such outstanding principal amount or (y) if the Excess Amount is less than such outstanding principal amount, Seller shall make a repayment with respect to the amount outstanding under the Secured Loan Facility in an amount equal to the excess of such outstanding principal amount over the Excess Amount.

          (ii) If the aggregate net Change in Net Assets for the Continuing Territories reflected in any Net Assets Notice is a decrease, the following shall occur:

          (A) If such aggregate net decrease is less than $5,000,000 and:

               (1) as of the last day of the Payment Period to which such Net Asset Notice relates there was not any principal amount outstanding under the Secured Loan Facility, no action shall be required of either Purchaser or Seller; or

               (2) as of the last day of the Payment Period to which such Net Asset Notice relates there was any principal amount outstanding under the Secured Loan Facility (after giving effect to the provi sions of Section 2.06(e)), then, not later than five days after the delivery of such Net Asset Notice to Purchaser, Seller shall repay in full such outstanding principal amount.

          (B) If such net decrease exceeds $5,000,000 (the amount of such excess, the "Deficiency Amount"), then not later than five days after the delivery of such Net Asset Notice to Purchaser, Seller shall:

               (1) make a payment to Purchaser in an amount equal to the Deficiency Amount; and

               (2) repay in full any principal amount outstanding under the Secured Loan Facility as of the last day of the Payment Period to which such Net Asset Notice relates.

          (d)(i) If the aggregate Change in Assets for the Closed European Territories reflected in any Net Asset Notice is a net increase, then, not later than five days after delivery of such Net Asset Notice to Purchaser, Purchaser shall pay the amount of such net increase to Seller.

          (ii) If the aggregate Change in Assets for the Closed European Territories reflected in any Net Asset Notice is a net decrease, then, not later than five days after delivery of such Net Asset Notice to Purchaser, Seller shall pay the amount of such net decrease to Purchaser.

          (e) Notwithstanding anything to the contrary set forth in this
Section 2.06, if the aggregate Change in Assets for the Terminated Territories as of the last day of the second immediately preceding Payment Period reflected in any Net Asset Notice is a net increase and as of the last day of the Payment Period to which such Net Asset Notice relates there was any principal amount outstanding under the Secured Loan Facility, then an amount equal to the lesser of (i) such aggregate net increase and (ii) such outstanding principal amount shall be forgiven.

          (f) Seller and Purchaser agree that they will each use their best efforts to enter into mutually satis factory arrangements for the Secured Loan Facility on the terms set forth in the term sheet attached as Annex B not later than January 15, 1999.

          (g) All payments required under this Section 2.06 (including any required funding of a loan under the Secured Loan Facility) shall be made by wire transfer of immediately available funds to an account designated by the party entitled to such payment in writing at least two business days prior to such payment.

          (h) Any payment required under this Section 2.06 (including any required funding of a loan under the Secured Loan Facility) is hereinafter sometimes referred to as a "Net Asset Payment".

          Section 2.07. Review of ERA Payments and Net Asset Payments. (a) During the period beginning on the first day following the receipt by Purchaser of the ERA Notice relating to the Payment Period ending on the Final Closing Date and ending 45 days later, Purchaser and its independent public accountants shall be permitted upon the request of Purchaser to review the working papers of Seller, the European Subsidiaries and Seller's independent public accountants relating to the calculation of the ERA Payments and Net Asset Payments for each Payment Period and any other information reasonably requested by Purchaser and Purchaser's independent public accountants with respect to such calculations, in order to determine whether or not such calculations were made in accordance with the terms set forth in Annex A hereto. The ERA Payments and any Net Asset Payments made with respect to each Payment Period shall become final and binding upon the parties on the seventy- fifth day following the Final Closing Date, unless Purchaser gives written notice of its disagreement with the ERA Payments or the Net Asset Payments for one or more Payment Periods (a "Section 2.07 Notice of Disagreement") to Seller prior to such date. Any Section 2.07 Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and, to the extent practicable, the adjustments to the amount of the relevant ERA Payment or ERA Payments or the Net Asset Payment or Net Asset Payments which Purchaser believes should be made. If a
Section 2.07 Notice of Disagreement is received by Seller in a timely manner, then the amount of each ERA Payment and/or Net Asset Payment with respect to which the Section 2.07 Notice of Disagreement is received (as revised in accordance with this sentence) shall become final and binding upon Purchaser and Seller on the earlier of: (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the ERA Payment or ERA Payments or the Net Asset Payment or the Net Asset Payments specified in the Section 2.07 Notice of Disagreement; and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30 day period following the delivery of a Section 2.07 Notice of Disagreement, Purchaser and Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Section 2.07 Notice of Disagreement. At the end of such 30 day period, Purchaser and Seller shall submit to an independent accounting firm jointly selected by Purchaser and Seller (the "Section 2.07 Accounting Firm") for arbitration any and all matters that remain in dispute and were properly included in the Section
2.07 Notice of Disagreement. Purchaser and Seller shall agree to use reasonable efforts to cause the Section 2.07 Accounting Firm to render a decision resolving the matters submitted to the Section 2.07 Accounting Firm within 30 days following submission. Judgment may be entered upon the determination of the Section 2.07

Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Section 2.07 Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this
Section 2.07(a) shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Section 2.07 Accounting Firm, which proportionate allocations shall also be determined by the Section 2.07 Accounting Firm at the time the determination of the
Section 2.07 Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Purchaser's independent public accountants incurred in connection with their preparation and review of any
Section 2.07 Notice of Disagreement shall be borne by Purchaser, and the fees and disbursements of Seller's independent public accountants incurred in connection with their review of any Section 2.07 Notice of Disagreement shall be borne by Seller.

          (b) (i) If it is determined pursuant to the procedures set forth in this Section 2.07 that the aggregate ERA Payments payable to Purchaser pursuant to Section 2.05(c) exceed (or are less than) the actual aggregate ERA Payments made to Purchaser under Section 2.05(c), then Seller shall pay the amount of such excess to Purchaser or Purchaser shall pay the amount of such deficiency to Seller, as the case may be, within five days following the date the aggregate amount of such ERA Payments shall become final and binding upon Seller and Purchaser pursuant to Section 2.07(a).

          (ii) If it is determined pursuant to the procedures set forth in this Section 2.07 that the aggregate ERA Payments payable to Seller pursuant to Section 2.05(c) exceed (or are less than) the actual aggregate ERA Payments made to Seller under Section 2.05(c), then Purchaser shall pay the amount of such excess to Seller or Seller shall pay the amount of deficiency to Purchaser, as the case may be, within five days following the date the aggregate amount of such ERA Payments shall become final and binding upon Seller and Purchaser pursuant to Section 2.07(a).

          (iii) If it is determined pursuant to the procedures set forth in this Section 2.07 that the aggregate Net Asset Payments payable to Purchaser pursuant to Section 2.06(d) exceed (or are less than) the actual aggregate Net Asset Payments made to Purchaser under Section 2.06(d), then Seller shall pay the amount of such excess to Purchaser, or Purchaser shall pay the amount of such excess to Seller, as the case may be, within five days following the date the aggregate amount of such Net Asset Payments shall have become final and binding upon Seller and Purchaser pursuant to
Section 2.07(a).

          (iv) If it is determined pursuant to the procedures set forth in this Section 2.07 that the aggregate Net Asset Payments payable to Seller pursuant to Section 2.06(d) exceed (or are less than the actual aggregate Net Asset Payments made to Seller under Section 2.06(d), then Purchaser shall pay the amount of such excess to Seller, or Seller shall pay the amount of such deficiency to Purchaser, as the case may be, within five days following the date the aggregate amount of such Net Asset Payments shall have become final and binding upon Seller and Purchaser pursuant to
Section 2.07(a).

          (v) All payments pursuant to this Section 2.07(b) shall be made by wire transfer in immediately available funds to the bank account designated by the party entitled to such payment at least two business days prior to such payment.

          (vi) All payments due from Seller to Purchaser, or Purchaser to Seller, as the case may be, under the terms of this Section 2.06(b) shall be aggregated and netted against each other so that only one payment shall be made pursuant to this Section 2.06(b).

          (c) Following the Initial Closing Date, neither Seller nor Purchaser shall take any actions with respect to the accounting books and records of the European Businesses for the period on or prior to the Final Closing Date on which the calculation of the ERA's and Changes in Net Assets are to be based that would obstruct or prevent the prepara tion of the Notice of Disagreement or response thereto and the determination of the ERA or Changes in Net Assets with respect to any Payment Period.


                                ARTICLE III

                  Representations and Warranties of Seller

          Seller represents and warrants to Purchaser as of July 31, 1998 and as of the Initial Closing Date as follows:

          SECTION 3.01. Organization, Standing and Power. Each of Seller, each Seller Sub and Cemax-Icon is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all govern mental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Businesses and its other businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Acquired Assets or the business, financial condition or results of operations of the Businesses, taken as a whole, that results or is reasonably likely to result in a Loss of $2,000,000 or more or a material adverse effect on Seller's ability to consummate the transactions contemplated by this Agreement (a "Seller Material Adverse Effect"). Each of Seller, each Seller Sub and Cemax-Icon is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the Acquired Assets held by it or the nature of the Businesses make such qualification necessary for it to conduct the Businesses as currently conducted by it except for such failures that, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect. Seller has delivered to Purchaser true and complete copies of the respective certificates of incorporation and by-laws of Seller, Seller Subs and Cemax-Icon, in each case as amended through July 31, 1998; the certificate of incorporation and by-laws of Cemax-Icon so delivered are in full force and effect.

          SECTION 3.02. Authority; Execution and Delivery; Enforceability. Each of Seller and each Seller Sub has full corporate power and authority to execute this Agreement and the Transaction Documents to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and by each of Seller and each Seller Sub of the Transaction Documents to which it is, or is specified to be, a party and the consum mation by each of Seller and each Seller Sub of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action is required on the part of Seller, any Seller Sub or Cemax-Icon in order to authorize the execution, delivery and performance of this Agreement or any of the Transaction Documents. Seller has duly executed and delivered this Agreement and prior to the Initial Closing, each of Seller and each Seller Sub will have duly executed and delivered each Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each other Transaction Document to which it is, or is specified to be, a party will after the Initial Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          SECTION 3.03. No Conflicts; Consents. (a) Except as provided in
Schedule 3.03(a), the execution and delivery by Seller of this Agreement do not, the execu tion and delivery by Seller and each Seller Sub of each other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller and Seller Subs with the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termina tion, cancelation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Lien upon any of the properties or assets of Seller or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of Seller, any Seller Sub or Cemax-Icon, (ii) any Contract to which Seller, any Seller Sub or Cemax-Icon is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order, injunction, writ, award, decree, ruling or other restriction of any court ("Judgment") or statute, law, ordinance, rule or regulation ("Law") applicable to Seller, any Seller Sub or Cemax-Icon or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect.

          (b) Except as provided in Schedule 3.03(b), no consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commis sion or other governmental or regulatory authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to Seller, any Seller Sub or Cemax-Icon in connec tion with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (I) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the European Union Merger Control Regulation and under the antitrust or competition laws of any applicable country outside the United States of America (collectively, the "Non-U.S. Competition Laws"), (II) compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (III) those that may be required solely by reason of Purchaser's (as opposed to any other third party's) participation in the Acquisition and the other transactions contemplated hereby and by the other Transaction Documents, (IV) those that may be required by the rules and regulations of the works councils governing the relationships of those Seller Subs domiciled in Europe with their employees and (V) those the failure of which to obtain or make, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect.

          SECTION 3.04. Financial Statements. (a) Schedule 3.04(a) sets forth a consolidated balance sheet of the Businesses as of December 31, 1997 (the "Balance Sheet"), and a consolidated statement of operating revenues and expenses of the Businesses for the year ended December 31, 1997 (the "Statement of Operating Revenues and Expenses" and, together with the Balance Sheet and the notes to the Balance Sheet and the Statement of Operating Revenues and Expenses, "Businesses Financial Statements"). The Businesses Financial Statements (i) have been prepared on the basis of presentation described in the notes to the Businesses Financial Statements,
(ii) are derived from the audited consolidated financial statements of Seller and its subsidiaries as of and for the year ended December 31, 1997 (the "Seller Financial Statements"), (iii) fairly present in all material respects the financial position of the Businesses as of the date of such Businesses Financial Statements and the results of operations of the Businesses for the periods covered by the Businesses Financial State ments and (iv) have been prepared in conformity with GAAP applied on a consistent basis with the Seller Financial Statements, except in the case of clauses
(iii) and (iv), (A) as described in the notes to the Businesses Financial Statements and (B) that the Businesses Financial Statements (1) are not a complete set of the financial statements required by GAAP, (2) do not have full footnote disclosure required by GAAP and (3) are based on a materiality thres hold determined for Seller and its subsidiaries, taken as a whole, and not for the Businesses.

          (b) The Businesses do not have any liabilities of a nature required by GAAP to be reflected on a consolidated balance sheet of the Businesses or in the notes thereto that, individually or in the aggregate, have had or are reasonably likely to have an adverse impact on the Acquired Assets or the business, financial condition or results of operations of the Businesses, taken as a whole, that results or is reasonably likely to result in a Loss of $10,000,000 or more, except (i) as disclosed, reflected or reserved against in the Balance Sheet or the notes thereto, (ii) for items set forth in Schedule 3.04(b), (iii) for liabilities incurred in the ordinary course of the Businesses consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement, (iv) for Taxes and (v) for Excluded Liabilities. This representation shall not be deemed breached as a result of a change in Law or in GAAP after the Initial Closing Date.

          (c) To the Knowledge of Seller, the Businesses do not have any liabilities that, individually or in the aggre gate, have had or are reasonably likely to have an adverse impact on the Acquired Assets or the business, financial condition or results of operations of the Businesses, taken as a whole, that results or is reasonably likely to result in a Loss of the Acquired Assets of $10,000,000 or more, except (i) as disclosed, reflected or reserved against in the Balance Sheet or the notes thereto, (ii) for items set forth in Schedule 3.04(c), (iii) for liabilities incurred in the ordinary course of the Businesses consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement, (iv) for Taxes and (v) for Excluded Liabilities. This representation shall not be deemed breached as a result of a change in Law or in GAAP after the Initial Closing Date.

          SECTION 3.05. Assets Other than Real Property Interests. (a) Seller and/or Seller Subs have good and valid title to all the Acquired Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, restrictions or encumbrances of any kind (collectively, "Liens"), except (i) such as are set forth in Schedule 3.05, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes that are not due and payable and (v) other imperfections of title or encumbrances, if any, that do not and are not reasonably likely to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the conduct of the Businesses as presently conducted (the Liens described above, together with the Liens referred to in clauses (b) through (f) of Section 3.06, are referred to collectively as "Permitted Liens").

          (b) This Section 3.05 does not relate to real property or interests in real property, such items being the subject of Section 3.06, or to Intellectual Property, such items being the subject of Section 3.07, or to the Cemax- Icon Shares, such items being the subject of Section 3.09.

          SECTION 3.06. Real Property. Schedule 3.06 sets forth a complete list of all real property and interests in real property owned in fee by Seller, Seller Subs or Cemax-Icon and Related to the Businesses, other than any such property or interest constituting an Excluded Asset (individually, an "Owned Property"). Schedule 3.06 sets forth a complete list of all real property and interests in real property leased or subleased by Seller or Seller Subs and Related to the Businesses, other than any such property or interest constituting an Excluded Asset (individually, a "Leased Property"). Seller has good and insurable fee title to all Owned Property and good and valid title to the lease hold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Business Property"), in each case free and clear of all Liens, except (a) Liens described in clause (ii), (iii), (iv) or (v) of
Section 3.05(a), (b) such as are set forth in Schedule 3.06, (c) leases, subleases and similar agreements set forth in Schedule 3.08, (d) ease ments, covenants, rights-of-way and other similar restric tions publicly recorded or shown by a title report or other similar report or listing provided to Purchaser by Seller prior to July 31, 1998, (e) any condition that may be shown by a current, accurate survey or physical inspection of any Business Property made prior to the Initial Closing and (f) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which Seller, any Seller Sub or Cemax-Icon has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions. None of the items set forth in clauses (d), (e) or (f) above, individually or in the aggregate, materially impairs or is reasonably likely materially to impair the continued use and operation of the property to which they relate in the conduct of the Businesses as presently conducted or have had or are reasonably likely to have a Seller Material Adverse Effect.

          SECTION 3.07. Intellectual Property. (a) Schedule 3.07(a) sets forth a true and complete list of all patents, patents applications, trademarks, trademark applications and trademark registrations that constitute Transferred Intellectual Property or Cemax-Icon Intellectual Property other than those that, individually and in the aggregate, are not material to the operation or conduct of the Businesses as presently conducted (the "Section 3.07 Intellectual Property"). With respect to all
Section 3.07 Intellectual Property that is registered or subject to an application for registration, Schedule 3.07(a) sets forth a list of all jurisdictions in which Section 3.07 Intellectual Property is registered or registrations have been applied for and all registration and application numbers.

          (b) Except as set forth in Schedule 3.07(b) and except as provided in the Intellectual Property Agreements, Seller or the relevant Seller Sub is the owner or licensee of, and Seller and Seller Subs have the right to assign or license, as applicable, the Transferred Intellectual Property to Purchaser on the terms and conditions set forth in the Intellectual Property Agreements, and the consumma tion of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights.

          (c) Except as set forth in Schedule 3.07(c), Cemax-Icon is the owner, licensee of or has the right to license all Cemax-Icon Intellectual Property, and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights.

          (d) Except as set forth in Schedule 3.07(d), as of July 31, 1998, since the Relevant Date (to the Knowledge of Seller, with respect to the period prior to the Spin-Off Date) none of Seller, any Seller Sub or Cemax-Icon has received written notice of a Proceeding that is pending, and, to the Knowledge of Seller, there is no Proceeding threatened, nor to the Knowledge of Seller is there a reasonable basis therefor, which is material to the Businesses that (a) challenges the rights of Seller or any Seller Sub in respect of any Transferred Intellectual Property or Cemax-Icon Intellectual Property or (b) asserts that with respect to the Businesses, Seller, any Seller Sub or Cemax-Icon is infringing or misappropriating any Intellectual Property or is, except as set forth in
Schedule 3.07(d), required to pay any royalty, license fee, charge, or other amount with regard to any Intellectual Property. Except as set forth in Schedule 3.07(d), as of July 31, 1998, none of the Transferred Intellectual Property or Cemax-Icon Intellectual Property is subject to any Judgment by or with any Governmental Entity, or has been the subject of any litigation since the Relevant Date (to the Knowledge of Seller, with respect to the period prior to the Spin-Off Date), whether or not resolved in favor of Seller or any Seller Sub other than for such Judgments that, individually and in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect.

          (e) To the Knowledge of Seller, none of the Transferred Intellectual Property or Cemax-Icon Intellectual Property is being infringed upon, misappropriated or otherwise violated in any material respect by any other person except as set forth in Schedule 3.07(e).

          (f) For purposes of this Section 3.07, "Cemax- Icon Intellectual Property" means all Intellectual Property used, or held by Cemax-Icon for use, in the operation or conduct of the businesses of Cemax-Icon.

          (g) Notwithstanding anything to the contrary in this Agreement or in the Seller Intellectual Property Agreement, the Seller does not make any representation or warranty relating to the Intellectual Property referred to in Section 2.3 of the Seller Intellectual Property Agreement or to intellectual property rights being provided directly by 3M pursuant to Sections 3.1 and 4.1 of the 3M Intellectual Property Agreement.

          SECTION 3.08. Contracts. (a) Except as set forth in Schedule 3.08, as of July 31, 1998, (x) no Contract that constitutes an Acquired Asset and (y) Cemax-Icon is not a party or bound by any Contract that, in each case is:

          (i) a written employment agreement or employment contract that has an aggregate future liability in excess of $300,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $300,000;

          (ii) a collective bargaining agreement or other Contract with any labor organization, union or association;

          (iii) or contains a covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) that materially limits the conduct of the Businesses as presently conducted or that would be applicable following the Initial Closing to the conduct or operation of the businesses of Purchaser and its affiliates (other than the Businesses);

          (iv) a lease, sublease or similar Contract for an annual rent in excess of $300,000 with any person under which Seller, any Seller Sub or Cemax-Icon is a lessor or sublessor of, or makes available for use to any person, (A) any Business Property or (B) any portion of any premises otherwise occupied by Cemax-Icon;

          (v) a lease, sublease or similar Contract with any person under which (A) Seller, any Seller Sub or Cemax- Icon is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) Seller, any Seller Sub or Cemax-Icon is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Seller, Seller Sub or Cemax-Icon, in any such case has an aggregate future liability or receivable, as the case may be, in excess of $300,000 and is not terminable by Seller, any Seller Sub or Cemax-Icon by notice of not more than 60 days for a cost of less than $300,000;

          (vi) (A) a continuing Contract for the future purchase by Seller, any Seller Sub or Cemax-Icon of materials, supplies, equipment or services (other than purchase orders for inventory in the ordinary course of business consistent with past practice and calling for performance within six months of the date of such order), (B) a management, consulting or other similar Contract for services to be provided to Seller, any Seller Sub or Cemax-Icon or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of $300,000 and is not terminable by Seller, any Seller Sub or Cemax-Icon by notice of not more than 60 days for a cost of less than $300,000;

          (vii) a material license, option or other Contract relating in whole or in part to the Transferred Intellectual Property (including any license or other Contract under which Seller, any Seller Sub or Cemax- Icon is licensee or licensor of any Transferred Intellectual Property);

          (viii) (A) a Contract under which Seller, any Seller Sub or Cemax-Icon has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person, in any such case that, individually, is in excess of $300,000 or (B) any other note, bond, debenture or other evidence of indebtedness issued to any person, in any such case that, individually, is in excess of $300,000;

          (ix) a Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller, any Seller Sub or Cemax-Icon or (B) Seller, any Seller Sub or Cemax-Icon has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collec tion in the ordinary course of business), in any such case that, individually, is in excess of $100,000;

          (x) a Contract under which Seller, any Seller Sub or Cemax-Icon has, directly or indirectly, made any advance, loan, extension of credit or capital contri bution to, or other investment in, any person (other than Seller, any Seller Sub or Cemax-Icon and other than extensions of trade credit in the ordinary course of the Businesses), in any such case that, individually, is in excess of $100,000;

          (xi) a Contract granting a Lien upon any Business Property or any other Acquired Asset;

          (xii) a Contract that will be assumed by the Businesses after the Closing with (A) Seller, any Seller Sub or any shareholder or affiliate of Seller, or (B) any officer, director or employee of Seller or any of its affiliates (other than employment agreements covered by clause (i) above);

          (xiii) a Contract with 3M or any of its subsidiaries that (A) has an aggregate future liability to any person in excess of $300,000 and is not terminable by

     Seller, Seller Sub or Cemax-Icon, as the case may be, by notice of not more than 60 days for a cost of less than $300,000 or (B) involves the provision of services, raw materials or Intellectual Property that in each case are necessary for and essential to the operation of the Businesses as conducted on July 31, 1998;

          (xiv) a Contract for any joint venture, partnership or similar arrangement;

          (xv) a Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative that are reasonably likely to involve the payment or receipt over the life of such Contract in excess of $300,000 by Seller, any Seller Sub or Cemax-Icon, other than customer contracts (including with original equipment manufacturers) entered into in the ordinary course of business and consistent with past practices;

          (xvi) a Contract providing for or relating to any exchange or hedge of risks relating to the prices or level of currencies, commodities or interest rates; or

          (xvii) a Contract other than as set forth above to which Seller, any Seller Sub or Cemax-Icon is a party or by which it or any of its assets or businesses is bound or subject that is material to the Businesses or the use or operation of the Acquired Assets, other than customer contracts (including with original equipment manufacturers) entered into in the ordinary course of business and consistent with past practices.

          (b) Except as set forth in Schedule 3.08, to the Knowledge of Seller, as of July 31, 1998, all Contracts listed in the Schedules are valid, binding and in full force and effect, and except for such failures to be valid, binding, in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect. Except as set forth in Schedule 3.08, Seller Subs and Cemax-Icon have performed all material obligations required to be performed by them to date under the Assigned Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect.

          SECTION 3.09. Cemax-Icon Shares. Except as described in Schedule 3.09(a), Seller, directly or through one or more wholly owned subsidiaries, has good and valid title to the Cemax-Icon Shares, free and clear of any Liens. Except as described in Schedule 3.09(b), there are no outstanding or authorized (i) shares of capital stock of Cemax-Icon other than the Cemax-Icon Shares, (ii) securities convertible into or exchangeable for any of the Cemax-Icon Shares or (iii) options, warrants, preemptive rights or other rights to acquire any of the Cemax-Icon Shares. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Cemax-Icon Shares, upon delivery to Purchaser at the Initial Closing of certificates representing the Cemax-Icon Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller's receipt of the Initial Closing Date Purchase Price relating to the Cemax- Icon Shares, good and valid title to the Cemax-Icon Shares will pass to Purchaser, free and clear of any Liens. Other than this Agreement, the Cemax-Icon Shares are not subject to any voting trust arrangement or other contract, agreement or arrangement relating to the voting, dividend rights or disposition of the Cemax-Icon Shares.

          SECTION 3.10. Investments. Schedule 3.10 sets forth all
Investments (other than Investments that are Excluded Assets) owned directly or indirectly by Seller, any Seller Sub or Cemax-Icon on July 31, 1998 that are Related to the Businesses.

          SECTION 3.11. Permits. Schedule 3.11 sets forth all material certificates, licenses, permits, authorizations and approvals ("Permits") issued or granted to Seller, any Seller Sub or Cemax-Icon by Governmental Entities that are Related to the Businesses. Seller, each Seller Sub and Cemax-Icon have been issued or granted by Governmental Entities all Permits that are necessary for the conduct of the Businesses except for such Permits, the lack of which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 3.11, (a) all such Permits are validly held by Seller, Seller Subs or Cemax-Icon, and Seller, relevant Seller Sub or Cemax-Icon has complied in all material respects with all terms and conditions thereof, other than such Permits the absence of which or such non- compliances which, individually or in the aggregate, have not had or are not reasonably likely to have a Seller Material Adverse Effect, (b) since the Relevant Date (to the Knowledge of Seller, with respect to the period prior to the Spin-Off Date), neither Seller nor any Seller Sub or Cemax- Icon has received written notice of any Proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had and is reasonably likely to have a Seller Material Adverse Effect, and (c) to the Knowledge of Seller, none of such

Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition, other than such suspensions, modifications, revocations or non-renewals which, individually or in the aggregate, have not had or are not reasonably likely to have a Seller Material Adverse Effect.

          SECTION 3.12. Insurance. Seller, each Seller Sub and Cemax-Icon maintain policies of fire and casualty, liability and other forms of insurance with respect to the Businesses and the Acquired Assets in such amounts, with such deductibles and against such risks and losses as are, in Seller's judgment, reasonable for the Businesses. The material insurance policies maintained by Seller, Seller Subs and Cemax-Icon with respect to the Businesses are listed in Schedule 3.12. All policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Initial Closing Date), and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation.

          SECTION 3.13. Sufficiency of Acquired Assets. (a) Except as set forth in Schedule 3.13, the Acquired Assets (together with the Excluded Assets and the facili ties, services and supplies to be provided pursuant to the Shared Facilities Agreement and the Transition Services Agreement) comprise all the assets, properties and rights primarily used or primarily held for use by Seller or Seller Subs in connection with the Businesses. Except as set forth in Schedule 3.13, the Acquired Assets (together with the Excluded Assets and the facilities, services and supplies to be provided by Seller and Seller Subs pursuant to the Shared Facilities Agreement and the Transition Services Agreement) constitute all the assets, properties and rights necessary for the conduct of Businesses immediately following the Final Closing in all material respects as currently conducted by Seller and Seller Subs.

          (b) All material Acquired Assets that are classified as capital assets on the Balance Sheet (other than any such capital assets disposed of in the ordinary course (or as may be contemplated or permitted by Section
3.20 and Section 6.01 and the related Schedules) subsequent to the date of the Balance Sheet and prior to the execution of this Agreement and other than any Excluded Assets) are in satisfactory condition and working order, except for ordinary wear and tear, for use in the Businesses in the ordinary course of business consistent with past practices.

          SECTION 3.14. Taxes. (a) For purposes of this Agreement:

          "Tax" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due, imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority").

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Tax Return" means any return, declaration, report, form, claim for refund, information return or statement relating to Taxes, any estimated return and any schedule or attachment to any of the foregoing, and any amendment to any of the foregoing.

          (b) Except as set forth in Schedule 3.14,

          (i) all Tax Returns required to be filed on or before July 31, 1998 (taking into account applicable extensions) by or with respect to Cemax-Icon have been duly filed and such returns are accurate and complete;

          (ii) all Taxes shown to be due on such Tax Returns or otherwise due by or with respect to Cemax-Icon have been timely paid and Cemax-Icon has maintained adequate provision on its books for such Taxes that have accrued but are not yet due;

          (iii) no deficiencies or claims for any Taxes have been proposed, asserted, or assessed against or with respect to Cemax-Icon (and are currently pending) and no such claims are reasonably anticipated;

          (iv) Cemax-Icon is not currently the subject of any Tax audit or examination and no correspondence has been received from any Taxing Authority indicating that any such Tax audit or examination is being proposed, planned or threatened;

          (v) there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to the assessment or collection of any Taxes proposed, asserted or assessed against or with respect to Cemax-Icon;

          (vi) Cemax-Icon will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Initial Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Initial Closing Date, or (B) any "closing agree ment" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Initial Closing;

          (vii) there are no Liens on any of the Acquired Assets or any of the assets of Cemax-Icon that arose in connection with any failure (or alleged failure) to pay any Tax;

          (viii) Cemax-Icon is not obligated to make, nor is it a party to any agreement that under certain circum stances could obligate it to make, any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law) and none of the Assumed Liabilities constitutes such a payment;

          (ix) Cemax-Icon is not a party to any Tax allocation or sharing agreement;

          (x) no Acquired Asset that constitutes a "United States real property interest" within the meaning of Section 897 of the Code is being transferred by a person that is a "foreign person" within the meaning of the Code or is subject to withholding under Section 1445 of the Code;

          (xi) Cemax-Icon has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group the common parent of which was Seller or Cemax-Icon;

          (xii) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Taxing Authority with respect to Seller or any affiliate in connection with the Businesses or with respect to Cemax-Icon;

          (xiii) set forth on Schedule 3.14 is each state in which Cemax-Icon is registered for sales tax purposes;

          (xiv) none of Seller, any of Seller's affiliates, Cemax-Icon or any predecessor to Cemax-Icon has made with respect to Seller, any Seller Sub, Cemax-Icon, any predecessor of Cemax-Icon, or any assets of the Businesses any consent under Section 341 of the Code;

          (xv) Seller has made due inquiry, including reviewing available Records and requesting information from the appropriate persons (including outside service providers and advisors), and found nothing indicating (A) that any disclosure statement pursuant to Section 6662(c)(2) of the Code or a similar provision of any state, local or foreign law has ever been filed by Seller or any Seller Sub with respect to the ownership or operation of the Businesses or the Acquired Assets or by or with respect to Cemax-Icon or any entity that is or was a member of the same consolidated, combined, affiliated or unitary Tax group as Cemax-Icon, or (B) that any Taxing Authority has ever claimed or asserted that Cemax-Icon may be subject to a Tax for which it has not filed a corresponding Tax Return or that any Tax for which no corresponding Tax Return was filed may apply to Seller or any Seller Sub with respect to the ownership of operation of the Businesses or the Acquired Assets;

          (xvi) none of the Acquired Assets is an entity interest (or an interest convertible or exchangeable into an equity interest) in (A) a non-U.S. person or (B) any other person taxed in the U.S. on a pass-thru basis (including, but not limited to, an entity taxed as a partnership or branch);

          (xvii) none of the Acquired Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code; and

          (xviii) none of the Acquired Assets is a lease made pursuant to
     Section 168(f)(8) of the Internal Revenue Code of 1954.

          SECTION 3.15. Proceedings. Schedule 3.15 sets forth a list, as of July 31, 1998, of all pending, or to the knowledge of Seller, threatened, suits, actions, demands, claims, hearings, investigations, or proceedings ("Proceedings") related to the Businesses or against any Acquired Asset and that (a) relate to or involve more than $250,000, (b) seek any material injunctive relief or (c) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. To the Knowledge of Seller, except as set forth in Schedule 3.15, as of July 31, 1998, neither Seller nor any Seller Sub is a party or subject to or in default under any Judgment appli cable to the conduct of the Businesses or any Acquired Asset or Assumed Liability, other than for such Judgments that, individually and in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect. Except for any Proceedings set forth in Schedule 3.15, there are no Proceedings, that, individually or in the aggregate, have had or are reasonably likely to have an adverse impact on the Acquired Assets or the business, financial condition or results of operations of the Businesses, taken as a whole, that results or is reasonably likely to result in a Loss of $5,000,000 or more.

          SECTION 3.16. Benefit Plans. (a) U.S. Benefits.

          (i) Schedule 3.16 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by Seller, any Seller Sub or Cemax-Icon for the benefit of any U.S. Eligible Employees (as amended to date, "Seller U.S. Pension Plans") and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans maintained, or contributed to, by Seller or any of its affiliates for the benefit of any U.S. Eligible Employees (all the foregoing, as amended to date, including Seller U.S. Pension Plans, being herein called "Seller U.S. Benefit Plans"). Seller has made available to Purchaser true, complete and correct copies of (1) each Seller U.S. Benefit Plan (or, in the case of any unwritten Seller U.S. Benefit Plans, descriptions thereof) and (2) the most recent summary plan description for each Seller U.S. Benefit Plan for which such a summary plan description is required.

          (ii) Each Seller U.S. Benefit Plan has been administered in all material respects in accordance with (a) its terms and (b) the applicable provisions of ERISA, the Code, all other Laws and all applicable collective bargaining agreements. Except as set forth in
     Schedule 3.16, there are no Proceedings pending, or, to the Knowledge of Seller, threatened against or involving any Seller U.S. Benefit Plan and, to the Knowledge of Seller, there are no investigations by any Governmental Entity or other claims (except routine claims for benefits payable in the normal operation of the Seller U.S. Benefit Plans) pending or threatened against or involving any Seller U.S. Benefit Plan or asserting any rights to benefits under any Seller U.S.

     Benefit Plan, in each case that could result in a material liability to the Employees.

          (iii) Except as set forth on Schedule 3.16, Cemax- Icon has not at any time been required to contribute to any Seller U.S. Pension Plan that is (a) a "multi employer plan" within the meaning of Section 4001(a)(3) of ERISA or (b) subject to Title IV of ERISA.

          (iv) Except as set forth on Schedule 3.16, none of the Seller U.S. Benefit Plans provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except as required under Sections 601 through 609 of ERISA,
     Section 4980A of the Code or other applicable Laws and neither Seller with respect to the U.S. Eligible Employees, nor Cemax-Icon, has made any representation to any current or former U.S. Eligible Employee regarding such post-retirement benefits which constitutes a contract or binding obligation other than those that they may modify or discontinue at any time.

          (v) All contributions to, and payments from, the Seller U.S. Benefit Plans sponsored by Cemax-Icon which may have been required to be made in accordance with such Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to the Seller U.S. Benefit Plans sponsored by Cemax-Icon and all payments under the Seller U.S. Benefit Plans sponsored by Cemax-Icon, except those to a trust qualified under
     Section 401(a) of the Code, for any period ending before the Initial Closing Date that are not yet, but will be, required to be made with respect to the U.S. Eligible Employees of the Businesses are disclosed on Schedule 3.16. Cemax- Icon has funded or will fund each Seller U.S. Benefit Plan sponsored by Cemax-Icon in accordance with its terms through the Initial Closing, including the payment of applicable premiums on any insurance contract funding a Seller U.S. Benefit Plan sponsored by Cemax-Icon for coverage provided through the Initial Closing.

          (vi) No "prohibited transaction", as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any Seller U.S. Benefit Plan sponsored by Cemax-Icon which could give rise to any material liability or tax under ERISA or the Code, and no civil or criminal action brought pursuant to Part 5 of Title I of ERISA is pending or, to the Knowledge of Seller, threatened in writing or orally against any fiduciary of any Seller U.S. Benefit Plan sponsored by Cemax-Icon.

          (vii) All of the Seller U.S. Benefit Plans sponsored by Cemax-Icon which are intended to qualify under Section 401(a) of the Code have received favorable determination letters from the IRS to the effect that such plans are so qualified. No determination letter with respect to any such Seller U.S. Benefit Plan sponsored by Cemax-Icon has been revoked nor, to the Knowledge of Seller, has revocation of a determination letter been threatened. No Seller U.S. Benefit Plan sponsored by Cemax-Icon has been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost, and no Seller U.S. Benefit Plan sponsored by Cemax-Icon has been amended in a matter that would require security to be provided in accordance with Section 401(a)(29) of the Code.

          (viii) There have been no statements or communications made or materials provided to any current or former U.S. Eligible Employee by any person which constitutes a contract or binding obligation on Seller to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Benefits Plans.

          (b) Foreign Benefits.

          (i) Schedule 3.16 contains a list of each plan, program or arrangement maintained or contributed to by Seller, any Seller Sub or Cemax-Icon for the benefit of any Foreign Eligible Employee that would be considered a Seller U.S. Benefit Plan if it applied to U.S. Eligible Employees except for any such plan, program or arrangement mandated by statute or regulation (all of the foregoing being herein called the "Seller Foreign Benefit Plans" and, together with the Seller U.S. Benefit Plans, the "Benefit Plans"). All Benefit Plans covering European Transferred Employees are referred to herein as "European Benefit Plans" and all other Benefit Plans are referred to herein as "Non-European Benefit Plans". Seller has made available to Purchaser true, complete and correct copies of each Seller Foreign Benefit Plan (or, in the case of any unwritten Seller Foreign Benefit Plan, descriptions thereof).

          (ii) Each Seller Foreign Benefit Plan has been administered in all material respects in accordance with (a) its terms and (b) all Laws and all applicable collective bargaining agreements. Except as set forth in Schedule 3.16, there are no Proceedings pending or, to the Knowledge of Seller, threatened against or involving any Seller Foreign Benefit Plan and, to the

     Knowledge of Seller, there are no investigations by any Governmental Entity or other claims (except for routine claims for benefits payable in the normal option of the Seller Foreign Benefit Plans) pending or threatened against or involving any Seller Foreign Benefit Plan or asserting any rights to benefits under any Seller Foreign Benefit Plan in each case that could result in material liability to the Businesses.

          (c) Except as set forth in Schedule 3.16 or as set forth in this Agreement, no Transferred Employee will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

          SECTION 3.17. Compliance with Laws. (a) Except as set forth in
Schedule 3.17(a), the Businesses are in compliance in all respects with all Laws, except for instances of noncompliance that, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect. As of July 31, 1998, except as set forth in
Schedule 3.17(a), none of Seller and Seller Subs has received any written communication since the Relevant Date (to the Knowledge of Seller, with respect to the period prior to the Spin-Off Date) from a Governmental Entity that alleges that the Businesses are not in compliance in any material respect with any Laws. As of July 31, 1998, neither Seller nor any Seller Sub has received any written notice since the Relevant Date (to the Knowledge of Seller, with respect to the period prior to the Spin-Off Date) that any investigation or review by any Governmental Entity with respect to any Acquired Asset is pending or that any such investigation or review is contemplated. This Section 3.17(a) does not relate to matters with respect to (i) Taxes, which are the subject of Section 3.14, (ii) environmental matters, which are the subject of Section 3.17(b) or (iii) benefits and employment matters, which are the subject of Sections 3.16 and 3.18.

          (b) Except as set forth in Schedule 3.17(b), and except for those matters that, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect, (i) the Businesses are in compliance with Environmental Laws, (ii) neither Seller nor any Seller Sub has received any written communication since the Spin-Off Date, or to the Knowledge of Seller, written or oral communication since the Relevant Date from a Governmental Entity or other person that alleges that the Businesses are not in compliance with or are subject to liability under any Environmental Laws or that any investigation or cleanup of Hazardous Substances is requested or demanded with respect to the Businesses under any Environmental Law, (iii) the Businesses are not the subject of any written claim or notice regarding potential responsibility for Hazardous Substance off-site disposal pursuant to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Law, (iv) to the Knowledge of Seller, no real property currently or, since the Relevant Date, formerly owned or operated by the Seller or Seller Subs is contaminated with any Hazardous Substance which contamination requires investigation or remediation under Environmental Law, and (v) Seller has delivered or made available to Purchaser copies of all environmental reports, studies, assessments, sampling data and other material environmental information in its possession relating to the Business and its current or, since the Relevant Date (to the Knowledge of Seller, with respect to the period prior to the Spin-Off Date), former properties or operations.

          The term "Environmental Laws" means all Judgments, Laws, permits, authorizations, common law or enforceable agency requirements issued, promulgated or entered into by any Governmental Entity, relating to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. The term "Hazardous Substances" means all explosive or radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law.

          SECTION 3.18. Employee and Labor Matters. (a) Except as set forth in Schedule 3.18: (i) there is not any, and since the Relevant Date (to the Knowledge of Seller, with respect to the period prior to the Spin-Off Date) there has not been any, labor strike, work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, against the Businesses; (ii) there are not any unfair labor practice charges or complaints against Seller or any Seller Sub pending, or, to the Knowledge of Seller, threatened, in connection with the conduct of the Businesses which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, are reasonably likely to have a Seller Material Adverse Effect; (iii) there are not any pending, or, to the Knowledge of Seller, threatened, union or work council grievances against Seller or any Seller Sub in connection with the conduct of the Businesses as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, are reasonably likely to have a Seller Material Adverse Effect; (iv) there are not any pending, or, to the Knowledge of Seller, threatened, charges in connection with the conduct of the Businesses against the Seller or any Seller Sub or any current or former employee of the Businesses before any Federal, state, local or foreign agency responsible for the prevention of unlawful employment practices which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, are reasonably likely to have a Seller Material Adverse Effect;
(v) Seller with respect to the Businesses and Cemax-Icon has complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, the Americans With Disabilities Act, the Family and Medical Leave Act and the payment of social security and other taxes; (vi) Seller has heretofore made available to Buyer a list of all Eligible Employees on short-term disability or other medical or non-medical leaves of absence with a description of the reason for the absence and expected return date;
(vii) to the Knowledge of Seller, no Eligible Employee is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting or similar agreement with persons other than Seller or Cemax-Icon that would prevent the employee from working in the capacity in which he or she is currently employed for the Businesses; (viii) there is no pending or, to the Knowledge of Seller, threatened union organization activity by or among any Eligible Employees; (ix) there is no charge, complaint or other action pending against Seller with respect to the Businesses, or to the Knowledge of Seller, any investigation commenced or threatened against Seller with respect to the Occupational Safety and Health Act or comparable Laws of any other Governmental Entity ("OSHA").

          SECTION 3.19. Brokers or Finders. Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Seller and its affiliates, Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by Seller.

          SECTION 3.20. Absence of Certain Changes. Except as disclosed on
Schedule 3.20, since the date of the Balance Sheet, Seller, the Seller Subs and Cemax-Icon have conducted the Businesses in the ordinary course consistent with past practice. As of July 31, 1998, except as disclosed in
Schedule 3.20, since the date of the Balance Sheet, there has not been any event or occurrence (i) that has had or is reasonably likely to have a Material Adverse Effect or (ii) of the type set forth in Sections 6.01(a)
(ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xiii).

          SECTION 3.21. Products. Except as disclosed in Schedule 3.21:

          (a)(i) Each of the products, goods and services Related to the Businesses ("Products") currently produced or sold by Seller, any Seller Sub or Cemax-Icon ("Current Products") (A) is in compliance in all material respects with all applicable Laws and (B) except in the case of Current Products produced or sold by Cemax-Icon, conforms in all material respects to any promises or affirmations of fact made on the container or label or in the product specifications for such Current Product.

          (ii) To the Knowledge of Seller, each of the Products (other than Current Products) produced or sold at any time by Seller, any Seller Sub or Cemax-Icon (or any of their respective predecessors, including 3M and its subsidiaries) that is currently supported and serviced by Seller, any Seller Sub or Cemax-Icon (the "Former Products") (A) was, at the time of its production or sale, in compliance in all material respects with all then applicable Laws and (B) except in the case of Former Products produced or sold by Cemax-Icon, conformed in all material respects to any promises or affirmations of fact made on the container or label or in the product specifications for such Former Product.

          (b) To the Knowledge of Seller, there is no material design defect with respect to any Current Product (other than any Current Product produced or sold by Cemax- Icon).

          (c)(i) Each Current Product contains warnings in accordance with applicable Laws and current industry practice with respect to its contents and use.

          (ii) To the Knowledge of Seller, each Former Product contained, at the time of its production or sale, warnings in accordance with then applicable Laws and then current industry practice with respect to its contents and use.

          (d) To the Knowledge of Seller, no facts exist which would reasonably be expected to furnish a substantial basis for the recall, withdrawal or suspension by Seller, any Seller Sub or Cemax-Icon of any material Current Product or material Former Product as a result of, or in order to comply with, any U.S. federal, state or local law, regulation or rule or order of any Governmental Entity.

          (e)(i) All Current Products sold under all licenses and approvals granted by or pending with any Governmental Entity in any country to market any Current Product ("Product Registrations") are (A) manufactured and

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                                                                         56


(B) to the Knowledge of Seller, in the case of Current Products sold directly by Seller, any Seller Sub or Cemax- Icon to end-users, marketed, in each case in all material respects in accordance with the specifications and standards contained in the Product Registrations. Except in the case of Current Products that are integrated into or used as a component in a system that is produced or sold by others, (i) Seller, Seller Subs and Cemax-Icon have the sole rights under the Product Registrations in the United States and (ii) such registrations are in full force and effect.

          (ii) To the Knowledge of Seller, all Former Products sold under all licenses and approvals granted by or pending with any Governmental Entity in any country to market any Former Product ("Former Product Registrations") were manufactured and, in the case of Former Products sold directly by Seller, any Seller Sub or Cemax-Icon to end-users, marketed in all material respects in accordance with the specifications and standards contained in the Former Product Registrations.

          (f)(i) As of July 31, 1998, there are no pending and unsatisfied statements, citations, warning letters, FDA Forms 483, or decisions by any Governmental Entity that any Current Product is defective or fails to meet any applicable standards promulgated by any such Governmental Entity. As of July 31, 1998, there is no proceeding by the FDA or any other Governmental Agency, including a grand jury investigation, a 405 hearing or a civil penalty proceeding, pending, or to the Knowledge of Seller threatened, against Seller, any Seller Sub or Cemax-Icon relating to the safety or efficacy of the Current Products and, to the Knowledge of Seller, there is no substantial basis for such a proceeding with respect to any material Current Product.

          (ii) As of July 31, 1998, to the Knowledge of Seller, there are no pending and unsatisfied statements, citations, warning letters, FDA Forms 483, or decisions by any Governmental Entity that any Former Product is defective or fails to meet any applicable standards promulgated by any such Governmental Entity. As of July 31, 1998, to the Knowledge of Seller, there is no proceeding by the FDA or any other Governmental Agency, including a grand jury investigation, a 405 hearing or a civil penalty proceeding, pending or threatened against Seller, any Seller Sub or Cemax-Icon relating to the safety or efficacy of the Former Products and, to the Knowledge of Seller, there is no substantial basis for such a proceeding with respect to any material Former Product.

          (g)(i) To the Knowledge of Seller, no material Current Product that is sold directly by Seller, any Seller Sub or Cemax-Icon to end-users is being sold anywhere in the world without Product Registrations where the existence of such Product Registrations is a prerequisite to or otherwise required in connection with the sale of such Current Product under applicable Law.

          (ii) To the Knowledge of Seller, no material Former Product that was sold directly by Seller, any Seller Sub or Cemax-Icon to end-users was sold anywhere in the world without Former Product Registrations where the existence of such Former Product Registrations was, at the time of such sale, a prerequisite to or otherwise required in connection with the sale of such Former Product under then applicable Law.

          (h) Schedule 3.21 sets forth, as of July 31, 1998, (i) all products liability suits, actions, proceedings or claims made against Seller, any Seller Sub or Cemax-Icon with respect to any Current Product or Former Product since the Relevant Date (to the Knowledge of Seller, with respect to the period prior to the Spin-Off Date) and (ii) any recall, withdrawal or suspension by Seller, any Seller Sub or Cemax-Icon of any Current Product or Former Product since the Relevant Date (to the Knowledge of Seller, with respect to the period prior to the Spin-Off Date).

          (i) To the Knowledge of Seller, no facts exist which would reasonably be expected to furnish the basis for any material liability with respect to the sale of any Current Product or Former Product (other than any such Product produced or sold by Cemax-Icon) based upon a claim that Seller or any Seller Sub has breached any express warranty or implied warranty of merchantability or fitness for any particular purpose or any similar warranty in connection with such sale in an amount that, individually or in the aggregate, is in excess of the warranty reserve reflected in the Businesses Financial Statements.

          (j) To the Knowledge of Seller (which Knowledge shall be limited to the period subsequent to January 1, 1995), (i) there is no material design defect with respect to any Current Product produced or sold by Cemax-Icon and (ii) no facts exist which would reasonably be expected to furnish the basis for any material liability with respect to the sale of any Current Product or Former Product produced or sold by Cemax-Icon based upon a claim that Cemax-Icon has breached any express warranty or implied warranty of merchantability or fitness for any particular purpose or any similar warranty in connection with such sale in an amount that, individually or in the aggregate, is in excess of the warranty reserve reflected in the Businesses Financial Statements, except for any such design defect or facts that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          SECTION 3.22. Customers. Schedule 3.22 sets forth the 20 largest customers of the Businesses by revenue for the year ended December 31, 1997. As of July 31, 1998, to the Knowledge of Seller, neither Seller nor any Seller Sub has received any actual notice that any significant customer of the Businesses (other than any customer of Cemax-Icon) (i) has ceased, or will cease, to use the Products of the Businesses or (ii) has substantially reduced, or will substantially reduce, the use of Products of the Businesses.

          SECTION 3.23. Suppliers. Schedule 3.23 sets forth the 20 largest suppliers to the Businesses by purchase amount for the year ended December 31, 1997. As of July 31, 1998, to the Knowledge of Seller, none of Seller, any Seller Sub or Cemax-Icon has received any actual notice that there has been any material change in the price of the raw materials, supplies, merchandise or other goods or services provided by such suppliers, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Purchaser after the Initial Closing on terms and conditions similar to those used in its current sales to Seller or any Seller Sub.

          SECTION 3.24. No Territorial Restrictions. Except as set forth on
Schedule 3.24, Seller, Seller Subs and Cemax-Icon are not restricted in any material respect by any agreement or understanding with any other person from carrying on the Businesses anywhere in the world.


                                 ARTICLE IV

          Limitations on Representations and Warranties of Seller

          SECTION 4.01. LIMITATIONS AND EXCLUSIONS TO REPRESENTATIONS, WARRANTIES, ETC. (A) PURCHASER ACKNOWLEDGES THAT, SHOULD THE INITIAL CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS, EXCEPT AS REPRESENTED OR WARRANTED PURSUANT TO SECTION 3.04 WITH RESPECT TO THE PREPARATION OF THE BUSINESSES FINANCIAL STATEMENTS IN CONFORMITY WITH GAAP AND AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

          (B) NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, EXCEPT AS SHALL RESULT OR ARISE OUT OF ANY WILFUL OR INTENTIONAL BREACH OF ANY OF SELLER'S OR SELLER SUB'S COVENANTS OR AGREEMENTS CONTAINED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NO REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SELLER AND SELLER SUBS CONTAINED IN

THIS AGREEMENT (INCLUDING UNDER SECTION 7.01(E)) SHALL BE BREACHED OR DEEMED BREACHED AS A RESULT OF, AND SELLER AND SELLER SUBS SHALL NOT HAVE ANY LIABILITY FOR, ANY OF THE FOLLOWING: (I) ANY NEGATIVE IMPACT ON THE BUSINESSES ARISING OUT OF OR RELATING TO ANY DISRUPTION (IN WORKFORCE, PRODUCTION OR OTHERWISE) AT THE FERRANIA FACILITY OR ANY REDUCTION OR CESSATION OF PRODUCTS BY ITALIAN CUSTOMERS OF PRODUCTS MANUFACTURED OR ASSEMBLED AT THE FERRANIA FACILITY ON OR AFTER THE ANNOUNCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (II) LOSS OF SELLER'S CUSTOMERS TO PURCHASER BETWEEN DECEMBER 31, 1997 AND THE FINAL CLOSING DATE AND (III) CONTRACTS TERMINATED BY THE COUNTERPARTIES THERETO BECAUSE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

          (C) NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, NO REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR OTHERWISE SHALL BE DEEMED TO HAVE BEEN MADE WITH RESPECT TO THE YEAR 2000 DATE FUNCTIONALITY COMPLIANCE STATUS OF ANY PRODUCTS PRODUCED OR SOLD AT ANY TIME BY SELLER, ANY SELLER SUB OR CEMAX-ICON (OR ANY OF THEIR RESPECTIVE PREDECESSORS, INCLUDING 3M AND ITS SUBSIDIARIES), ANY INTERNAL INFORMATION TECHNOLOGY OR NON-INFORMATION TECHNOLOGY SYSTEMS OF SELLER, ANY SELLER SUB OR CEMAX-ICON OR ANY SUPPLIER OF GOODS OR SERVICES TO SELLER, ANY SELLER SUB OR CEMAX-ICON OR ANY DISTRIBUTOR OR OTHER PERSON WITH WHOM SELLER, ANY SELLER SUB OR CEMAX-ICON HAS A BUSINESS RELATIONSHIP.

          (D) PURCHASER ACKNOWLEDGES THAT, (i) EACH OF THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III ARE EXPRESSLY LIMITED TO THE PERIOD PRIOR TO THE INITIAL CLOSING, AND (ii) NONE OF SELLER, ANY SELLER SUB OR CEMAX-ICON HAS MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO EITHER (A) THE PERIOD BETWEEN THE INITIAL CLOSING AND THE FINAL CLOSING OR (B) THE PERIOD SUBSEQUENT TO THE FINAL CLOSING.

          SECTION 4.02. NO ADDITIONAL REPRESENTATIONS. PURCHASER ACKNOWLEDGES THAT NONE OF SELLER, ANY SELLER SUB, CEMAX-ICON NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESSES AND THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SCHEDULES HERETO.


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                                                                         60


                                 ARTICLE V

                Representations and Warranties of Purchaser

          Purchaser hereby represents and warrants to Seller as of July 31, 1998 and the Initial Closing Date as follows:

          SECTION 5.01. Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a "Purchaser Material Adverse Effect"). Purchaser has delivered to Seller true and complete copies of the certificate of incorporation and by-laws of Purchaser, in each case as amended through July 31, 1998.

          SECTION 5.02. Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute this Agreement and the other Transaction Documents to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. Purchaser has full power and authority to grant to Seller the rights set forth in the License Agreement. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Initial Closing will have duly executed and delivered each other Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each other Transaction Document to which it is, or is specified to be, a party will after the Initial Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          SECTION 5.03. No Conflicts; Consents. (a) The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of the Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Purchaser Material Adverse Effect.

          (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act and the Non-U.S. Competition Laws, (B) compliance with and filings under Section 13(a) of the Exchange Act, and
(C) those that may be required solely by reason of the participation of Seller and Seller Subs (as opposed to any other third party) in the Acquisition and other transactions contemplated hereby and by the other Transaction Documents).

          SECTION 5.04. Litigation. There are not any (a) outstanding Judgments against or affecting Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against or affecting Purchaser or any of its subsidiaries that, in any case, individually or in the aggregate, have had or are reasonably likely to have a Purchaser Material Adverse Effect.

          SECTION 5.05. Availability of Funds. On the Initial Closing Date and each European Closing Date, respectively, Purchaser shall have sufficient funds available to enable it to consummate the Initial
Acquisition and each European Acquisition, respectively. Kodak BV shall have sufficient funds available to it to enable it to fund the Loan in accordance with the terms of the Loan Agreement.

          SECTION 5.06. Brokers or Finders. Purchaser represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Purchaser and its affiliates, Lehman Brothers and McKinsey & Co., whose fees and expenses will be paid by Purchaser.


                                 ARTICLE VI

                                 Covenants

          SECTION 6.01. Covenants of Seller, Seller Subs and Cemax-Icon Relating to Conduct of Businesses. Except for matters set forth in Schedule
6.01 or otherwise expressly permitted by the terms of this Agreement, from July 31, 1998 to the Initial Closing Date, Seller shall, and shall cause Seller Subs and Cemax-Icon to, (i) conduct the Businesses in the ordinary course, (ii) use commercially reasonable efforts to preserve the Businesses and (iii) use commercially reasonable efforts to keep material relationships with material customers and suppliers and with employees intact. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 6.01 or otherwise expressly permitted or required by the terms of this Agreement, from July 31, 1998 to the Initial Closing Date Seller shall not, and shall cause Seller Subs and Cemax-Icon not to, do any of the following in connection with the Businesses without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

          (i) adopt or amend in any material respect any Benefit Plan (or any plan that would be a Benefit Plan if adopted) or enter into, adopt, extend (beyond the Initial Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Law;

          (ii) grant to any executive officer or employee any increase in compensation or benefits, except (A) in the ordinary course of business and consistent with past practice, (B) as may be required under existing agreements, (C) for any increases for which Seller shall be solely obligated or (D) in connection with the Stay Bonus Program;

          (iii) except pursuant to the Bank Credit Agreements, incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, in each case in excess of $100,000;

          (iv) except pursuant to the Bank Credit Agreements, permit, allow or suffer any Acquired Asset to become subjected to any Lien of any nature whatsoever that would have been required to be set forth in
     Schedule 3.05, 3.06 or 3.09 if existing on July 31, 1998;

          (v) (A) cancel any indebtedness other than in the ordinary course of business consistent with past practice (but in each case in an amount not exceeding $100,000) or (B) waive any claims or rights other than in the ordinary course of business consistent with past practice (but in each case involving claims or rights with a value not in excess of $250,000);

          (vi) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or the applicable Tax law;

          (vii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Businesses;

          (viii) except for intercompany transactions in the ordinary course of business consistent with past practice and except for transactions pursuant to Contracts in effect on July 31, 1998 (or any renewal thereof permitted by the terms of this Agreement), pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its affiliates or 3M, in each case in excess of $300,000;

          (ix) make or incur any capital expenditure that (i) is other than in accordance with Seller's current capital spending plan or (ii) individually, is in excess of $500,000 or make or incur any such expenditures which, in the aggregate, are in excess of $1,500,000;

          (x) sell, lease, license, transfer or otherwise dispose of any of its assets except (A) inventory and obsolete or excess equipment or other assets sold or disposed of in the ordinary course of business and consistent with past practice, (B) any Excluded Asset described in
     Section 1.02(b) or (C) other assets with an aggregate fair market value not in excess of $3,000,000 sold in arms-length transactions;

          (xi) enter into any material lease of real property, except any renewals of existing leases in the ordinary course of business;

          (xii) enter into, renew, amend or modify any Contract with respect to the CB coater at Seller's White City, Oregon facility, other than any such Contract entered into on arms-length terms and which does not provide for an initial term or any extension thereof at the option of the counterparty thereto that extends beyond December 31, 2000;

          (xiii) enter into, terminate or renew or amend or modify in any material respect any Contract, except a Contract entered into, terminated, renewed, amended or modified in the ordinary course of business consistent with past practice which Contract would not have been required to be listed on Schedule 3.08 pursuant to (A) Section 3.08(a)(i), (iii), (iv), (v) or (xiv) if such Contract had been entered into prior to July 31, 1998, (B) Section 3.08(a)(vii) if such Contract had been entered into prior to July 31, 1998, except, in the case of this clause (B) for any Contract that does not affect in any material respect the rights granted to Purchaser in the Transferred Intellectual Property pursuant to the Seller Intellectual Property Agreement, (C) Section 3.08(a)(vi) if such Contract had been entered into prior to July 31, 1998 except for any such Contract entered in connection with any trade shows sponsored by the Radiological Society of North America Inc., (D) Section 3.08(a)(xiii) if such Contract had been entered into prior to July 31, 1998, except in the case of this clause (D), for any renewal of any such Contract necessary for the continued operation and conduct of the Business, provided that any such Contract shall not be extended for a term in excess of one year,
     (E) Section 3.08(a)(xv) if such Contract had been entered into prior to July 31, 1998 and such Contract is not terminable by Seller, any Seller Sub or Cemax-Icon by notice of not more than 60 days for a cost of less than $300,000 or (F) Section 3.08(a)(xvii) if such Contract, in Seller's good faith judgment would have been required to be listed on Schedule 3.08 if such Contract had been entered into prior to July 31, 1998 and such Contract is not terminable by Seller, any Seller Sub or Cemax-Icon by notice of not more than 60 days for a cost of less than $300,000;

          (xiv) (A) cancel any of the insurance policies listed in Schedule
     3.12 or (B) permit any of the insurance policies listed in Schedule
     3.12 to expire without replacing the coverage available under any such policy with substantively comparable coverage under another policy, provided that such coverage is available on commercially reasonable terms; or

          (xv) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

          SECTION 6.02. No Solicitation. (a) From July 31, 1998 to the Initial Closing Date, Seller and Seller Subs shall not, nor shall any of them authorize or permit any subsidiary, officer, director, employee, affiliate or agent of any of them to, directly or indirectly, in any manner, (i) solicit, initiate or encourage the submission of, any acquisition proposal, (ii) enter into any Contract with respect to any acquisition proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal. As used in this Section 6.02 (a), "acquisition proposal" shall mean any proposal for a merger or other business combination involving Seller or any of its subsidiaries that owns any Acquired Assets or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of Seller, any Seller Sub or Cemax-Icon or all or any portion of the Acquired Assets, other than (A) the transactions contemplated by this Agreement, (B) the sale of Inventory in the ordinary course of business, (C) the sale or any transaction involving any Excluded Asset, (D) any sale, transfer or other disposition in the ordinary course of business, (E) any sale or other transaction involving the Ferrania Facility or the Florida Facility, (F) any acquisition of voting securities of Seller under stock repurchase programs publicly announced prior to July 31, 1998 and (G) exercises of options for voting securities of Seller under Seller U.S. Benefit Plans.

          (b) From the Initial Closing Date to the Final Closing Date, Seller and Seller Subs shall not, nor shall any of them authorize or permit any subsidiary, officer, director, employee, affiliate or agent of any of them to, directly or indirectly, in any manner, (i) solicit, initiate or encourage the submission of, any European Business acquisition proposal,
(ii) enter into any Contract with respect to any European Business acquisition proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any European Business acquisition proposal. As used in this
Section 6.02(b), "European Business acquisition proposal" shall mean any proposal for a sale of any portion of the European

Businesses other than (A) the transactions contemplated by this Agreement,
(B) the sale of Inventory in the ordinary course of business, (C) the sale or any transaction involving any Excluded Asset, (D) any sale, transfer or other disposition in the ordinary course of business, and (E) any sale or other transaction involving the Ferrania Facility or the Florida Facility.

          SECTION 6.03. Access to Information. (a) Seller, the Seller Subs and Cemax-Icon shall afford to Purchaser and its accountants, counsel and other representatives reasonable access to all the properties, Contracts, commitments, Tax Returns, work papers of auditors, books and records and financial and operating data of or relating to the Businesses (other than the Excluded Assets), during normal business hours during the period from July 31, 1998 to the Initial Closing Date (with respect to such properties, Contracts, commitments, work papers, books, records and data Related to the US/MOW Businesses), and to the applicable European Closing Date (with respect to such properties, Contracts, commitments, work papers, books, records and data Related to the European Businesses) and, during such periods shall furnish promptly to Purchaser any information concerning the Businesses (other than the Excluded Assets) as Purchaser may reasonably request and shall instruct the employees, counsel and financial advisors of Seller and Seller Subs to cooperate with Purchaser in its investigation of the Businesses; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or the Businesses; provided, further, however, that prior to the Initial Closing, with respect to the US/MOW Acquired Assets, and the applicable European Closing with respect to the European Acquired Assets, the Purchaser shall not conduct any environmental audit or investigation on the Businesses or the Acquired Assets, including any Phase I or Phase II environmental assessment. No investigation pursuant to this Section 6.03 or otherwise conducted by or on behalf of Purchaser shall affect any representation or warranty given by Seller hereunder.

          (b) From July 31, 1998 to the Initial Closing Date, Seller shall provide to the Purchaser management reports showing the following (and setting forth the currency exchange rates used or assumed in the calculation thereof):

          (i) net revenues, gross margin and operating costs in deriving operating income by commodity (DryView medical, conventional x-ray, wet electronics, medical service, medical solutions, dry image setting and contract manufacturing) and region (U.S., Europe and "Most of World") for the Businesses, such reports to be delivered within 60 days after the last day of

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                                                                         67


     the quarter ended June 30, 1998, and within 45 days after the last day of each succeeding quarter;

          (ii) net revenues by commodity (DryView medical, conventional x-ray, wet electronics, medical service, medical solutions, dry image setting and contract manufacturing) and region (U.S., Europe and "Most of World") for the Businesses, such reports to be delivered within 60 days after the last day of the month of June, and within 30 days after the last day of each succeeding month; and

          (iii) (A) accounts receivable; (B) inventories; and (C) accounts payable, in each case for (x) the Businesses located in the United States calculated and prepared in the same manner as the Businesses Financial Statements and (y) Seller and its subsidiaries excluding the U.S. (i.e. consolidated non-U.S. balances), such reports to be delivered within 60 days after the last day of the quarter ended June 30, 1998, and within 45 days after the last day of each succeeding quarter.

          SECTION 6.04. Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and Seller, dated October 28, 1997, as amended from time to time (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Initial Closing, with respect to the Businesses other than the European Businesses, and the Final Closing with respect to the European Businesses, the Confidentiality Agreement shall terminate with respect to information relating solely to the Businesses (other than the Excluded Assets); provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller and its affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Final Closing.

          SECTION 6.05. Antitrust. Each of Seller and Purchaser shall, (i) as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form pursuant to the HSR Act, if any, required for the transactions contemplated hereby and (ii) as promptly as practicable, make all filings under the Non-U.S. Competition Laws of any country or the European Union under which any clearance, consent, authorization, registration, declaration or other action with respect to the transactions

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                                                                         68


contemplated hereby is required. Each of Seller and Purchaser shall as promptly as practicable (i) substantially comply with any request for additional information and documents pursuant to the HSR Act and (ii) provide any supplemental information requested pursuant to any Non-U.S. Competition Law. Each of Purchaser and Seller shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act and the relevant Non-U.S. Competition Laws. Seller and Purchaser shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and the relevant non-U.S. antitrust or competition authorities, and shall comply promptly with any such inquiry or request. Each of Seller and Purchaser shall use its best efforts to obtain any clearance under the HSR Act and the relevant Non-U.S. Competition Laws required for the consummation of the transactions contemplated hereby. For purposes of this Section 6.05, the "best efforts" of Purchaser shall include Purchaser's agreement to litigate any motion for a preliminary injunction until such motion shall have been granted or denied by a court of competent jurisdiction; provided that Purchaser shall not be required (i) to pay any amounts of money to third parties to secure any such clearance (other than costs incurred in connection with the prosecution of any such litigation and the payment of any filing, application, registration, notarial and similar fees and related expenses) or (ii) to agree to any request or requirement of any Governmental Entity, whether involving the Businesses or the Acquired Assets or Purchaser's other assets or businesses, if such payment or compliance with any such request or requirement, individually or in the aggregate, would impair or diminish the economic value of the Businesses or the Acquired Assets and/or of Purchaser, individually or in the aggregate, in an amount greater than or equal to an amount that would constitute a material impairment or diminution of the economic value of the Businesses in the aggregate (collectively, a "Material Impairment").

          SECTION 6.06. Best Efforts. (a) On the terms and subject to the conditions of this Agreement, each party shall cooperate and use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or advisable under Law to cause each of the Initial Closing and each European Closing to occur, as promptly as practicable, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to each of the Initial Closing and each European Closing.


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                                                                         69


          (b) Prior to the Initial Closing, each party shall, and shall cause its affiliates to, cooperate and use its best efforts (at its own expense) to take all actions necessary, appropriate or advisable to secure, as promptly as practicable, and use (i) its best efforts to obtain Consents listed on Schedule 7.02(d) and (ii) its commercially reasonable efforts to obtain the Consents listed on Schedules 3.03(a) and 3.03(b) and all other Consents from Governmental Entities and other persons necessary, appropriate or advisable to permit the transfer of the Acquired Assets to, and the assumption of the Assumed Liabilities by, Purchaser. For purposes of this Section 6.06(b), Seller shall be deemed to have used "commercially reasonable efforts to obtain Consents" if it shall have complied with the procedures set forth in Schedule 6.06(b).

          (c) Notwithstanding anything to the contrary in Section 6.06(a) or (b), (i) neither party shall be required to make any payment (other than de minimis filing, application, registration, notarial and similar fees and related expenses), grant any accommodation (financial or otherwise) or initiate or defend any litigation in connection with such best efforts, and
(ii) Seller shall notify Purchaser as promptly as practicable if, after use of such best efforts, Seller fails to obtain any Consent listed in Schedule 3.03(a) or (b) or 7.02(d) and shall cooperate with and enter into good faith discussions with Purchaser regarding whether such Consent should continue to be pursued and the appropriate course of action to be taken to obtain such Consent.

          (d) This Section 6.06 does not relate to antitrust matters, which are the subject of Section 6.05. Except as provided in Section 6.05 and this Section 6.06, Purchaser and Seller shall use their respective best efforts to cause the Initial Closing to occur on or prior to December 31, 1998 and all European Closings to occur as soon as practical after the Initial Closing Date, and in any event, on or prior to March 31, 1999; provided, however, that such best efforts obligation shall not require either Seller or Purchaser to waive any right or condition in this Agreement or any other Transaction Document.

          SECTION 6.07. Fees and Expenses. (a) Whether or not the Initial Closing or any European Closing takes place, and except as expressly set forth in this Agreement or any Transaction Document, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04 and 6.05. No costs or expenses incurred in connection with this Agreement and the other Transaction

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                                                                         70


Documents and the transactions contemplated hereby and thereby (i) shall be allocated by Seller to the Acquired Assets or the Businesses or (ii) shall constitute Assumed Liabilities, except for both (i) and (ii), as otherwise expressly agreed in this Agreement and the other Transaction Documents.

          (b) If a Termination Event shall have occurred, Purchaser shall reimburse Seller upon demand in immediately available funds Seller's reasonable costs and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including all reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Seller (collectively, the "Expenses")) in an amount not to exceed $5,000,000 in the aggregate.

          SECTION 6.08. Notices of Certain Events. From July 31, 1998 with respect to clauses (a) and (b) below, the Final Closing Date, and with respect to clauses (c) and (d) below, the Initial Closing Date, Seller, Seller Subs and Cemax-Icon shall promptly notify Purchaser of, and Purchaser shall promptly notify Seller of:

          (a) any written notice or other written communication from any person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement (other than notice in respect of a Consent disclosed in any Schedule);

          (b) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (c) any developments or changes in the status of any matter covered by Section 3.14 or otherwise included in Schedule 3.14; and

          (d) any Proceedings commenced or, to the Knowledge of Seller or the knowledge of Purchaser, as applicable, threatened, (i) against, relating to or involving or otherwise affecting Seller, any Seller Sub or Cemax- Icon, that, if pending on July 31, 1998, would have been required to have been disclosed pursuant to Section 3.15 or (ii) that are of the type described in Section 7.01(b) or 7.02(j).


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          SECTION 6.09. Employee Matters; WARN Act.

          (a) Eligible Employees.

          (i) Schedule 6.09 sets forth a list of all Eligible Employees and provides the following information with respect to each such Eligible
     Employee: (w) current base salary or compensation, (x) job title and
     (y) country. Seller may modify the list of Eligible Employees (with respect to Non- European Eligible Employees, only until the Initial Closing Date) after July 31, 1998 (i) to fill vacancies created by employment terminations, retirement, death or disability or (ii) to identify specific individuals to fill vacant positions set forth on
     Schedule 6.09; provided, however, that after each such modification the list is comprised only of individuals who are actively employed by Seller or Seller Subs at the Initial Closing Date and who fall into one of the following categories (A) employees (other than customer service, support and corporate staff) who perform at least 80% of their services for the Businesses; (B) customer service and support employees ("CSS Employees") who perform at least 75% of their services for the Businesses; (C) 406 CSS Employees (minus the number of such employees in (B), above) mutually selected by Seller and Purchaser (taking into account the need of the Businesses to have customer service and support employees who are geographically and functionally dispersed) from a pool of employees who perform at least 50% of their services for the Businesses; (D) employees of Cemax-Icon; (E) 115 contract employees who perform at least 75% of their services for the Businesses ("Contract Employees"); (F) 11 employees employed in Germany in the document imaging business (the "German Document Imaging Employees") and (G) 75 corporate staff employees ("corporate staff employees") of Seller mutually selected by Seller and Purchaser; provided, further, however, that (i) Seller may not remove any individual from Schedule 6.09 if, as of July 31, 1998, such individual falls into category (A), (B), (C), (D) or (G) and (ii) the number of Eligible Employees (after any modification by Seller to Schedule 6.09) shall not exceed (u) 1602 employees in categories (A), (B), (C), (D) and (G), (v) 115 Contract Employees, (w) 11 German Document Imaging Employees, (x) 406 CSS Employees and (y) 75 Corporate Staff Employees. Employees of Seller or Seller Subs who (a) return to active employment within one year of the Initial Closing Date from a leave of absence (other than a long-term disability leave of absence), (b) have a right of reinstatement under the plan or program of Seller or Seller Subs under which they left active service and (c) are

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                                                                         72


     capable of working in accordance with Seller's or Seller Subs' policies, practices and procedures shall be considered Eligible Employees if (x) they satisfied the requirements of (A), (B) or (D), above, on the date their leave of absence commenced or (y) Purchaser has not employed the required number of employees under (C), (E), (F) or (G) above, and such employees satisfied the requirements of (C),
     (E), (F) or (G) above, on the date their leave of absence commenced. For purposes of the Agreement, "U.S. Eligible Employees" means Eligible Employees primarily employed in the United States and "Foreign Eligible Employees" means all other Eligible Employees, such U.S. Eligible Employees and Foreign Transferred Employees being collectively referred to herein as the "Eligible Employees". "European Eligible Employees" means all Eligible Employees employed in the European Territories; and "Non-European Eligible Employees" means all Eligible Employees other than European Eligible Employees. Between July 31, 1998 and the Initial Closing Date, a stay bonus program (the "Stay Bonus Program") will be established, as set forth in Schedule 6.09(a)(ii). Purchaser shall bear the cost of the Stay Bonus Program.

          (b) Transferred Employees.

          (i) On or before the Initial Closing with respect to Non-European Eligible Employees and the applicable European Closing with respect to European Eligible Employees (or in both cases, if later, the date an individual is considered an Eligible Employee), Purchaser will offer employment to each Non-European Eligible Employee or European Eligible Employee, as applicable, in a position substantially similar to such Eligible Employee's current position with Seller or any Seller Sub, as the case may be, at compensation levels no less favorable than that provided by Seller or Seller Subs as of the Initial Closing Date or European Closing Date, as applicable, and with pension and other benefit arrangements that are no less favorable in the aggregate than those in which such Eligible Employee participated as of such Initial Closing Date or European Closing Date, as applicable; provided, however, that Purchaser will comply with any applicable law, rules and regulations in making employment offers to Eligible Employees. U.S. Eligible Employees and Foreign Eligible Employees who accept Purchaser's offer of employment together with those employees whose employment is transferred by operation of law and all employees of Seller Subs that are being acquired by Purchaser shall be referred to as "U.S. Transferred Employees" and "Foreign Transferred Employees", respectively, and shall be collectively referred to as

     "Transferred Employees". In addition, "European Transferred Employees" means those Foreign Transferred Employees employed in Europe and "Non-European Transferred Employees" means all other Transferred Employees. Notwithstanding anything to the contrary contained herein,
     (i) a European Eligible Employee shall be deemed to be a European Transferred Employee as of the Initial Closing for purposes of allocating liabilities, including, but not limited to, the liabilities set forth in Section 1.03, Section 9.02 and this Section 6.09, between Seller and Purchaser and (ii) a U.S. Eligible Employees shall be deemed to be a U.S. Transferred Employee as of January 1, 1999 and the respective duties and obligations of Seller and Purchaser with respect to U.S. Eligible Employees from the Initial Closing Date to December 31, 1998 shall be determined in accordance with the Employee Leasing Agreement dated as of November 30, 1998 between Seller and Purchaser (the "Employee Leasing Agreement").

          (ii) For a period of no less than one year following the Initial Closing Date (the "Continuation Period"), Purchaser shall provide, or cause to be provided, to each U.S. Transferred Employee (a) compensation at levels no less favorable than that provided by Seller or Seller Subs as of the Initial Closing Date and (b) pension and other benefits arrangements that are no less favorable in the aggregate than those in which such U.S. Transferred Employee participated as of the Initial Closing Date; provided, however, that Seller agrees that the provisions of subsection (b), above, shall be satisfied if such U.S. Transferred Employees continue to participate on the same terms and conditions in the applicable pension and other benefit arrangements of Seller or Sellers Subs or they are eligible to participate on the same terms and conditions in all plans available to similarly situated employees of Purchaser.

          (iii) Seller will not amend or terminate (other than as required by law) any Transferred Employee's employment agreement and shall, at Purchaser's request, assign any such agreement to Purchaser.

          (c) U.S. Transferred Employees.

          (i) During the Continuation Period, U.S. Transferred Employees shall be eligible for severance benefits that are no less favorable than those provided to similarly situated employees of Seller.

          (ii) Seller shall provide, or cause to be provided, defined benefit pension benefits and eligibility for

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                                                                         74


     retiree health care benefits to Grandfathered Employees that are substantially similar to those that would have been provided to such employees as a result of being considered grandfathered employees for purposes of 3M's defined benefit pension plans ("3M Pension Plans") and 3M's retiree health care plans ("3M Health Care Plans") if such employees had remained employed by Seller and Seller Subs during the period they are actually employed by Purchaser; provided that Seller shall not be required (i) to provide, or cause to be provided, the defined benefit pension accrual provided to employees of Seller who are not considered Grandfathered Employees or (ii) to provide, or cause to be provided, benefits more favorable than those available to similarly situated employees of Seller who would be considered Grandfathered Employees. "Grandfathered Employees" means (i) with respect to defined benefit pension benefits, those U.S. Transferred Employees who are considered Grandfathered Employees with respect to benefits under 3M Pension Plans, and (ii) with respect to retiree health care benefits, those U.S. Transferred Employees who are considered Grandfathered Employees with respect to benefits under 3M Health Care Plans.

          (iii) Purchaser shall provide relocation benefits to U.S. Transferred Employees, if required, in accordance with Purchaser's employee relocation policy. U.S. Transferred Employees (other than employees of Cemax- Icon) will be credited with accumulated service with Seller or any Seller Sub, as the case may be, 3M and their affiliates for eligibility, vesting and benefit purposes under all plans or programs maintained by Purchaser and its affiliates after December 31, 1998 (including all severance plans); provided that (a) no such service shall be credited under Purchaser's plans providing retiree welfare benefits and (b) no such service shall be credited for benefits purposes under Purchaser's defined benefit pension plans. Service recognized prior to the Initial Closing Date under Cemax-Icon benefit programs will continue to be taken into account under such benefit programs. For a period of four years following the Initial Closing Date, Purchaser shall appropriately compensate each U.S. Transferred Employee whose vacation entitlement under the applicable programs of Purchaser is less than such U.S. Transferred Employee's vacation entitlement under the applicable programs of Seller as of the Initial Closing Date; it being understood that Purchaser shall either continue to provide such greater entitlement to the affected U.S. Transferred Employee or pay the U.S. Transferred Employee the cash value of the difference between such vacation entitlements at Purchaser's option.

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                                                                         75


          (iv) Seller will retain liability for (i) all unfunded pension liabilities with respect to the U.S. Transferred Employees and (ii) all claims under Seller's or Seller Subs' (other than Cemax-Icon) employee benefit plans incurred with respect to the U.S. Transferred Employees before the Initial Closing Date. Purchaser will be responsible for (i) all claims under Benefit Plans sponsored by Cemax-Icon and (ii) all claims incurred with respect to the U.S. Transferred Employees (other than employees of Cemax- Icon) after December 31, 1998 and (iii) all claims incurred with respect to Cemax-Icon employees after the Initial Closing Date. For purposes of this Section 6.09, (i) claims for medical, dental and vision benefits are incurred when the relevant services are rendered, (ii) claims for life insurance benefits are incurred on the date of death, (iii) claims for disability benefits are incurred on each date such benefits become payable under the terms of the applicable disability program and (iv) all other claims are incurred upon the occurrence of the last event giving rise to the entitlement to benefits.

          (v) U.S. Transferred Employees shall be entitled to use after the Initial Closing Date, or to receive the value of, all unused vacation benefits earned before the Initial Closing Date.

          (vi) Seller shall retain responsibility for providing group health coverage required by Section 4980B of the Code ("Continuation Coverage") to those U.S. Eligible Employees who do not accept employment with Purchaser and who elected such Continuation Coverage prior to the Initial Closing Date (other than employees of Cemax-Icon, who shall continue to be the responsibility of Cemax-Icon). Purchaser shall provide Continuation Coverage to U.S. Transferred Employees or their dependents only (other than employees of Cemax-Icon) with respect to "qualifying events" as defined in Code Section 4980B(f)(3) which occur on and after the Initial Closing Date, to the extent required by Applicable Law.

          (d) Foreign Transferred Employees. (i) Except as provided herein, Seller will be responsible for the portion of any liabilities (A) that are calculated with reference to a Foreign Transferred Employee's length of service with Seller or Seller Subs and (B) that are attributable to service with 3M or Seller, in each case before the Initial Closing Date (the "Foreign Service Liability"). The amount of the Foreign Service Liability shall be equal to the sum of (i) the Foreign Service Liability determined as of the Initial Closing Date on an "accumulated benefit obligation" basis (the

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                                                                         76


     "ABO Amount") and (ii) 50% of the difference between the amount of the Foreign Service Liability determined as of the Initial Closing Date on a "projected benefit obligation" and the ABO Amount. "Accumulated benefit obligation" and "projected benefit obligation" shall be calculated consistently with the principles set forth in SFAS 87. In the event any Foreign Service Liability is fully funded by dedicated or set-aside assets (a "Funded Foreign Service Liability"), Seller shall transfer to Purchaser (and Purchaser will assume and indemnify Seller and Seller Subs against) such Foreign Service Liabilities along with an equivalent amount of assets. Seller may, at its election, satisfy any unfunded or partially funded Foreign Service Liability (an "Underfunded Foreign Service Liability") by: (A) transferring to Purchaser the Foreign Service Liability along with an equivalent amount of assets, (B) retaining the Underfunded Foreign Service Liability or (C) transferring to Purchaser the Underfunded Foreign Service Liability and reducing the Purchase Price by an equivalent amount; provided, however, that (x) Seller shall comply with all applicable laws in making its election hereunder and (y) the Purchaser and Seller shall mutually agree before the Initial Closing Date upon a method for determining the Underfunded Foreign Service Liability. Notwithstanding anything to the contrary contained herein, (A) Purchaser shall assume and be fully responsible for (without compensation, payment or transfer of assets from Seller) the severance or leaving indemnity liabilities accrued for Foreign Transferred Employees employed in the Carribean, South America or Latin America that are payable under applicable Law upon such employees' termination of service and (B) Seller shall indemnify Purchaser against any leaving indemnity liabilities accrued as of the Initial Closing Date (as calculated in accordance with the second sentence of Section 6.09(d)(i)) for Foreign Transferred Employees employed in Italy that are payable under Italian Law upon such employees' termination of service and that are customarily referred to as "TFR" payments.

          (ii) The asset and liability transfers described in the Section 6.09(d)(i) (the "Transfers") shall be effected in accordance with the following principles: (i) the Transfers shall be effected as soon as reasonably practicable after the Initial Closing Date for Foreign Service Liabilities attributable to Non- European Transferred Employees and after the applicable European Closing Date for Foreign Service Liabilities attributable to European Transferred Employees,
     (ii) the actual assets to be transferred to Purchaser shall be the appropriate proportionate share of the actual pool of assets set aside to fund a particular Foreign

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                                                                         77


     Service Liability or cash if there is no such pool, (iii) the amount of the assets transferred to Purchaser shall be increased (or decreased, as appropriate) by the compound rate of return for the period from the Initial Closing Date to the date of transfer for the pool of assets set aside to fund a particular Foreign Service liability or, if there is no such pool, LIBOR.

          (iii) If Seller transfers dedicated or set-aside transfers in excess of any individual Funded Foreign Service Liability, the amount of such excess (the "Excess Assets) shall reduce, on a dollar-for-dollar basis, Seller's obligation to transfer additional assets equal to the aggregate Underfunded Foreign Service Liabilities transferred to Purchaser. If the aggregate amount of Excess Assets exceeds Seller's aggregate unfunded obligation with respect to all Underfunded Foreign Service Liabilities transferred to Purchaser, Purchaser shall make a cash payment to Seller in an amount equal to such excess. Purchaser will be responsible for all (A) accrued vacation pay for Foreign Transferred Employees and (B) liabilities related to the Foreign Transferred Employees that are determined without reference to such employees' length of service with Seller or Purchaser.

          (iv) Seller shall notify and consult with the works councils or similar employee representatives as required by Law with respect to the transfers contemplated by this Agreement.

          (v) Seller (A) shall cause the benefits of all Transferred Employees under non-U.S. defined contribution and defined benefit pension plans to be fully vested as of the Initial Closing Date or (B) continue to credit service with Purchaser for vesting purposes with respect to such benefits.

          (e) Seller and Purchaser agree to cooperate and consult with each other in connection with any communications with Eligible Employees regarding the Acquisition and the employment by Purchaser of such Eligible Employees.

          SECTION 6.10. Post-Closing Cooperation. Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 90 days after the Final Closing Date and, in the case of the services set forth in the Transition Services Agreement, until the termination in all respects of such relevant service, to ensure the orderly transition of the Businesses from Seller to Purchaser and to minimize any disruption to the Businesses and the other respective businesses of Seller

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                                                                         78


and Purchaser that might result from the transactions contemplated hereby. After the Initial Closing and each European Closing, as the case may be, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the US/MOW Businesses or the applicable European Businesses, as the case may be (to the extent within the control of such party) as is reasonably necessary for financial reporting, accounting and Tax matters.

          SECTION 6.11. Publicity. From July 31, 1998 to the Final Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party or any of its advisors without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announce ment may be required by Law of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective employees and to 3M, bank lenders or parties to Contracts under which they have disclosure obligations, that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other party.

          SECTION 6.12. Records. Seller shall deliver originals of all Records that are part of the Acquired Assets (or, in the case of Records relating to Cemax-Icon, including the portions of any consolidated, combined or unitary Tax Returns that relate to Cemax-Icon or Records that are described in Section 1.02(b)(vii) (A) or (C), copies of such Records) to Purchaser at the locations where such Records are currently maintained if such Records are maintained at a facility that is an Acquired Asset or is to be leased to Purchaser under the Shared Facilities Agreement or otherwise to Purchaser as soon as practicable but in no event later than 60 days after the Initial Closing (in the case of US/MOW Records), and each European Closing (in the case of European Records for each European Territory for which such European Closing has been consummated), as applicable, at such location or locations to be mutually agreed. Purchaser recognizes that certain Records may contain incidental information relating primarily to subsidiaries or divisions of Seller other than the Businesses and that Seller may retain copies of the relevant portions thereof.


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                                                                         79


          SECTION 6.13. Agreement Not To Compete. (a) Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Businesses to the extent permitted by Law and that Purchaser would not have entered into this Agreement absent the provisions of this
Section 6.13 and, therefore, for a period of seven years from the Initial Closing, Seller shall not, and shall cause each of its subsidiaries not to, directly or indirectly, compete against Purchaser in the Businesses in the medical imaging market or any other line of business that competes with the Businesses in the medical imaging market (including inkjet printing, direct radiography, dry laser printing, dry thermal printing or any other medical imaging equipment, interfaces, components or hard copy output or media, in each case only to the extent used in the medical imaging market or for medical imaging applications) ("Competitive Activities"), except (i) the activities and businesses operated at the Ferrania Facility to the extent contemplated by the X-ray/Wet Laser Supply Agreement and the services to be provided by Seller to Purchaser under the Transition Services Agreement relating to 17 particular employees at the Ferrania Facility, (ii) the activities and businesses operated at the Ferrania Facility as contemplated by the Intellectual Property Agreement and the License Agreement, (iii) the manufacture and sale into the medical imaging market of Data Storage Media sold by the businesses of Seller or any of its subsidiaries, (iv) the manufacture and sale into the medical imaging market of any other products, goods or services sold by the businesses of Seller or any of its subsidiaries in existence at any time if such products, goods and services are not either (A) promoted by Seller or any of its subsidiaries for medical imaging uses through (1) the use of internal or external written promotional materials or (2) paid advertisements, or (B) registered as medical devices with the FDA or any similar regulatory body; (v) the manufacture or sale into the medical imaging market of any products, goods or services by Seller or any of its subsidiaries to be used as components or parts of items sold by third parties in the medical imaging industry; provided, however, that such products, goods or services do not contain an Imation name, brand or logo, except for any such Imation name, brand or logo displayed in a manner that indicates that such product, good or service is being used as a component or supply item in another product, good or service; (vi) the document imaging business in Germany; (vii) the assignment, lease, sublicense or other transfer of any Intellectual Property, Technology or other proprietary information owned or licensed by Seller or any of its subsidiaries to any third party and (viii) Seller's continued operation of any Terminated European Businesses subsequent to the termination of this Agreement with respect to the European Acquisition of such Terminated European Businesses pursuant to Section 8.03(a) to the extent reasonably necessary to comply with or satisfy

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                                                                         80


such European Businesses' obligations and liabilities existing at the time of such termination. For purposes of this Section 6.13, "Data Storage Media" means all data storage media, equipment, systems and subsystems and related software and services, other than paper and film in each case used for imaging purposes (including uncoated film of diagnostic quality).

          (b) Section 6.13(a) shall be deemed not breached as a result of the ownership by Seller or any of its subsidiaries of: (i) less than an aggregate of 2% of any class of publicly traded equity securities of a person engaged, directly or indirectly, in Competitive Activities; (ii) less than 10% in value of any instrument of indebtedness (publicly traded or issued in accordance with Rule 144, Rule 144A or Regulation S of the Securities Exchange Commission) of a person engaged, directly or indirectly, in Competitive Activities; (iii) a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 10% of such person's consolidated annual revenues or (iv) more than otherwise permitted by clauses (i), (ii) or
(iii) above if any such excess is sold within one year from the date it was first acquired.

          (c) Seller understands that Purchaser would not have entered into this Agreement absent the provisions of this Section 6.13(c) and, therefore, for a period of two years from the Initial Closing, Seller shall not, and shall cause each of its subsidiaries not to, directly or indirectly, without Purchaser's prior written consent, hire any Transferred Employee listed on Schedule 6.13(c), or induce any Transferred Employee to leave the employ of Purchaser.

          (d) Section 6.13(a) shall not be deemed to be breached as a direct or indirect result of any activities carried on by Seller or any Seller Sub or any employee or agent of Seller or any Seller Sub in the period between the Initial Closing and the Final Closing that are (i) contemplated by the any of the Transaction Documents (including the Distribution Agreement) or (ii) taken by Seller or any Seller Sub or any employee or agent of Seller or any Seller Sub in response to any direct or indirect request (written or oral) made or instruction (written or oral) given by Purchaser or any subsidiary, affiliate or employee of Purchaser pursuant to any Transaction Document.

          SECTION 6.14. Bulk Transfer Laws. Seller and Purchaser each hereby waives compliance by the other with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.


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                                                                         81


          SECTION 6.15. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 6.05 and Section 6.06), as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement, including, in the case of Seller and Seller Subs, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary for such purpose.

          SECTION 6.16. Purchase Price Allocation. (a) Generally. Seller and Purchaser shall mutually determine the amount of the total consideration transferred by Purchaser and its affiliates in exchange for the Acquired Assets, which amount will consist of the Purchase Price plus the amount of the Assumed Liabilities, and will not include any amount paid pursuant to the Supply Agreement, and as provided in this Section 6.16 will mutually determine the allocation of such total consideration among the Acquired Assets and Assumed Liabilities in accordance with their relative fair market values in the manner required by Section 1060 of the Code, the regulations thereunder and any applicable provisions of any U.S. state or local or foreign law.

          (b) (i) Schedule 6.16 sets forth the amounts of the payments (each, an "Initial Payment") which will be made by Purchaser (A) with respect to the United States and MOW, to Seller or the applicable Seller Sub on the Initial Closing Date pursuant to Section 2.02(a), and (B) with respect to the European Territories, to the applicable Seller Sub or the Seller on the applicable European Closing Date pursuant to Section 2.02(b).

          (ii) Seller agrees that as soon as practicable after the Initial Closing and each European Closing, Seller will provide Purchaser with written notice (each, a "True Up Notice") setting forth the correct net asset value (as adjusted for goodwill as set forth on Schedule 6.16) as of the Initial Closing Date or the European Closing Date, as applicable, of the Acquired Assets and Assumed Liabilities transferred to Purchaser at the Initial Closing or the European Closing, as the case may be, for each country. Promptly after receipt of a True Up Notice with respect to the Initial Closing and each European Closing the appropriate adjustment payments shall be made with respect to the United States and MOW on the one hand, and the relevant European Territory on the other hand, as applicable.

          (iii) In the event that the amount of the Initial Payment made with respect to a particular country (other than the United States) is greater than the amount set forth in a True Up Notice as the correct amount, then Seller and Purchaser agree that the excess over the correct amount in such country shall be treated as a reduction in the Purchase Price of the Acquired Assets in such country and an increase in the Purchase Price of the Acquired Assets in the United States. In the event that the amount of the Initial Payment made with respect to a particular country (other than the United States) is less than the amount set forth in such True Up Notice as the correct amount, then Seller and Purchaser agree that the shortfall under the correct amount in such country shall be treated as an increase in the Purchase Price of the Acquired Assets in such country and a decrease in the Purchase Price of the Acquired Assets in the United States.

          (iv) Purchaser and Seller agree to act in accordance with the allocations resulting from the Initial Payments and the adjustments, if any, to the Purchase Price of the Acquired Assets in each country (including any modification required to reflect any adjustments to the Purchase Price pursuant to Section 1.06) in any relevant Tax Returns, including any such Tax Returns required to be filed pursuant to Section 1060 of the Code, the regulations promulgated thereunder or any provisions of local, state and foreign law (including IRS Form 8594), and to cooperate in the preparation of any such Tax Returns and to file timely such Tax Returns in the manner required by applicable law.

          (c) The parties agree to cooperate and work together to cause all relevant Taxing Authorities to accept the allocation agreed upon pursuant to this Section 6.16. If the agreed upon allocation is successfully challenged by any Taxing Authority, the parties agree to work together to cause other Taxing Authorities to agree to conforming adjustments, to the extent such adjustments will decrease the overall Tax costs to all parties, and to share any Tax savings that result from any of the foregoing changes to the allocation.

          (d) The parties agree that any payments required to be made in any country outside the United States (after the Initial Payment in the country) to arrive at the correct amount for that country shall be made by the applicable Purchaser Buyer if an additional amount must be paid for the Acquired Assets, and by the applicable Seller Sub if an excess amount was paid for the Acquired Assets. Within 90 days after the Initial Closing Date, the parties will net the payments made in the United States and MOW by their respective subsidiaries after the Initial Payment, and if the result is that the total amount of the Initial Payment and adjustments after such netting is in excess of the amount due with respect to the United States and MOW, then Seller shall pay such excess to Purchaser in the United States; if the result is that the total amount of the initial payment and adjustments after such netting is less than the amount due with respect to the Unites States and MOW, then Purchaser shall pay the balance due to Seller in the United States. Promptly after the adjustment payments provided for in Section 6.16(b)(ii) have been made with respect to each European Closing, the procedures contained in the preceding sentence shall be performed with respect to all European Territories that were closed at such European Closing, except to the extent that Purchaser and Seller shall otherwise agree in writing.

          SECTION 6.17. Supplies. Purchaser shall not use stationery, purchase order forms or other similar paper goods or supplies (collectively, the "Supplies"), that state or otherwise indicate thereon that any Business is a division or unit of Seller or any Seller Sub more than 90 days after the Initial Closing Date (the "Cut-Off Date") in the United States and MOW, and not more than 15 days after the applicable European Closing in any of the European Territories (if such 15-day period would end after the CutOff Date), without first crossing out or marking over such statement or indication or otherwise clearly indicating on such Supplies that the division is no longer a division or unit of Seller or Seller Sub, as applicable. Purchaser shall not reorder any Supplies which state or otherwise indicate thereon that the division is a division or unit of Seller or any Seller Sub.

          SECTION 6.18. Insurance. (a) From July 31, 1998 to the Initial Closing Date, Seller shall use its best efforts to have Purchaser named as an additional insured party under each of the insurance policies issued to Seller listed on Schedule 6.18 ("Seller Existing CGL Policies"), which best efforts shall include seeking the consent, if required, of the underwriters under each Seller Existing CGL Policy; provided, however, that (i) in connection with seeking to have Purchaser named as an additional insured party under Seller Existing CGL Policies, Seller shall not be required to make any payment or grant any accommodation (financial or otherwise) to any person or to take any action that could impair or diminish Seller rights or benefits under Seller Existing CGL Policies and (ii) any additional cost or expense associated with Purchaser's being named an additional insured party under Seller Existing CGL Policies shall be borne in full by Purchaser and
(iii) Seller shall involve a representative of Purchaser in all substantive communications (written or oral) with any underwriter with respect to having Purchaser named as an additional insured party under any Seller Existing CGL Policy. Seller shall not obligate Purchaser to incur or assume any cost or expense in connection with being named an additional insured party without Purchaser's prior written consent hereto; provided, however, that any decision of Purchaser not to incur or assume any such cost or expense for whatever reason shall not result in Seller not being in compliance with any of its obligations under this Section.

          (b) For a period of three years following the Initial Closing, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, (i) exclude the Businesses or Acquired Assets as "divested operations" from coverage under any Seller Existing CGL Policy, (ii) amend or waive any of its rights with respect to the scope of coverage (including coverage exclusions), policy limits or co-payments under any Seller Existing CGL Policy, (iii) terminate any Seller Existing CGL Policy or (iv) increase Seller self-insured retention or deductibles under any Seller Existing CGL Policy.

          SECTION 6.19. Cemax-Icon. (a) On or prior to Initial Closing, Seller shall cause Cemax-Icon to cancel or repay all indebtedness (whether as obligor, guarantor or otherwise) to third parties for borrowed money (other than accounts payable incurred in the ordinary course of business) of Cemax-Icon outstanding on the Initial Closing Date, other than any such indebtedness set forth in clause (a)(viii)(A) & (B) and item 3 under clause
(a)(ix)(b) of Schedule 3.08 and other than the Cemax-Icon Payments.

          (b) (i) During the period from July 1, 1998 until the Initial Closing, Seller shall comply in all material respects with its obligations under the Cemax-Icon Merger Agreement, including Section 6.08 of the Cemax-Icon Merger Agreement. Without limiting the generality of the foregoing, between July 1, 1998 and the Initial Closing, Seller shall spend on a consolidated basis in connection with the objectives referenced in
Section 6.08 of the Cemax- Icon Merger Agreement an amount equal to the product of (a) $20,000,000 and (b) the number of days from and including July 1, 1998 to and including the Initial Closing Date divided by 365.

          (ii) During the period from the Initial Closing until June 30, 1999, Purchaser shall comply with the obligations of Seller set forth in
6.08 of the Cemax-Icon Merger Agreement. Without limiting the generality of the foregoing, between the Initial Closing and June 30, 1999, Purchaser shall spend on a consolidated basis in connection with the objectives referenced in Section 6.08 of the Cemax- Icon Merger Agreement an amount equal to the product of (a) $20,000,000 and (b) the number of days from but excluding the Initial Closing Date to and including June 30, 1999 divided by 365.

          (c) If at any time Dominion Fund IV or any other holder of Cemax-Icon's Senior Subordinated Convertible Promissory Note dated October 30, 1996 (or any portion thereof), shall exercise its right to convert any portion of such Note into Warrants pursuant thereto, Purchaser shall on the date of any such conversion pay to Seller, to an account designated in writing by Seller, an amount in cash in U.S. dollars equal to the then outstanding principal amount, accrued interest and other amounts owed with respect to the applicable portion of such Note so converted. For purposes of this paragraph (c), all capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in such Note or in any of the related agreements described in item 1 of Schedule 3.09(b).

          SECTION 6.20. European Closing in Italy. Purchaser and Seller each shall use commercially reasonable best efforts to jointly develop and implement a plan to consummate the European Closing for the European Territory of Italy as soon as practicable. Without limiting the generality of the foregoing, senior members of the respective Purchaser and Seller teams with responsibility for the European Closings (including the persons responsible for the creation and implementation of the Purchaser systems needed to complete such European Closings) shall meet not later than December 15, 1998, to develop a plan designed to achieve the European Closing for the European Territory of Italy as soon as practicable. The parties shall work together to finalize such plan not later than December 31, 1998. The obligations contained in this paragraph shall not require Purchaser to take any action that could result in Purchaser being unable to create and implement the Purchaser systems needed to complete the European Closing for any European Territory other than Italy on or prior to the Specified Closing Date for such European Territory.

          SECTION 6.21. [INTENTIONALLY OMITTED]

          SECTION 6.22. Insurance Proceeds. Seller shall, or shall cause the appropriate Seller Sub to, use their respective reasonable commercial efforts to seek any insurance proceeds to the extent covered by third-party insurance policies with respect to events or occurrences prior to the Initial Closing with respect to the US/MOW Acquired Assets, and the applicable European Closing, with respect to the European Acquired Assets (other than insurance proceeds related to Pre-Closing Environmental Liabilities) that have destroyed or damaged or otherwise reduced the value of any Acquired Assets having an aggregate fair market value of at least $2,000,000 and to promptly pay over to Purchaser any such proceeds to the extent paid to Seller or a Seller Sub.

          SECTION 6.23. CB Coater. From July 31, 1998 to the Initial Closing Date, Seller shall use its reasonable commercial efforts to identify, contact, solicit indications of interest from and conduct negotiations with third parties regarding supply contracts between Seller and such third parties pursuant to which such third parties would purchase coated products manufactured on the CB coater located at Seller's White City, Oregon facility following consummation of the Initial Acquisition.


                                ARTICLE VII

                            Conditions Precedent

          SECTION 7.01. Conditions to Each Party's Obligation. The obligation of the parties hereto to consummate the Initial Acquisition are subject to the satisfaction or waiver on or prior to the Initial Closing of the following conditions:

          (a) Governmental Approvals. All material filings and approvals set forth on Schedule 3.03(b) shall have been made or obtained, and all relevant waiting periods under U.S. Antitrust Laws and Non-U.S. Competition Laws if applicable to the consummation of the Acquisition, shall have expired or been earlier terminated and any Governmental Entity that has power under or authority to enforce such Laws, shall have approved, cleared or decided not to intervene in respect of the such European Acquisition to the extent such approval, clearance or decision is required to effect the Acquisition.

          (b) No Proceedings. (i) No Governmental Entity shall have entered, enacted, issued, enforced or promulgated any Law or Judgment that would prohibit the Acquisition and (ii) no Proceeding for such a Law or Judgment that could have the effect set forth in subclause (i) of this clause (b) shall have been instituted (x) by any Governmental Entity, (y) by any person with respect to any nonfrivolous Proceeding that seeks relief under U.S. Antitrust Laws or Non-U.S. Competition Laws or (z) by any person with respect to any Proceeding that is reasonably likely to succeed on the merits.

          (c) Settlement Agreement. The Settlement Agreement shall remain in full force and effect and shall not have been modified, amended or terminated.

          (d) Intellectual Property Agreements. The Intellectual Property Agreements shall remain in full force and effect and shall not have been terminated.

          (e) Supply Agreements. The Supply Agreements shall remain in full force and effect and shall not have been terminated (it being agreed that Seller's inability to perform under the X-ray/Wet Laser Supply Agreement as a result of any disruption (in workforce, production or otherwise) at the Ferrania Facility shall not constitute Seller's failure to comply with this closing condition).

          (f) License Agreement. The License Agreement shall remain in full force and effect and shall not have been terminated.

          SECTION 7.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Initial Acquisition is subject to the satisfaction (or waiver by Purchaser) on or prior to the Initial Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Seller in this Agreement and the other Transaction Documents that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of July 31, 1998 and the Initial Closing Date as though made on the Initial Closing Date, except (i) the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date) and (ii) that, for purposes of determining whether the representations and warranties set forth in Section 3.04(c) and in the last sentence of Section 3.15, respectively, shall be true and correct, as of July 31, 1998 and the Initial Closing Date as though made on the Initial Closing Date, the $10,000,000 amount set forth in Section 3.04(c) and the $5,000,000 amount set forth in Section 3.15 each shall be deemed to be $20,000,000. Purchaser shall have received a certificate dated the Initial Closing Date and signed by an authorized officer of Seller to such effect.

          (b) Performance of Obligations of Seller and Seller Subs. Each of Seller and Seller Subs shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and under the Letter Agreement dated as of July 31, 1998 between Seller and Purchaser to be performed or complied with by Seller by the time of the Initial Closing, and Purchaser shall have received a certificate dated the Initial Closing Date and signed by an authorized officer of Seller to such effect.

          (c) Opinions of Seller's Counsel. Purchaser shall have received opinions each dated the date of the Initial Closing Date of Cravath, Swaine & Moore, Richards,

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                                                                         88


Layton & Finger, and Seller's General Counsel, substantially in the forms of Exhibits A-1, A-2, and A-3, respectively.

          (d) Consents. There shall have been obtained (i) all Consents listed on Schedule 7.02(d) and (ii) any other Consent from any third party if (x) such Consent is not listed on Schedules 3.03(a) or 3.03(b) and (y) the failure to obtain such Consent has had or is reasonably likely to have a Seller Material Adverse Effect.

          (e) Local Asset Purchase Agreements. Seller shall have executed and delivered, or shall have caused its relevant subsidiaries to execute and deliver, any Local Asset Purchase Agreements that Seller and Purchaser have agreed to execute and deliver.

          (f) Transition Services Agreements. Seller shall have executed and delivered the Transition Services Agreement.

          (g) Shared Facilities Agreement. Seller shall have executed and delivered the Shared Facilities Agreement.

          (h) Release of Liens. Seller shall have taken, or cause to be taken, all steps necessary to effect a release of the Liens on the Acquired Assets under the Bank Credit Agreements, including delivery of lien releases in form and substance reasonably satisfactory to Purchaser's counsel, including Forms UCC-3.

          (i) FIRPTA Certificate. Seller and each Seller Sub shall have executed and delivered a certificate to Purchaser certifying under penalties of perjury that such person is not a foreign person, in the form required by Treas. Regs. ss.1.1445-2(b)(2)(iii), or certifying that such person is not transferring beneficial ownership of any asset that constitutes a "United States real property interest" within the meaning of
Section 897 of the Code.

          (j) No Material Impairment. No Governmental Entity shall have entered, enacted, issued, enforced or promulgated any Law or Judgment that would result in a Material Impairment.

          (k) Distribution Agreement. Seller shall have executed and delivered the Distribution Agreement.

          (l) European Closing Documents. Seller or the applicable Seller Sub shall have executed and delivered each of the European Closing Documents pertaining to the Primary European Territories.


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                                                                         89


          (m) Loan Agreement. Imation BV (as defined in the Loan Agreement) shall have executed and delivered the Loan Agreement.

          (n) White City Supply Agreement. Seller shall have executed and delivered the White City Supply Agreement.

          (o) Employee Leasing Agreement. Seller shall have executed and delivered the Employee Leasing Agreement.

          (p) Reverse Transition Services Agreement. Seller shall have executed and delivered the Reverse Transition Services Agreement.

          SECTION 7.03. Conditions to Obligation of Seller and Seller Subs. The obligation of Seller and the Seller Subs to consummate the Initial Acquisition is subject to the satisfaction (or waiver by Seller) on or prior to the Initial Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement and the other Transaction Document that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of July 31, 1998 and the Initial Closing Date as though made on the Initial Closing Date. Seller shall have received a certificate dated the Initial Closing Date and signed by an authorized officer of Purchaser to such effect.

          (b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Initial Closing, and Seller shall have received a certificate dated the Initial Closing Date and signed by an authorized officer of Purchaser to such effect.

          (c) Opinions of Purchaser's Counsel. Seller shall have received opinions dated the Initial Closing Date of Sullivan & Cromwell and Purchaser's General Counsel substantially in the forms of Exhibits B-1 and B-2.

          (d) Local Asset Purchase Agreements. Purchaser shall have executed and delivered, or shall have caused its relevant subsidiaries to execute and deliver, any Local Asset Purchase Agreements that Purchaser and Seller have agreed to execute and deliver.

          (e) Transition Services Agreements. Purchaser shall have executed and delivered the Transition Services Agreement.


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                                                                         90


          (f) Shared Facilities Agreement. Purchaser shall have executed and delivered the Shared Facilities Agreement.

          (g) Distribution Agreement. Purchaser shall have executed and delivered the Distribution Agreement.

          (h) European Closing Documents. Purchaser or the applicable Purchaser Buyer shall have executed and delivered each of the European Closing Documents pertaining to the Primary European Territories.

          (i) Loan Agreement. Kodak BV (as defined in the Loan Agreement) shall have executed and delivered the Loan Agreement.

          (j) White City Supply Agreement. Purchaser shall have executed and delivered the White City Supply Agreement.

          (k) Employee Leasing Agreement. Purchaser shall have executed and delivered the Employee Leasing Agreement.

          (l) Reverse Transition Services Agreement. Purchaser shall have executed and delivered the Reverse Transition Services Agreement.

          SECTION 7.04. Frustration of Initial Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's failure to act in good faith or to use such efforts to cause the Initial Closing to occur, as required by Section 6.05 or Section 6.06.

          SECTION 7.05. No Conditions to European Acquisitions. The obligation of the parties hereto to consummate each European Acquisition are subject to the satisfaction or waiver on or prior to such European Acquisition of the following conditions:

          (a) Governmental Approvals. All material filings and approvals set forth on Schedule 3.03(b) shall have been made or obtained, and all relevant waiting periods under Non-U.S. Competition Laws if applicable to the consummation of such European Acquisition, shall have expired or been earlier terminated and any Governmental Entity that has power under or authority to enforce such Laws, shall have approved, cleared or decided not to intervene in respect of such European Acquisition to the extent such European approval, clearance or decision is required to effect such European Acquisition.

          (b) No Proceedings. No Governmental Entity shall have entered, enacted, issued, enforced or promulgated any Law or Judgment that prohibits such European Acquisition.

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                                ARTICLE VIII

                     Termination, Amendment and Waiver


          SECTION 8.01. Termination Prior to Initial Closing. (a)
Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Initial
Closing:

          (i) by mutual written consent of Seller and Purchaser;

          (ii) by Seller if any of the conditions set forth in Sections
     7.01 or 7.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

          (iii) by Purchaser if any of the conditions set forth in Sections
     7.01 or 7.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; provided that if required by Section 6.07(b) Purchaser shall have fully paid the Expenses pursuant thereto; or

          (iv) by Seller or Purchaser if the Initial Closing does not occur on or prior to the first anniversary of July 31, 1998; or

          (v) by Seller or Purchaser if there shall be in effect any preliminary Judgment (on antitrust grounds), any non-appealable Judgment (on other than antitrust grounds) or any Law that prohibits the Acquisition;

provided, however, that the party seeking termination pursuant to clause
(ii), (iii), (iv) or (v) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) at Seller's request, Purchaser shall return all documents and other material received from Seller, any Seller Sub or Cemax-Icon relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

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                                                                         92


          (ii) all confidential information received by Purchaser with respect to the businesses of Seller, any Seller Sub or Cemax-Icon shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          SECTION 8.02. Effect of Termination. (a) If his Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 6.04 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or any Seller Sub, (ii)
Section 6.07 relating to the Expenses and certain other expenses, (iii)
Section 6.08 relating to finder's fees and broker's fees, (iv) Section 8.01 and this Section 8.02, (v) Section 6.11 relating to publicity and (vi)
Article XI to the extent applicable to the provisions in clauses (i) through (v) of this Section 8.02.

          (b) Nothing in this Section 8.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          SECTION 8.03. Termination of European Acquisitions. (a)
Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and abandoned with respect to any European Acquisition at any time prior to the consummation of the European Closing for such European Acquisition:

          (i) by mutual written consent of Seller and Purchaser; or

          (ii) by Purchaser or Seller at any time after July 31, 1999, if any of the conditions with respect to such European Acquisition set forth in Section 7.05 shall not have been satisfied.

          (b) In the event of a termination of a European Acquisition by Seller or Purchaser pursuant to this Section 8.03, the terminating party shall promptly give written notice thereof (a "Termination Notice") to the other party. Any termination of this Agreement with respect to any European Acquisition pursuant to this Section 8.03 shall be effective (i) in the case of a termination pursuant to Section 8.03(a)(i), on the date mutually agreed by the parties and (ii) in the case of a termination pursuant to
Section 8.03(a)(ii), on the date that Purchaser or Seller,

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                                                                         93


as the case may be, shall deliver a Termination Notice to the other party.

          (iii) If a European Acquisition is terminated as provided herein:

               (A) Not later than the forty-fifth day following the last day of the Payment Period immediately preceding the Payment Period during which such termination shall become effective, Purchaser shall deliver to Seller a notice setting forth the Initial Estimated Termination Payment and reasonably detailed documentation supporting the calculation thereof. Not later than five days following the delivery of such notice to Purchaser (the "Termination Payment Date"), Purchaser shall pay the Initial Estimated Termination Payment to Seller.

               (B) On each May 31 and November 30 following the Termination Payment Date (each such date, a "Recalculation Date") through and including the fifth anniversary of the Termination Payment Date, Seller shall calculate the Estimated Termination Payment as of such Recalculation Date.

               (C) Not later than 30 days after each such Recalculation Date, Seller shall deliver to Purchaser a notice (a
          "Recalculation Notice") setting forth the Estimated Termination Payment as of such Recalculation Date and reasonably detailed documentation evidencing the calculation thereof.

               (D) If the Estimated Termination Payment in any Recalculation Notice exceeds (or is less than) the Estimated Termination Payment calculated as of the immediately preceding Recalculation Date or, in the case of the initial Recalculation Date, the Initial Estimated Termination Payment, Purchaser shall pay to Seller the amount of such excess, or Seller shall pay to Purchaser the amount of such deficiency, as the case may be, within five days following delivery to Purchaser of such Recalculation Notice.

               (E) All payments required under this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to such payment in writing at least two business days prior to such payment.

               (F) Purchaser shall designate one or more persons, each of whom shall be reasonably

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                                                                         94


          acceptable to Seller, to act as Seller's agent in liquidating in an orderly manner and with the intention of achieving the highest liquidation value reasonably obtainable for the Working Capital of the Terminated European Businesses with respect to which the European Acquisition has been terminated. Seller shall pay all proceeds from such liquidation promptly (and in any event not less than frequently than monthly) to Purchaser.

               (G) At Seller's request, Seller and Purchaser shall negotiate in good faith and enter into a supply agreement (A) containing the same transfer pricing terms and substantially the same other terms as the White City Supply Agreement and (B) for such a term as is necessary to permit Seller to fulfill its existing obligations to customers. The parties agree to work together to determine the best approach for each customer with the dual goal of allowing Seller to fulfill such obligations and Purchaser to establish, maintain and preserve its relationships with such customers.

               (H) Purchaser and Seller each shall be entitled to retain any and all ERA Payments made with respect to any Payment Period prior to the Payment Period during which the Termination Notice was delivered.

               (I) If Purchaser shall provide notice at any time to Seller that Purchaser disagrees with the computation of the Initial Estimated Termination Payment or any Estimated Termination Payment, Seller and Purchaser shall negotiate in good faith to resolve such disagreement and Seller shall provide Purchaser with reasonable access to such of Seller's books and records as shall be relevant to the determination of the amount of such payments.

          (c) For purposes of this Section 8.03:

               "Allocable Purchase Price" shall mean the portion of the European Purchase Price allocated to the European Territory with respect to which such European Acquisition shall have been terminated in Schedule 6.16 less if such European Territory is Italy the Italian Prepayment Amount.

               "Calculation Period" shall mean, for any date, the period from the first day of the calendar month in which the applicable termination

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                                                                         95


          of this Agreement with respect to such European Acquisition became effective to such date.

               "Estimated Recoverable Working Capital" shall mean as of any date, the sum of (1) all liquida tion proceeds realized in respect of the Working Capital of the Terminated European Businesses during the Calculation Period and (2) an amount equal to .7 multiplied by the net book value of all Working Capital of the Terminated European Businesses as of such date (calculated using the same methodology set forth in Section I of Annex A with respect to the calculation of Net Assets).

               "Estimated Termination Payment" shall mean, as of any Recalculation Date, (A) the sum of (1) the Allocable Purchase Price and (2) an amount equal to .5 multiplied by the Severance Amount as of such Recalculation Date minus (B) an amount equal to .5 multiplied by the excess, if any, of the Working Capital Amount over the Estimated Recoverable Working Capital as of such Recalculation Date.

               "Initial Estimated Termination Payment" shall mean an amount equal to (A) the sum of (1) the Allocable Purchase Price and (2) an amount equal to .5 multiplied by the Severance Amount as of the Termination Payment Date minus (B) an amount equal to .15 multiplied by the Working Capital Amount.

               "Severance Amount" shall mean, as of any date, period, an amount equal to the actual severance payments made by Seller or any Seller Sub to Eligible Employees of the Terminated European Businesses during the applicable Calculation Period.

               "Terminated European Businesses" shall mean the European Businesses conducted in and from European Territory, the European Acquisition of which has been terminated in accordance with this
          Section 8.03.

               "Working Capital" means the accounts receivable, inventories and equipment of the Terminated European Businesses.

               "Working Capital Amount" shall mean an amount equal to the Working Capital included in the Net Assets for such European Territory as of the last day of the Payment Period prior to the Payment period during which the Termination Notice was delivered.

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                                                                         96


          SECTION 8.04. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. Except as otherwise expressly provided in this Agreement, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or equity.


                                 ARTICLE IX

                              Indemnification

          SECTION 9.01. Indemnification by Seller. (a) From and after the Initial Closing, Seller shall indemnify Purchaser and its affiliates (including Cemax- Icon) and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a "Purchaser Indemnified Party") against, and hold them harmless from, against and in respect of any loss, liability, claim, damage, charge, cost or expense (including reasonable legal fees and expenses) ("Losses"), imposed on, sustained, incurred or suffered by any Purchaser Indemnified Party (payable promptly upon written request), to the extent relating to, arising out of or resulting from:

          (i) any breach of any representation or warranty of Seller that survives the Initial Closing and is contained in this Agreement or in the certificates delivered pursuant to Section 7.02(a) or (b) hereto or in any other certificate delivered pursuant hereto;

          (ii) any breach of any covenant of Seller contained in this Agreement (other than any covenant contained in Section 1.06);

          (iii) any Excluded Liability;

          (iv) any Pre-Closing Environmental Liability. The term "Pre-Closing Environmental Liability" means any Loss relating to any Environmental Law (in effect as of the Initial Closing) to the extent arising out of acts or omissions occurring, or conditions existing (whether known or unknown), at or before the Initial Closing in connection with the ownership or operation of the

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                                                                         97


     Businesses at any time at or before the Initial Closing, including before the Spin-Off Date, whether such Loss arises before or after the Initial Closing and whether arising on-site or off-site, including all Losses in connection with (A) bringing the Businesses or the Acquired Assets into compliance with Environmental Laws (in effect as of the Initial Closing), (B) Seller's involvement at the White City facility in the Oregon State voluntary cleanup program and (C) the former wastewater retention basin at the White City facility; provided, however, that such Pre- Closing Environmental Liability shall not include (1) any costs of investigation of the environmental quality, condition or environmental compliance status of the Businesses (other than the Excluded Assets) or the Acquired Assets, except for such investigations that are in response to (x) a written request or demand by a Governmental Entity having jurisdiction over the matter, (y)(i) any Proceeding brought under a citizen's suit provision of any Environmental Law to the extent it is alleged in such Proceeding that the Businesses or the Acquired Assets were not in compliance with Environmental Law at any time prior to the Initial Closing Date or
     (ii) any notice or written communication by a third party to the extent alleging personal injury or property damage from an alleged release of or exposure to any Hazardous Substance arising from the operation of the Businesses prior to the Initial Closing Date or any condition existing with respect to the Acquired Assets as of the Initial Closing Date (but only to the extent such Losses are reasonably required in connection with the investigation or remediation of a release directly related to a notice or written communication that might reasonably be expected to result in a Proceeding), or (z) investigations that are required pursuant to Environmental Law, (2) any costs that are unreasonable and inconsistent with industrial use of the applicable property as of the Initial Closing and are not required to bring the Businesses (other than the Excluded Assets) into compliance with Environmental Law or the requirements of the Governmental Entity having jurisdiction over the matter (in either case, as such may be in effect as of the Initial Closing), or (3) any Losses related to a change in the Businesses (other than the Excluded Assets) after the Initial Closing, including the expansion of operations in excess of production levels as of the Initial Closing, modification or reconfiguration of any process units or the cessation of all or part of the operations of the Businesses (other than the Excluded Assets), except to the extent such Losses relate to soil, sediment or groundwater contamination in existence as of the Initial Closing;

          (v) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or other comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement or any Transaction Document; and

          (vi) the termination of any Ferrania Employee.

          (b) Seller shall not be required to indemnify any person, and shall not have any liability:

          (i) under clauses (i) and (ii) of Section 9.01(a) (other than the representation and warranty set forth in the second sentence of
     Section 3.02) unless the aggregate of all Losses for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $5,000,000, and then only to the extent of any such excess;

          (ii) under clauses (i) and (ii) of Section 9.01(a) (other than the representation and warranty set forth in the second sentence of
     Section 3.02) for any individual occurrence, event, circumstance, act or omission where the Loss relating thereto, arising out thereof or resulting therefrom is less than $20,000 and such Losses shall not be aggregated for purposes of clause (i) of this Section 9.01(b) (it being agreed, however, that the dollar value of Losses relating to, arising out of or resulting from "individual" occurrences, events, circumstances, acts or omissions that relate to, arise out of or result from the same set of facts will be aggregated for purposes of this clause (ii) of this Section 9.01(b));

          (iii) under clauses (i) and (ii) of Section 9.01(a) for any breach to the extent Section 7.04 is applicable to such breach;

          (iv) under clauses (i) and (ii) of Section 9.01(a) (other than the representation and warranty set forth in the second sentence of
     Section 3.02) in excess of $150,000,000 of direct indemnity payments from Seller to the Purchaser Indemnified Parties; provided that to the extent the amount of any Loss for which indemnification is provided under clause (i) or (ii) of Section 9.01(a), (x) is directly paid by Seller to Purchaser and (y) is recovered by Seller under any Seller Existing CGL Policy, such amount shall be excluded from the calculation of the $150,000,000 limitation on direct payments set forth in this clause (iv);

          (v) under clauses (i) and (ii) of Section 9.01(a) (other than the representation and warranty set forth

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                                                                         99


     in the second sentence of Section 3.02) in excess of $300,000,000 of payments received by the Purchaser Indemnified Parties with respect to Losses for which indemnification is provided thereunder (1) from direct indemnity payments by Seller to any of them plus (2) insurance proceeds payments to Purchaser or any of its affiliates or any of its respective officers, directors, employees, stockholders, agents or representatives under Seller Existing CGL Policies; and

          (vi) under Section 9.01(a) to the extent the liability or obligation arises as a result of any wilful or intentional breach by Purchaser or any of its affiliates (including any of their respective directors, officers, employees, agents and representatives) prior to the Final Closing of any of their respective obligations under the Confidentiality Agreement, the Exclusivity Agreement dated April 25, 1998, as amended from time to time, this Agreement or any other Transaction Document.

          (c) Purchaser shall have the right to make claims under Seller Existing CGL Policies with respect to which Purchaser is an additional insured party (each, a "Purchaser Claim") only in the following circumstances:

          (i) prior to making any Purchaser Claim, Purchaser shall provide Seller with at least 30-day prior written notice of Purchaser's intent to make a Purchaser Claim ("Purchaser Notice");

          (ii) such Purchaser Claim shall relate solely to Losses to the extent related to, arising out of or resulting from occurrences, events, circumstances, acts or omissions prior to the Initial Closing, to the extent covered by the applicable Existing Seller CGL Policy;

          (iii) such Purchaser Claim shall relate solely to Losses related to product liability claims (as defined in the Applicable Seller CGL Policy) to the extent covered by the applicable Existing Seller CGL Policy;

          (iv) such Purchaser Claim shall be made solely in respect of any Loss for which indemnification is provided under subclause (i) of clause (a) of this Section 9.01; and

          (v) such Purchaser Claim shall be subject to the limitations set forth in clause (b) of this Section 9.01 and all limitations otherwise set forth in any other provision of this Article IX.


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                                                                        100


          (d) In connection with any claim for indemnifica tion by Purchaser for which Purchaser intends to make a Purchaser Claim under any Seller Existing CGL Policy on its behalf or, if permitted by the applicable Seller Existing CGL Policy, on behalf of the relevant Purchaser Indemnified Party, Purchaser shall include in its Purchaser Notice a reasonable detailed description of the Purchaser Claim, together with a statement that Purchaser intends to make such claim together with certification that such Purchaser Claim satisfies the conditions set forth in subclauses (ii),
(iii), (iv) and (v) of clause (c) of this Section 9.01. Within 30 days following Seller's receipt of the Purchaser Notice, Seller shall either (1) notify Purchaser that Seller agrees that such proposed Purchaser Claim satisfies the conditions set forth in subclauses (ii), (iii), (iv) and (v) of clause (c) of this Section 9.01, and that Purchaser may proceed to file the Purchaser Claim under the applicable Seller Existing CGL Policies or
(2) notify Purchaser that Seller believes that such proposed Purchaser Claim does not satisfy one or more of the conditions set forth in subclauses (ii), (iii), (iv) and (v) of clause (c) of this Section 9.01, and Seller shall describe in reasonable detail its reasons therefor. If Seller notifies Purchaser that Seller believes that such proposed Purchaser Claim does not satisfy one or more of the conditions set forth in subclauses (ii), (iii), (iv) and (v) of clause (c) of this Section 9.01, Seller and Purchaser shall proceed expeditiously to resolve such disagreement in accordance with Section 11.08. If following completion of the procedures set forth in subclauses (1) and (2) of this clause (d), Purchaser files the applicable Purchaser Claim under the applicable Seller Existing CGL Policies and is unable to recover the full amount of such Purchaser Claim due to (x) exhaustion of the coverage limits under such Policies or (y) denial of the Purchaser Claim by the relevant insurers on the basis that the Purchaser Claim was time barred under the applicable Seller Existing CGL Policies (provided, however, that such denial was not based on the fact that Purchaser has filed the Purchaser Claim outside the required period under the applicable Seller Existing CGL Policy) then Seller shall pay directly to Purchaser any Losses in an amount equal to the lesser of (x) the portion of the Purchaser Claim not paid by the insurers because of the exhaustion of coverage limits or, subject to the proviso above, the application of such time bar and (y) the aggregate amount paid under the relevant Seller Existing CGL Policies to or for the benefit of Seller with respect to claims filed by any person after the date on which Seller shall have received the Purchaser Notice (less all amounts otherwise payable by Seller to Purchaser pursuant to this subclause (y), which has previously been paid by Seller to Purchaser with respect to any other Purchaser Claims filed by Purchaser). Any direct payment from Seller to Purchaser made pursuant to the immediately

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                                                                        101


preceding sentence shall not be counted towards the $150,000,000 limitation on direct payments set forth in the first clause of subclause (iv) of clause (b) of this Section 9.01, but such direct payment shall be counted towards the $300,000,000 limitation set forth in subclause (v) of clause
(b) of this Section 9.01.

          (e) Purchaser shall have the right to seek payment of any Loss for which indemnification is provided under subclause (i) of clause (a) of
Section 9.01 directly from Seller, subject to the limitations set forth in clause (b) of Section 9.01, for any portion of Purchaser Claims not satisfied by the applicable insurers or Seller's payment to Purchaser pursuant to the penultimate sentence of clause (d) of this Section 9.01.

          (f) Seller shall cooperate with Purchaser with respect to any Purchaser Claim properly made by Purchaser under any other Existing CGL Policy.

          (g) Except as otherwise specifically provided in this Agreement or in the Conveyance Documents, Purchaser acknowledges that its sole and exclusive remedy after the Initial Closing with respect to any and all claims relating to this Agreement and the Conveyance Documents, the Acquisition and the other transactions contemplated hereby and thereby, the Businesses, the Acquired Assets, the Assumed Liabilities and the Excluded Liabilities (other than claims of, or causes of action arising from, fraud or wilful breach) shall be pursuant to the indemnification provisions set forth in this Article IX; provided, however, that the only remedy provided for any and all claims arising under Section 1.06 is provided in Section
1.06. In furtherance of the foregoing, Purchaser hereby waives, from and after the Initial Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or wilful breach) it may have against Seller arising under or based upon any Law (including any relating to environmental matters) or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in this Section 9.01).

          SECTION 9.02. Indemnification by Purchaser. From and after the Initial Closing, Purchaser shall indemnify Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a "Seller Indemnified Party") against, and hold them harmless from, against and in respect of any Loss, imposed on, sustained, incurred or suffered by any Seller Indemnified Party (payable promptly

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                                                                        102


upon written request), to the extent arising out of or resulting from:

          (i) any breach of any representation or warranty of Purchaser contained in this Agreement or in the certificates delivered pursuant to Section 7.03(a) or (b) hereto or in any other certificate delivered pursuant hereto;

          (ii) any breach of any covenant of Purchaser contained in this Agreement;

          (iii) any Assumed Liability or any liability of Cemax-Icon (except for any Pre-Closing Environmental Liability or any liability that is an Excluded Tax);

          (iv) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement or any other Transaction Document;

          (v) for any severance obligations other than those obligations that are considered Excluded Liabilities arising out of any claims or actions brought by any U.S. Transferred Employees that are (a) based upon a constructive termination theory in connection with the amount of compensation and pension and other benefit paid or made available by Purchaser to such U.S. Transferred Employees or (b) attributable to Purchaser's failure to offer employment to a U.S. Eligible Employee on terms consistent with Section 6.09;

          (vi) all severance obligations (a) mandated by local law or collective bargaining agreements with respect to Foreign Eligible Employees that are incurred as a result of (i) events occurring after a Foreign Eligible Employee accepts Purchaser's offer of employment,
     (ii) Purchaser's request that a Foreign Eligible Employee relocate to a Purchaser facility that is (X) outside such Foreign Eligible Employee's current country of employment or (Y) is not a current Purchaser facility or (iii) Purchaser's failure to offer employment to a Foreign Eligible Employee on terms consistent with this Agreement or
     (b) referred to in clause (A) of the last sentence of Section
     6.09(d)(i);

          (vii) 50% of all severance obligations mandated by local law or collective bargaining agreements with respect to Foreign Eligible Employees who decline an offer of employment by Purchaser that is consistent with Section 6.09(b); provided that Purchaser shall not be responsible for any such mandatory severance

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                                                                        103


     obligations (i) that arise as a result of the transactions contemplated by this Agreement for any reason other than those enumerated in this Section 9.02 or (ii) with respect to any customer service and support employees to whom Purchaser has made such an offer of employment (which offer was declined) if Purchaser in fact hires 406 customer service and support employees as contemplated by clauses
     (iii) of Section 6.09(a). Seller and Purchaser agree to cooperate in good faith to minimize any severance liabilities mandated by local law or collective bargaining agreement related to the Foreign Eligible Employees; or

          (viii) all liabilities of Seller with respect to the 1998 Payment and the 1999 Payment as set forth in Section 2.03.

          SECTION 9.03. Calculation of Losses; No Punitive Damages, etc.
(a) The amount of any Loss for which indemnification is provided under this
Article IX shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss (which amounts, however, shall be subject to subrogation by the indemnified party's insurer) and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

          (b) Notwithstanding anything to the contrary contained herein, no indemnified party shall be entitled to indemnification from any indemnifying party under this Article IX in respect of any punitive damages except for indemnification for punitive damages that are recoverable Losses and are paid by an indemnified party to a third party; provided, however, that this Section 9.03(b) shall not be interpreted to limit the provisions of Section 9.01(g) with respect to claims or causes of action resulting from fraud or wilful breach.

          SECTION 9.04. Termination of Indemnification. The obligations to indemnify and hold harmless any party, (i) pursuant to Section 9.01(a)(i) or 9.02(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 9.07, (ii) pursuant to Section 9.01(a)(iv), shall terminate on the close of

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business on the tenth anniversary of the Initial Closing Date and (iii)
pursuant to the other clauses of Sections 9.01 and 9.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (in accordance with the terms of Section 9.05) to the party to be providing the indemnification.

          SECTION 9.05. Procedures Relating to Indemnifica tion. (a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (other than a Tax Claim) (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim promptly (but in no event more than 30 days) following receipt by such indemnified party of notice of the Third Party Claim. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 9.01 or 9.02, except to the extent that the indemnifying party demonstrates that it has been actually prejudiced by such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party) at its own expense separate from the counsel employed by the indemnifying party (it being understood that the indemnifying party shall control such defense). The indemnifying party shall be liable for and shall reimburse the indemnified party for all costs, fees and expenses (including the fees and expenses of counsel employed by the indemnified party) for any period during which the

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                                                                        105


indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnifying party shall not, without the indemnified party's prior written consent, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim on a basis that would result in (i) the imposition of a Judgment that would restrict the future activity or conduct of the indemnified party or any subsidiary or affiliate thereof, or (ii) any monetary liability of the indemnified party that will not be paid or reimbursed by the indemnifying party.

          (c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.01 or 9.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim promptly (but in no event more than 30 days) following discovery by the indemnified party of such claim to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 9.01 or 9.02, except to the extent that the indemnifying party demonstrates that it has been prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under
Section 9.01 or 9.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9.01 or 9.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion

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thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to resolve such dispute in accordance with Section 11.09 hereof.

          (d) Environmental Claims. (i) Without limiting the other provisions of this Section 9.05, if Purchaser has a claim against Seller for a Pre-Closing Environmental Liability, Seller shall have the right but not the obligation to manage any investigation, remediation, corrective action or other activities ("Remedial Action") required to address the conditions giving rise to such claim. If Seller elects to manage any Remedial Action, Seller shall (A) provide Purchaser the opportunity to review in advance such Remedial Action to be taken or implemented and the form and substance of any plan, report or submission to be transmitted to any Governmental Entity regarding such Remedial Action, and (B) provide Purchaser quarterly (or more frequently if reasonably requested by Purchaser) written reports regarding the status of such Remedial Action, including any correspondence with any Governmental Entity regarding such Remedial Action. Seller and Purchaser shall negotiate in good faith to reach an agreement as to the scope of work regarding any Remedial Action. If Seller and Purchaser cannot agree as to such scope of work and the cost of implementing Purchaser's desired Remedial Action is in excess of that of Seller's desired Remedial Action, Seller shall implement Purchaser's desired Remedial Action; provided, however, that Seller's liability therefor shall be limited to the amount necessary to undertake and implement Seller's desired Remedial Action; provided, however, that Seller's Remedial Action does not materially impair the operation of the Businesses or value of the Acquired Assets; provided, further, however, that Remedial Actions involving reasonable engineering controls, institutional controls or site use restrictions shall not be considered material impairments of value (such amount, "Seller's Remedial Cost") and Purchaser shall be liable for any and all amounts in excess of Seller's Remedial Cost. Seller's Remedial Cost shall be determined by submitting requests for proposals and cost estimates based upon the scope of work for Seller's desired Remedial Action to three nationally recognized environmental remediation consultants/contractors (as reasonably selected by the Seller); Seller's Remedial Cost shall be the least cost alternative based upon such competitive bidding procedure.

          (ii) Purchaser and Seller shall maintain as confidential, except as otherwise required by Law, any non-public information exchanged or obtained in connection with any Remedial Action. Each party shall retain and, upon the other party's request, provide the requesting party any records and information which are reasonably relevant to

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such Remedial Action. Purchaser shall provide Seller, during normal business hours and upon prior request, reasonable access to any area on the Acquired Assets related to any such Remedial Action and to employees of Purchaser to provide additional information and explanation of any material provided hereunder.

          (iii) Any Remedial Action undertaken by Seller hereunder shall not materially interfere with the operation of the Businesses by Purchaser and shall not materially impair the operation or value of the Acquired Assets; provided, however, that Remedial Actions involving reasonable engineering controls, institutional controls or site use restrictions shall not be considered material impairments of value. Seller hereby indemnifies and holds Purchaser harmless against any Losses associated with, resulting from or arising out of the undertaking of any Remedial Action that Seller controls or manages pursuant to this Section 9.05(d) including any Losses arising out of Seller's access to or activities involving any Acquired Asset in connection therewith.

          (iv) If Seller does not elect to manage a Remedial Action, Purchaser shall assume such obligation. Thereafter, Purchaser shall (A) provide Seller the opportunity to approve (which approval shall not be unreasonably withheld or delayed) in advance such Remedial Action to be taken or implemented and the form and substance of any plan, report or submission to be transmitted to any Governmental Entity regarding such Remedial Action, and (B) provide Seller quarterly (or more frequently if reasonably requested by Seller) written reports regarding the status of such Remedial Action, including a reasonably detailed accounting of expenditures related to such Remedial Action and any correspondence with any Governmental Entity regarding such Remedial Action.

          (e) Detailed Notice. Any claim for indemnifica tion under this Agreement shall describe the claim in reasonable detail, include copies of any available material written evidence thereof and indicate the estimated amount of such claim and, in the case of a claim related to an environmental matter, shall include details regarding the precise nature and scope of the Loss together with any technical information such as sampling or testing results.

          (f) Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability after such party becomes aware of such claim or liability. In the event that an indemnified party shall fail to make such commercially

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                                                                        108


reasonable efforts to mitigate or resolve any claim or liability after such party becomes aware of such claim or liability then notwithstanding anything else to the contrary contained herein, the indemnifying party shall not be required to indemnify any person for any Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.

          SECTION 9.06. Procedures Relating to Tax Indemnification. (a) If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to Section
9.01 or 9.02, the party receiving such claim shall promptly notify the other party in writing of such claim (a "Tax Claim"). If the indemnified party receives notification of a Tax Claim and fails to notify the indemnifying party within a sufficient period of time to allow the indemnifying party to effectively contest such Tax Claim, or in reasonable detail to apprise the indemnifying party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Seller shall not be liable to the indemnified party, any of its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives to the extent that indemnifying party's position is actually prejudiced as a result thereof.


          (b) With respect to any Tax Claim (other than a Tax Claim relating solely to Taxes of Cemax-Icon for either a Straddle Period or a Post-Closing Tax Period), Seller shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that, in the case of a Tax Claim that relates to Cemax-Icon, with respect to each of the foregoing matters, Seller shall keep Purchaser informed concerning all material aspects of such proceedings, and shall pursue resolution of the Tax Claim diligently and in good faith, taking into account Seller's obligations under Section 9.01; and provided, further, however, that, if in the case of a Tax Claim that relates to Cemax-Icon, Purchaser reasonably determines that any of the foregoing conditions are not satisfied, Purchaser may at its option take complete control of the proceedings; provided, further, however, that if Purchaser takes control of the proceedings, Purchaser shall keep Seller informed concerning all material aspects of such proceedings. Seller and Purchaser shall jointly control all proceedings taken in

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connection with any Tax Claim relating solely to Taxes of Cemax-Icon for a
Straddle Period.

          (c) Purchaser, Cemax-Icon and each of their respective affiliates shall cooperate with Seller in contesting any Tax Claim, which cooperation shall include the retention and (upon Seller's request) the provision to Seller of records and information which are reasonably relevant to such Tax Claim, and making their employees available on a mutually convenient basis to provide additional reasonably relevant information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          (d) In no case shall Purchaser, Cemax-Icon or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without Seller's prior written consent. Neither party shall settle a Tax Claim to the extent relating to Taxes of Cemax-Icon for a Straddle Period without the other party's prior written consent.

          SECTION 9.07. Survival of Representations. The representations and warranties contained in this Agreement and in any document delivered in connection herewith shall, subject to clauses (i) through (iii) below, survive the Initial Closing solely for purposes of Article IX, (i) in the case of the representations and warranties contained in Sections 3.02, 3.09 and 3.16, they shall terminate at the close of business on the third anniversary of the Initial Closing Date, (ii) in the case of the representations and warranties contained in Sections 3.14 and 3.17(b), they shall terminate on the Initial Closing Date and (iii) in the case of all other representations and warranties contained in this Agreement, they shall terminate at the close of business on the second anniversary of the Initial Closing Date.


                                 ARTICLE X

                                Tax Matters

          SECTION 10.01. Preparation and Filing of Tax Returns and Amendments. (a) For any taxable period of Cemax-Icon that includes (but does not end on) the Initial Closing Date, (i) Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed prior to the Initial Closing and shall pay all Taxes due with respect to such Tax Returns, and (ii) Purchaser shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed after the Initial Closing and shall pay all Taxes due with respect to such Tax Returns; provided, however, that Purchaser shall

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                                                                        110


reimburse Seller and Seller shall reimburse Purchaser (each in accordance with the procedures set forth in Section 9.06) for any amount owed by Purchaser or Seller, respectively, pursuant to Section 9.01 with respect to the taxable periods covered by such Tax Returns. To the extent such Tax Returns relate to Cemax-Icon, the party responsible for preparing and filing such Tax Returns shall furnish such Tax Returns to the other party for such other party's approval (which approval shall not be unreasonably delayed or withheld) at least 15 calendar days prior to the due date for filing such returns.

          (b) For any taxable period of Cemax-Icon that ends on or before the Initial Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns; provided, however, that Seller shall not take any position on such returns that could result in a detriment to Purchaser or its affiliates (including Cemax-Icon after the Initial Closing) except to the extent such position is consistent with past practice.

          (c) Purchaser and Seller agree to cause Cemax- Icon to file all Tax Returns for the period including the Initial Closing Date on the basis that the relevant taxable period ended as of the close of business on the Initial Closing Date, unless the relevant Taxing Authority will not accept a Tax Return filed on that basis.

          (d) Notwithstanding any other provision in this Agreement, Seller shall be responsible for filing any amended or consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Initial Closing Date (with respect to United States Acquired Assets) and the applicable European closing Date (with respect to the European Acquired Assets) which are required as a result of examination adjustments made by the relevant Taxing Authority for such taxable years as finally determined. For those jurisdictions in which separate Tax returns are filed by Cemax-Icon, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to Cemax-Icon, for its approval (which approval shall not be unreasonably delayed or withheld), signature and filing at least 30 days prior to the due date for filing such Tax returns.

          SECTION 10.02. Cooperation. (a) Seller, Cemax- Icon and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, including maintaining and making available to each other all records necessary, in connection with Taxes (including in connection with preparing and filing all Tax Returns and in resolving all disputes and audits with

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                                                                        111


respect to all taxable periods relating to Taxes). Except as otherwise provided herein, the party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

          (b) Purchaser and Seller recognize that Seller and its affiliates will need access, from time to time, after the Initial Closing Date, to certain accounting and Tax records and information held by Cemax-Icon to the extent such records and information relate to the Pre-Closing Tax Periods; therefore, subject to the following sentence, Purchaser agrees, and agrees to cause Cemax-Icon, (i) to use their best efforts properly to retain and maintain such records until such time as Seller reasonably agrees that such retention and maintenance is no longer necessary and (ii) to allow Seller and its agents and representatives (and agents or representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller's expense. Purchaser and Seller recognize that after the Initial Closing records maintained by Cemax-Icon may contain competitive proprietary information which Purchaser will want to keep confidential from Seller and its affiliates and, accordingly, the parties agree to work together to provide Seller and its affiliates with information that they reasonably require without divulging any information that Purchaser considers competitive proprietary or confidential information.

          (c) Purchaser shall retain the books and records of Seller and Seller Subs included in the Acquired Assets for a period of seven years after the Initial Closing (with respect to United States Acquired Assets) and the applicable European Closing Date (with respect to the European Acquired Assets). After the end of such applicable seven-year period and before disposing of such books or records, Purchaser shall give notice to such effect to Seller and give Seller, at Seller's cost and expense, an opportunity to remove and retain all or any part of such books or records as Seller may select.

          SECTION 10.03. Refunds and Credits. Any refunds or credits of Taxes attributable to the Acquired Assets or of Cemax-Icon for any taxable period ending on or before the Initial Closing Date shall be for the account of Seller to the extent that any such refund can be obtained or any such credit utilized without considering income, loss or any other item arising in any Post-Closing Tax Period of Cemax-Icon or any taxable period of Purchaser or any other affiliate of Purchaser. Any refunds or credits of Taxes

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                                                                        112


attributable to the Acquired Assets or of Cemax-Icon for any taxable period or portion thereof beginning after the Initial Closing Date shall be for the account of Purchaser. Any refunds or credits of Taxes attributable to the Acquired Assets or of Cemax-Icon for any Straddle Period shall be equitably apportioned between Seller and Purchaser except that Seller shall be entitled to share only in the portion of any such refund which can be obtained or the portion of any such credit which can be utilized without considering income, loss or any other item arising in any Post-Closing Tax Period of Cemax-Icon. If Seller so requests and at Seller's expense, Purchaser shall, and shall cause Cemax- Icon to, file for and obtain any refunds or credits to which Seller is entitled under this Section 10.03; provided, however, that Cemax-Icon will not be required to take any position that could result in a detriment to Purchaser or its affiliates except to the extent such position is consistent with past practice and Seller shall indemnify Purchaser and its affiliates for any losses resulting from Purchaser (or Cemax-Icon) taking any position, at Seller's request under this provision, that is not consistent with past practice. Purchaser shall permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, shall, and shall cause Cemax-Icon to, authorize by appropriate powers of attorney such persons as Seller shall designate to represent Purchaser or Cemax-Icon with respect to such refund claim; provided, however, that, with respect to each of the foregoing matters, Seller shall keep Purchaser informed concerning all material aspects of the prosecution of the claim and all related proceedings and shall pursue resolution of the claim diligently and in good faith taking into account Seller's obligations under the preceding sentence. Purchaser shall, and shall cause Cemax- Icon to forward to Seller any such refund within 10 days after the refund is received (or reimburse Seller for any such credit within 10 days after the credit is allowed or applied against other Tax liability); provided, however, that any such amounts payable to Seller shall be net of any net Tax cost to Purchaser or any affiliate of Purchaser including Cemax-Icon attributable to the receipt of such refund and/or the payment of such amounts to Seller. Seller and Purchaser shall treat any payments under the preceding sentence that Seller shall receive pursuant to this Section 10.03 as an adjustment to the Purchase Price for United States Federal income Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to Purchaser or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price. For purposes of computing the net Tax cost to Purchaser or any affiliate of Purchaser referred to above, a Tax benefit shall be taken into account only to the extent that such person has realized an actual Tax savings which such person would not otherwise have realized, assuming such person

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                                                                        113


recognized all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt and payment of such amounts hereunder; and for the avoidance of doubt, such savings shall not include the Tax refund which Purchaser or its affiliate is obligated to pay over to Seller hereunder. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 9.06.

          SECTION 10.04. Transfer Taxes; Value Added Taxes. All Transfer Taxes applicable to the conveyance and transfer from Seller and Seller Subs to Purchaser of the Acquired Assets in an amount not exceeding $6,000,000 shall be equally shared by Seller and Purchaser; any of the foregoing in excess of $6,000,000 shall be borne by Seller. All Value Added Taxes applicable to the conveyance and transfer from Seller and Seller Subs to Purchaser of the Acquired Assets that shall not be recovered by Purchaser or the applicable Purchaser Buyer after Purchaser shall have used commercially reasonable best efforts to recover such Value Added Taxes ("Unrecovered Value Added Taxes") in an aggregate amount up to $2,000,000 shall be borne by Purchaser and all such Unrecovered Value Added Taxes in excess of $2,000,000 shall be shared equally by Seller and Purchaser. Seller shall cooperate with Purchaser in connection with Purchaser's efforts to recover any Value Added Taxes. Each Party shall use reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes and Value Added Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

          SECTION 10.05. Purchaser Activity on Initial Closing Date. On the Initial Closing Date, Purchaser shall cause Cemax-Icon to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the Initial Closing Date shall not permit Cemax-Icon to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability to Cemax-Icon in excess of Tax liability associated with the conduct of its business in the ordinary course.

          SECTION 10.06. Purchaser Activity Post-Closing. (a) Purchaser shall not, with respect to any Pre-Closing Tax Period, (i) file any amended Tax Return with respect to Cemax-Icon; (ii) carry back any loss or other Tax attribute of Cemax-Icon; or (iii) take any position with respect to Taxes of Cemax-Icon that would have the effect of shifting income from a Post-Closing Tax Period to a Pre-Closing Tax Period unless, in each case, Seller shall have consented in writing to such action by Purchaser.

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          (b) Purchaser shall not make any election under Section 338 of the Code, or other comparable election under state, local or foreign law with respect to the acquisition by Purchaser of the Cemax-Icon Shares.

          (c) Seller shall make an election under Treasury Regulation ss. 1.1502-32(b)(4) to waive all losses attribu table to Cemax-Icon which are carried to the first taxable year of Cemax-Icon following the closing date of the acqui sition of the stock of Cemax-Icon by Seller. Purchaser shall make an election under Treasury Regulation ss. 1.1502-32(b)(4) to waive all losses attributable to Cemax- Icon which are carried to the first taxable year of Cemax- Icon following the Initial Closing Date, which shall include a protective election to waive any of the losses referred to in the previous sentence to the extent not effectively waived by Seller's election; provided, that Purchaser makes no representations, warranties, covenants or guarantees of any kind as to the effectiveness or effect of such election (including such protective election).

          SECTION 10.07. Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement between Seller and any of its affiliates (other than Cemax- Icon), on the one hand, and Cemax-Icon, on the other, to be terminated on or before the Initial Closing Date and no amounts shall be due and payable thereunder.

          SECTION 10.08. Employee Withholding and Reporting Matters. With respect to the Transferred Employees, Purchaser shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 96-60, 1996-2 C.B. 399, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form W-3, Transmittal of Income and Tax Statements, Form 941, Employer's Quarterly Federal Tax Return, Form W-4, Employee's Withholding Allowance Certificate, and Form W-5, Earned Income Credit Advance Payment Certificate. The Seller and Purchaser agree to comply with the procedures described in Section 5 of Revenue Procedure 96-60.

          SECTION 10.09. Seller's Obligations with Respect to Cemax-Icon Payments. Seller shall comply with all Tax information reporting and withholding obligations in connection with any payment made by Seller pursuant to the Cemax-Icon Merger Agreement and upon request shall provide Purchaser, reasonably promptly, with documentary proof of such compliance.

          SECTION 10.10. Seller's Obligations with Respect to R&D Credit Information. In order for Purchaser to comply with Section 41(f)(3) of the Code and any Treasury Regulations issued thereunder, Seller shall provide Purchaser, reasonably promptly, with the relevant

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                                                                        115


information, including all supporting documentation necessary for Purchaser to establish that it has complied in all respects with such provisions; provided, however, that Seller shall provide Purchaser with such information at least 60 days before the relevant Tax Returns of the Purchaser are required to be filed (taking into account all extensions thereof).

                  SECTION 10.11. Italian Tax Certificates. Seller shall use its commercially reasonable efforts to obtain, or cause to be obtained, from the Italian taxing authorities tax certificates, relating to (i) income taxes, (ii) value-added taxes and (iii) any other material taxes for which such certificates may be requested, certifying that no deficiencies or claims for taxes covered by such certificates are pending with the applicable Italian taxing authority as of the date of such certificates; provided, that Seller shall initially request, or cause to be requested, such certificates promptly following the execution of this Agreement and shall use its commercially reasonable efforts to obtain, or cause to be obtained, such certificates through the date of the Initial Closing; provided, further, however, that Seller makes no representations, warranties, covenants or guarantees of any kind whatsoever as to the effect, if any, of such certificates.


                                 ARTICLE XI

                             General Provisions

          SECTION 11.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assign able, transferable or delegable by Purchaser or Seller (other than by operation of law in connection with a merger or consolidation of Purchaser or Seller) without the prior written consent of the other parties hereto; provided, however, that Purchaser may, subject to the conditions set forth in Section 1.05 but otherwise in its sole discretion, assign its rights to purchase specified Acquired Assets and to assume specified Assumed Liabilities (it being agreed that the specified Acquired Assets and Assumed Liabilities shall be assigned thereafter to the same Purchaser Buyer) to any Purchaser Buyer. Any attempted assignment in violation of this Section 11.01 shall be null and void.

          SECTION 11.02. No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

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                                                                        116



          SECTION 11.03. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when received, as follows:

          (i) if to Purchaser,

               Eastman Kodak Company
               345 State Street
               Rochester, NY 14650-0228
               Telephone:  (716)724-4332
               Telecopy:   (716)724-9448
               Attention:  General Counsel

     with a copy to:

               Sullivan & Cromwell
               125 Broad Street
               New York, New York 10004
               Telephone:  (212)-558-4000
               Telecopy:   (212)-558-3588
               Attention:  David Kies, Esq.; and

         (ii) if to Seller or any Seller Sub,

               Imation Corp.
               1 Imation Place
               Oakdale, MN 55128
               Telephone:  (612)-704-7844
               Telecopy:   (612)-704-7845
               Attention:   Chief Executive Officer and
                            President

               Imation Corp.
               1 Imation Place
               Oakdale, MN 55128
               Telephone:  (612)-704-4780
               Telecopy:   (612)-704-5950
               Attention:   General Counsel

     with copies to:

               Cravath, Swaine & Moore
               825 Eighth Avenue
               New York, New York 10019
               Telephone:  (212)-474-1000
               Telecopy:   (212)-474-3700
               Attention:  Susan Webster, Esq.

          SECTION 11.04. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained

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                                                                        117


in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall be deemed set forth for all purposes of any other Schedule to the extent that the context reasonably makes clear the applicability of such matter to such other Schedule. Notwithstanding the foregoing, no matter shall be deemed set forth for purposes of Schedule 3.03, Schedule 3.04 or Schedule 3.20 unless set forth in such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          (b) For all purposes hereof the following defined terms have the meanings set forth below:

          "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          "Bank Credit Agreements" means (A) the Credit Agreement among Seller, the Lenders named therein and Citicorp USA, Inc., as Agent, dated as of July 1, 1996, as amended as of September 10, 1997, as further amended as of March 30, 1998, and (B) the Loan Agreement between Cemax-Icon and Dominion Fund IV, a Delaware Limited Partnership, dated as of October 30, 1996, and any agreements restating, amending or refinancing either of the foregoing.

          "business day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

          "Cemax-Icon" means Cemax-Icon, Inc., a Delaware corporation.

          "Cemax-Icon Merger Agreement" means the Agreement and Plan of Merger dated as of May 13, 1997, among Seller, CI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Seller, and Cemax-Icon.


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                                                                        118


          "Commercial Documents" means the Supply Agreements, the Shared Facilities Agreement and the Transition Services Agreement.

          "Conveyance Documents" means the Intellectual Property
Agreements, the Local Asset Purchase Agreements, if any, and the separate deeds, contracts/bills of sale, assignments and other transfer instruments executed and delivered in accordance with Section 2.02 and in connection with this Agreement.

          "Distribution Agreement" means the Distribution Agreement dated November 30, 1998 between the Purchaser and the Seller.

          "Document Imaging Supply Agreement" means the Private Label Supply Agreement dated as of July 31, 1998 and amended and restated as of November 30, 1998 between Seller and Purchaser.

          "European Businesses" means the Businesses conducted in and from the European Territories.

          "European Closing Documents" means (i) the Local Asset Purchase Agreements for each of the European Territories and (ii) all other deeds, bills of sale, assignments and other instruments of transfer or other documents which Seller and Purchaser agree are necessary to consummate all of the European Acquisitions.

          "European Purchaser Tax Act" means any action taken (other than any such action expressly required or permitted by this Agreement) or the failure to take any action required under this Agreement after the Initial Closing by Purchaser, any of its affiliates (including Cemax-Icon), or any transferee of Purchaser or any of its affiliates, in each case with respect to the European Businesses.

          "European Territories" means Italy, France, the United Kingdom, the Netherlands, Belgium, Germany, Spain, Denmark, Norway, Switzerland, Austria, the United Arab Emirates, Finland, Greece and Poland. The parties understand that the European Businesses are conducted from two separate legal entities in the Netherlands and agree that each such entity shall be treated as a separate European Territory for purposes of this Agreement. The parties agree that the businesses conducted from the European Territories in Sweden from Denmark and in Russia from the Netherlands are included in the European Businesses.

          "Excluded Intellectual Property" means U.S. Patent Nos. 5,254,480 and 5,525,527 (process for producing solid

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                                                                        119


state radiation detectors) and any other issued patents or pending patent applications based on U.S. Patent Applications Serial No. 839,268, filed February 20, 1992, or claiming priority therefrom, any of their counterpart patents and patent applications in countries outside the United States, and any claims for infringement of the aforementioned patent rights including, but not limited to, claims pending in Imation Corp. v. Sterling Diagnostic Imaging, Inc., Civil No. 97-2475 PAM/JUL in the U.S. District Court, District of Minnesota, Third Division and Sterling Diagnostic Imaging, Inc. and Direct Radiography Corp. v. Imation Corp., Civil No. 97-637 in U.S. District Court for the District of Delaware.

          "Excluded Taxes" means (i) any Taxes imposed on or with respect to Seller, any Seller Sub or any entity that is or was an affiliate of any of the foregoing at any time (other than Cemax-Icon), including any Taxes imposed pursuant to Treas. Regs. ss. 1.1502-6 or a similar provision of any state, local or foreign income tax law imposing joint and several liability upon the members of a consolidated, combined, affiliated or unitary group and any liability as a result of any express or implied obligation of such person to indemnify any other person for any Taxes, (ii) any Taxes imposed on or with respect to Cemax-Icon (A) for or in respect of any Pre-Closing Tax Period or (B) pursuant to Treas. Regs. ss. 1.1502-6 or a similar provision of any state, local or foreign income tax law imposing joint and several liability upon the members of a consolidated, combined, affiliated or unitary group as a result of having been a member of such a group during any Pre-Closing Period, and any liability of Cemax-Icon as a result of any express or implied obligation to indemnify any other person for any Taxes,
(iii) any Taxes arising from or related to the ownership or operation of the US/MOW Acquired Assets for any Pre-Closing Tax Period, and any Taxes arising from or related to the ownership or operation of the European Acquired Assets in each European Territory for any taxable period, or portion thereof, ending on or before the European Closing with respect to such European Territory, (iv) any Transfer Taxes or Value Added Taxes attributable to the Acquisition (which shall be governed by Section 10.04) and (v) any Taxes attributable to a Seller Tax Act. For purposes of this definition, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date except that any exemption, allowances, credits or deductions

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that are calculated on an annual basis shall be prorated in the same manner as Property Taxes.

          "Existing 3M Intellectual Property Agreement" means the
Intellectual Property Rights Agreement dated as of July 1, 1996, between Seller and 3M.

          "Ferrania Facility" means the facility in Ferrania, Italy owned and operated by Imation or any affiliate of Imation.

          "Florida Facility" means the facility in Florida, Argentina owned and operated by Imation or any affiliate of Imation.

          "GAAP" means generally accepted accounting principles in the United States.

          "including" means including, without limitation.

          "Intellectual Property Agreements" means the Seller Intellectual Property Agreement and the 3M Intellectual Property Agreement.

          "Letter of Credit" means the Letter of Credit as defined in the Loan Agreement.

          "Knowledge" means with respect to Seller, the actual knowledge of Messrs. William Monahan, Robert Edwards, Michael McQuade, Brad Sauer, James Wales, Chuck Osterlein, Paul Zeller, Remy Labreuil (limited to the Knowledge of Mr. Labreuil with respect to the Businesses in Europe), Kevin Rubey, Gary Lyons and Cliff Pinder, and, in addition, (i) with respect to
Section 3.17(b) only, Ms. Sarah Ethier, (ii) with respect to Sections 3.16 and 3.18 only, Mr. Dennis Farmer, (iii) with respect to Section 3.07 only, Messrs. William Bauer and William Weimar and (iv) with respect to Sections 3.04(c), 3.17(a) and 3.21 only, Messrs. Greg Wagner and Joe Huddle; provided, however, that with respect to the period prior to the Spin-Off Date, "Knowledge" shall mean the actual knowledge of Messrs. Cliff Pinder, James Wales and Michael McQuade, and with respect to Section 3.17(b) only, Ms. Sarah Ethier.

          "LIBOR" means, for any month, the rate of interest per annum (rounded upward, if necessary, to the next 1/16th of 1%) as the rate at which deposits in U.S. dollars in the approximate amount of the Loan and having a one month maturity are offered by Bank of America NT&SA to major banks in London eurocurrency market at approximately 11:00 a.m. (London time) two business days prior to the first business day of such month. LIBOR shall be calculated on the basis of a 360-day year on the actual number of days elapsed.


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                                                                        121


          "License Agreement" means the license agreement dated as of July 31, 1998 and amended and restated as of November 30, 1998 between Seller and Purchaser.

          "Loan Agreement" means the Loan Agreement dated as of November 30, 1998 between Imation Europe BV, a corporation established in the Netherlands and a wholly owned subsidiary of Seller, and Kodak Nederland BV, a corporation established in the Netherlands and a wholly owned subsidiary of Purchaser.

          "Local Asset Purchase Agreements" means the asset purchase agreements between Seller and Purchaser (or their respective relevant subsidiaries), the form of which shall be negotiated in good faith by the parties, pursuant to which certain Acquired Assets shall be sold pursuant to the terms of such agreements.

          "MOW" means each of the countries in which the Businesses are conducted other than the United States and the European Territories.

          "Non-European Transferred Employee" means any Transferred Employee not employed in Europe.

          "Operating Agreement" means the Operating Agreement between 3M and General Electric Capital Corporation dated as of December 6, 1995.

          "ordinary course of business and consistent with past practices" means the Seller's ordinary course of business after the Spin-Off Date.

          "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity or body.

          "Portfolio Purchase Agreement" means the Portfolio Purchase Agreement between 3M and General Electric Capital Corporation dated as of December 6, 1995, as amended by the Agreement Relating to Portfolio Purchase Agreement and Operating Agreement dated July 1, 1996, among General Electric Corporation, 3M and Seller.

          "Pre-Closing Tax Period" means any taxable period ending on or before the Initial Closing Date and the portion ending on the Initial Closing Date of any taxable period that includes (but does not end on) such day.

          "Post-Closing Tax Period" means any taxable period or a portion thereof that is not included in a Pre-Closing Tax Period.


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                                                                        122


          "Primary European Territories" means Italy, France, the United Kingdom, the Netherlands, Germany, Austria, Belgium, Denmark, Norway, Spain and Switzerland.

          "Property Taxes" means real, personal and intangible property Taxes (other than any such taxes imposed in connection with a net income, gain or franchise tax), including any penalties, interest and additions to Tax.

          "Purchaser Buyer" means any wholly owned subsidiary of Purchaser.

          "Related to the Businesses" means (a) in the case of any Acquired Assets, used primarily in, or held for use primarily in, the operation or conduct of the Businesses as operated or conducted by Seller and Seller Subs on the Initial Closing Date,(b) in the case of any Assumed Liabilities, relating to or arising out of the operation or conduct of the Businesses on the Initial Closing Date prior to, at or following the Initial Closing. For purposes of this definition, "primarily" means at least 50%.

          "Related to the European Businesses" means (a) in the case of any Acquired Assets, used primarily in, or held for use primarily in, the operation or conduct of the European Businesses as operated or conducted by Seller and Seller Subs on the applicable European Closing Date,(b) in the case of any Assumed Liabilities, relating to or arising out of the operation or conduct of the European Businesses on the applicable European Closing Date prior to, at or following the applicable European Closing. For purposes of this definition, "primarily" means at least 50%.

          "Relevant Date" means July 30, 1993.

          "Seller Intellectual Property Agreement" means the intellectual property agreement dated as of July 31, 1998 and amended and restated as of November 30, 1998 between Seller and Purchaser.

          "Seller Subs" means those subsidiaries of Seller listed on
Schedule 11.04.

          "Seller Tax Act" means any action (including any election made or deemed made under Section 338 of the Code with respect to Cemax-Icon) taken (other than any such action expressly required or permitted by this Agreement) or the failure to take any action required under this Agreement by Seller, any of its affiliates, or any transferee or successor of Seller or any of its affiliates (other than Purchaser or any of its affiliates).


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                                                                        123


          "Settlement Agreement" means the release agreement dated as of July 31, 1998 and amended and restated as of November 30, 1998 among Seller, Purchaser and 3M.

          "Shared Facilities Agreement" means the one or more shared facilities agreements between Seller and Purchaser, which shall reflect the terms provided for in Exhibit C and shall be substantially in the forms included as part of Exhibit C.

          "Spin-Off Agreement" means the Transfer and Distribution Agreement between 3M and Seller dated as of June 18, 1996.

          "Spin-Off Date" means the date of the spin-off of Seller from 3M on July 1, 1996.

          "Straddle Period" means any taxable period that includes (but does not end on) the Initial Closing Date.

          "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          "Supply Agreements" mean the X-ray/ Wet Laser Supply Agreement and the Document Imaging Supply Agreement.

          "Termination Event" means any of the following: (a) Seller or Purchaser terminates this Agreement because a court of competent jurisdiction issues a preliminary Judgment that prohibits the Acquisition (or a portion thereof) on antitrust grounds, (b) at any time on or after the one-year anniversary of July 31, 1998, all required antitrust clearances (or similar acts) shall not have been obtained and Purchaser terminates this Agreement or (c) at any time on or after the one-year anniversary of July 31, 1998 (i) all required antitrust clearances (or similar acts) shall not have been obtained, (ii) Purchaser shall not be actively contesting any motion by any regulatory authority for a preliminary Judgment prohibiting the Acquisition (or a portion thereof) on antitrust grounds and (iii) Seller terminates this Agreement.

          "3M Intellectual Property Agreement" means the agreement dated July 31, 1998 and amended and restated on November 30, 1998 among 3M, Seller and the Purchaser.

          "Transaction Documents" means this Agreement, the Conveyance Documents, the Loan Agreement, the Distribution Agreement, and the Commercial Documents.

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          "Transfer Taxes" means transfer, documentary, sales, use,
registration and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and filing or recording fees, and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Acquisition and the other transactions contemplated hereby and thereby; provided, that Transfer Taxes shall not include Value Added Taxes.

          "Transition Services Agreement" means the Transitional Support Services Agreement dated July 31, 1998 and amended and restated on November 30, 1998 between Seller and Purchaser.

          "United States" means United States of America.

          "U.S. Antitrust Laws" means and includes the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other United States Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

          "US/MOW Businesses" means the Businesses conducted in and from the United States and MOW.

          "US/MOW Purchaser Tax Act" means any action (including any election made or deemed made under Section 338 of the Code with respect to Cemax-Icon) taken (other than any such action expressly required or permitted by this Agreement) or the failure to take any action required under this Agreement after the Initial Closing by Purchaser, any of its affiliates (including Cemax-Icon), or any transferee of Purchaser or any of its affiliates, in each case with respect to the US/MOW Businesses .

          "Value Added Tax" means any Tax imposed on the incremental value added upon the supply of property or services (the "Supplied Property or Services") computed as a percentage of the value or price of such Supplied Property or Services, where by law such Tax paid by a purchaser to a supplier is subject to recovery by a refund or a credit against the corresponding Tax collected by such purchaser upon the subsequent supply by such purchaser of (i) such Supplied Property or Services or (ii) any property or services into which such Supplied Property of Services are considered to have been input.


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                                                                        125


          "White City Supply Agreement" means the White City Supply Agreement dated as of November 30, 1998 between Seller and Purchaser.

          "X-ray/Wet Laser Supply Agreement" means the X- Ray/Wet Laser Supply Agreement dated as of July 31, 1998 and amended and restated as of November 30, 1998 between Imation S.p.A. and Purchaser.

          (c) For all purposes hereof the following defined terms have the meaning set forth in the relevant Section referred to below:

    1998 Cemax-Icon Certificate                2.03(a)
    1998 Payment Date                          2.03(a)
    1999 Cemax-Icon Certificate                2.03(d)
    1999 Payment Date                          2.03(d)
    3M                                         Preamble
    3M Health Care Plans                       6.09(c)(ii)
    3M Pension Plans                           6.09(c)(ii)
    ABO Amount                                 6.09(d)(i)
    Accounting Firm                            1.06(e)
    Accumulated Benefit Obligation             6.09(d)(i)
    Acquired Assets                            1.02(c)
    Acquisition                                1.01(b)
    Acquisition Proposal                       6.02(a)
    Assigned Contracts                         1.02(b)(viii)
    Assigned Permits                           1.02(b)(vii)
    Assumed Liabilities                        1.03(b)
    Balance Sheet                              3.04(a)
    Benefit Plans                              3.16(b)(i)
    Best Efforts                               6.05
    Business Day                               11.09(a)(i)
    Business Property                          3.06
    Businesses                                 Preamble
    Businesses Financial Statements            3.04(a)
    Cemax-Icon Intellectual Property           3.07(f)
    Cemax-Icon Payments                        1.01(a)
    Cemax-Icon Shares                          1.02(a)(ix)
    Closed Territories                         2.06(b)(ii)
    Closing Agreement                          3.14(b)(vi)
    Code                                       3.14(a)
    Commercially Reasonable Efforts            6.06(b)
      to Obtain Consents
    Competitive Activities                     6.13(a)
    Confidentiality Agreement                  6.04
    Consent                                    3.03(b)
    Continuation Coverage                      6.09(c)(vi)
    Continuation Period                        6.09(b)(ii)
    Continuing Territories                     2.06(b)(ii)
    Contract Employees                         6.09(a)(i)
    Contracts                                  1.02(a)(viii)
    Corporate Staff Employees                  6.09(a)(i)
    CSS Employees                              6.09(a)(i)

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                                                                        126


    Current Products                           3.21(a)(i)
    Cut-Off Date                               6.17
    Data Storage Media                         6.13(a)
    Deficiency Amount                          2.06(c)(ii)
    Dispute                                    11.09(a)
    Dispute Notice                             11.09(a)(i)
    Divested Operations                        6.18(b)
    DOJ                                        6.05
    Eligible Employees                         6.09(a)(ii)
    Employee Leasing Agreement                 6.09(b)(i)
    Employee Pension Benefit Plans             3.16(a)(i)
    Employee Welfare Benefit Plans             3.16(a)(i)
    Environmental Laws                         3.17(b)
    ERA Notice                                 2.05(b)
    ERA Payment                                2.05(c)
    ERISA                                      3.16(a)(i)
    European Acquired Assets                   1.02(b)
    European Acquisitions                      1.01(b)
    European Assigned Contracts                1.02(b)(viii)
    European Assigned Permits                  1.02(b)(vii)
    European Assumed Liabilities               1.03(b)
    European Benefit Plans                     3.16(b)(i)
    European Business Acquisition
      Proposal                                 6.02(b)
    European Closing                           2.01(b)(i)
    European Closing Date                      2.01(b)(i)
    European Eligible Employees                6.09(a)(ii)
    European Inventory                         1.02(b)(ii)
    European Investments                       1.02(b)(ix)
    European Personal Property                 1.02(b)(iii)
    European Premises                          1.02(b)(i)
    European Purchase Price                    1.01(b)
    European Receivables                       1.02(b)(iv)
    European Records                           1.02(b)(xiii)
    European Transferred Employees             6.09(b)(i)
    Excess Amount                              2.06(c)(i)
    Excess Assets                              6.09(d)(iii)
    Exchange Act                               3.03(b)(ii)
    Excluded Assets                            1.02(c)
    Excluded Liabilities                       1.03(c)
    Expenses                                   6.07(b)
    Ferrania Facility Payment                  1.01(c)
    Final Closing                              2.01(b)(iii)
    Final Closing Date                         2.01(b)(iii)
    Foreign Eligible Employees                 6.09(a)(ii)
    Foreign Person                             3.14(b)(x)
    Foreign Service Liability                  6.09(d)(i)
    Foreign Transferred Employees              6.09(b)(i)
    Former Product Registrations               3.21(e)(ii)
    Former Products                            3.21(a)(ii)
    FTC                                        6.05
    Funded Foreign Service Liability           6.09(d)(i)
    German Document Imaging Employees          6.09(a)(i)
    Governmental Entity                        3.03(i)

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                                                                        127


    Grandfathered Employees                    6.09(c)(ii)
    Hazardous Substances                       3.17(b)
    HSR Act                                    3.03(b)(i)
    Imation                                    1.02(c)(iv)
    Individual                                 9.01(b)
    Indemnified Party                          9.05(a)
    Initial 60-Day Period                      1.06(c)
    Initial Acquisition                        1.01(a)
    Initial Closing                            2.01(a)
    Initial Closing Date                       2.01(a)
    Initial Closing Date Purchase Price        1.01(a)
    Initial Payment                            6.16(b)(i)
    Initial Purchase Price                     1.01(a)
    Intellectual Property                      1.02(a)(v)
    Interest Amount                            2.05(b)
    Inventory                                  1.02(b)(ii)
    Investigation Period                       1.06(d)
    Investments                                1.02(a)(ix)
    Italian Prepayment Amount                  2.02(a)(vi)
    Judgment                                   3.03(a)(iii)
    Law                                        3.03(a)(iii)
    Leased Property                            3.06
    Liabilities                                1.03(a)
    Liens                                      3.05(a)
    Losses                                     9.01(a)
    Material Impairment                        6.05
    Mediation Notice                           11.09(a)(iv)
    Most of World                              6.03(b)(i)
    Multi-employer plan                        3.16(a)(iii)
    Net Asset Notice                           2.06(b)
    Net Aset Payment                           2.06(h)
    Net Proceeds                               1.01(c)
    Non-European Benefit Plans                 3.16(b)(i)
    Non-European Eligible Employees            6.09(a)(ii)
    Non-European Transferred Employees         6.09(b)(i)
    Non-U.S. Competition Laws                  3.03(b)(i)
    Notice of Disagreement                     1.06(e)
    Notice of Working Capital Breach           1.06(d)
    Officers                                   11.09(a)(iii)
    OSHA                                       3.18(a)(ix)
    Owned Property                             3.06
    Payment Amount                             2.05(b)
    Payment Period                             2.05(b)
    Permits                                    3.11
    Permitted Liens                            3.05(a)
    Personal Property                          1.02(b)(iii)
    Pre-Closing Environmental
      Liability                                9.01(a)(iv)
    Premises                                   1.02(b)(i)
    Proceedings                                3.15
    Product Registrations                      3.21(e)(i)
    Products                                   3.21(a)(i)
    Prohibited Transaction                     3.16(a)(vi)
    Projected Benefit Obligation               6.09(d)(i)

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                                                                        128


    Purchase Price                             1.01(b)
    Purchaser                                  Preamble
    Purchaser Claim                            9.01(c)
    Purchaser Indemnified Party                9.01(a)
    Purchaser Material Adverse
      Effect                                   5.01
    Purchaser Notice                           9.01(c)(i)
    Qualifying Events                          6.09(c)(vi)
    Recalculation Date                         8.03(b)
    Recalculation Notice                       8.03(b)
    Receivables                                1.02(b)(iv)
    Records                                    1.02(b)(xiii)
    Relevant Country Severance Amount          8.04(b)
    Remedial Action                            9.05(d)(i)
    Response                                   11.09(a)(i)
    Retained Premises                          1.02(c)(i)
    Section 2.07 Notice of Disagreement        2.07(a)
    Section 2.07 Accounting Firm               2.07(a)
    Section 3.07 Intellectual Property         3.07(a)
    Seller                                     Preamble
    Seller Existing CGL Policies               6.18(a)
    Seller Financial Statements                3.04(a)
    Seller Foreign Benefit Plans               3.16(b)(i)
    Seller Indemnified Party                   9.02
    Seller Material Adverse Effect             3.01
    Seller U.S. Benefit Plans                  3.16(a)(i)
    Seller U.S. Pension Plans                  3.16(a)(i)
    Seller's Remedial Cost                     9.05(d)(i)
    Specified Closing Date                     2.01(b)(ii)
    Statement                                  1.06(d)
    Statement of Operating Revenues
      and Expenses                             3.04(a)
    Stay Bonus Program                         6.09(a)(ii)
    Supplies                                   6.17
    Tax                                        3.14(a)
    Tax Claim                                  9.06(a)
    Tax Exempt Use Property                    3.14(b)(xvii)
    Tax Return                                 3.14(a)
    Taxing Authority                           3.14(a)
    Technology                                 1.02(a)(vi)
    Terminated Territories                     2.06(b)(iv)
    Termination Notice                         8.04(b)
    Termination Payment Date                   8.04(b)
    Third Party Claim                          9.05(a)
    Transferred Employees                      6.09(b)(i)
    Transferred Intellectual Property          1.02(a)(v)
    Transferred Technology                     1.02(a)(vi)
    True Up Notice                             6.16(b)(ii)
    U.S. Eligible Employees                    6.09(a)(ii)
    U.S. Transferred Employees                 6.09(b)(i)
    Underfunded Foreign Service
      Liability                                6.09(d)(i)
    United States real property interest       3.14(b)(x)


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                                                                        129


    Unrecovered Value Added Taxes              10.04
    US/MOW Acquired Assets                     1.02(a)
    US/MOW Assigned Contracts                  1.02(a)(viii)
    US/MOW Assigned Permits                    1.02(a)(vii)
    US/MOW Assumed Liabilities                 1.03(a)
    US/MOW Inventory                           1.02(a)(ii)
    US/MOW Investments                         1.02(a)(ix)
    US/MOW Personal Property                   1.02(a)(iii)
    US/MOW Premises                            1.02(a)(i)
    US/MOW Receivables                         1.02(a)(iv)
    US/MOW Records                             1.02(a)(xiii)
    Working Capital                            1.06(a)(iii)
    Working Capital Election Notice            1.06(c)
    Working Capital Shortfall                  1.06(b)

          SECTION 11.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          SECTION 11.06. Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement and the Letter Agreement dated as of July 31, 1998 between Seller and Purchaser, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Documents or the Confidentiality Agreement.

          SECTION 11.07. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent or purpose of such invalid, illegal or unenforceable provision (or portion thereof) and (ii) such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          SECTION 11.08. Consent to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County or (b) the United States District Court for the Southern District of New York, for the purposes of any suit,

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                                                                        130


action or other proceeding arising out of this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby. Each of Purchaser and Seller agrees to commence any such action, suit or proceeding in (i) the United States District Court for the Southern District of New York or (ii) if such suit, action or other proceeding may not be brought in either such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.03 hereof shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to juris diction in this Section 11.08. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          SECTION 11.09. Dispute Resolution; Pre-Closing Waiver of Consequential and Punitive Damages. (a) Except as otherwise expressly set forth in this Agreement, all controversies, claims or disputes that arise out of or relate to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, or the commercial, economic or other relationship of the parties thereto, whether such claim is based on rights, privileges or interests recognized by or based upon statute, contract, tort, common law or otherwise and whether such claim existed prior to or arises on or after July 31, 1998 (a "Dispute") shall be resolved in accordance with the provisions of this Section 11.09.

          (i) Dispute Notice and Response. A party may give another party written notice (a "Dispute Notice") of any Dispute which has not been resolved in the normal course of business. Within 15 Business Days (as defined below) after delivery of the Dispute Notice, the receiving party shall submit to the other party a written response (the "Response"). The Dispute Notice and the Response shall each include
     (A) a statement setting forth the position of the party giving such notice, a summary of the arguments supporting such position and, if

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                                                                        131


     applicable, the relief sought and (B) the name and title of a senior manager of such party who has authority to settle the Dispute and will be responsible for the negotiations related to the settlement of the Dispute (the "Senior Manager"). For purposes of this Section 11.09, a "Business Day" shall mean any day that is not a Saturday, Sunday or a holiday on which national banks in New York City, New York or St. Paul, Minnesota are closed for business.

          (ii) Negotiation Between Senior Managers. (A) Within 10 days after delivery of the Response provided for in clause (i), the Senior Managers of both parties shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute that is the subject of such Dispute Notice. If such Dispute has not been resolved within 30 days after delivery of the Dispute Notice, then the parties shall attempt to settle the Dispute pursuant to clause (iii).

               (B) All negotiations between the Senior Managers pursuant to this clause (ii) shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

          (iii) Negotiation Between Senior Officers. (A) If the Dispute Notice has been delivered and the Dispute has not been resolved by negotiation between the Senior Managers pursuant to clause (ii), then within 10 Business Days after the expiration of the 30 day period provided in clause (ii), the President and Chief Operating Officer of the Purchaser and the Chief Executive Officer of the Seller (the "Officers") shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute that is the subject of such Dispute Notice. If such Dispute has not been resolved within 20 Business Days after the expiration of the 30-day period provided in clause (ii), then either party may refer the Dispute to mediation in accordance with clause
     (iv).

               (B) All negotiations between the Officers pursuant to this clause (iii) shall be treated as compromise and settlement negotiations.

               Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

          (iv) Mediation. (A) If the Dispute Notice is delivered at or after the Initial Closing and the Dispute has not been resolved by negotiation between the Senior Managers pursuant to clause (ii) or the Officers pursuant to clause (iii), then within five Business Days after the expiration of the 20 Business Day period provided in clause
     (iii), any party may initiate non-binding mediation hereunder by giving a notice of mediation (a "Mediation Notice") to any other party.

               (B) Selection of Mediator. The mediator shall be Layn Phillips unless either party by written notice to the other party requests that a mediator other than Mr. Phillips be selected. In the event that Mr. Phillips will not act as mediator as provided in the preceding sentence, or is not available to act as mediator, or either party objects to Mr. Phillips as mediator, then the mediator shall be jointly appointed by the parties; provided, however, that in the event the parties cannot reach agreement, the mediator shall be designated by the Center for Public Resources. The parties intend that the mediator be independent and impartial. To this end, the mediator shall disclose to the parties any professional or social relationships, present or past, with any party (or its affiliates), including any party's (or its affiliates') directors, officers and supervisory personnel and counsel.

               (C) Location. Any non-binding mediation that takes place pursuant to this clause (iv) shall be conducted in New York City, New York, unless otherwise agreed.

               (D) Governing Law. The Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the parties, shall govern any non-binding mediation pursuant to this clause (iv).

               (E) Mediation Process. (1) All non-binding mediation that takes place pursuant to this clause (iv) shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such non-binding mediation which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

                    (2) In the mediation, each party shall be represented
               by an executive officer. No party shall be obligated to attend mediation proceedings for more than an aggregate of five days.

          (v) Disputes; Consent to Jurisdiction. (A) Except as otherwise expressly provided in this Agreement, no party shall be entitled to commence or maintain any action, suit or other proceeding against any other party regarding any Dispute.

               (B) Notwithstanding anything in this Agreement or this
               Section 11.09 to the contrary, either party to this Agreement may at any time seek from (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York in accordance with Section 11.08, any interim, provisional or injunctive relief that may be necessary to protect the rights or property of such party or maintain the status quo before, during or after the pendency of the negotiation process or the arbitration proceeding or any other proceeding contemplated by this Agreement.

     (b) Notwithstanding anything to the contrary in this Agreement, if the Initial Closing shall not occur, each of the Seller and Purchaser hereby waive the right to seek any form of punitive, special, indirect or consequential damages against the other party or any subsidiary or affiliate of the other party; provided, however, that the foregoing waiver shall not apply to any party to the extent that the Initial Closing did not occur or this Agreement was terminated primarily as a result of or based on an intentional or wilful breach by the other party and such damages are based upon, relate to or arise out of such intentional or wilful breach.

          SECTION 11.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO

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                                                                        134

AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.


          IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.


                                   IMATION CORP.,

                                     by
                                        --------------------------
                                        Name:
                                        Title:


                                   EASTMAN KODAK COMPANY,

                                     by
                                        --------------------------
                                        Name:
                                        Title: